As filed with the Securities and Exchange Commission on March 31, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHLAND HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)

1600
(Primary Standard Industrial Classification Code Number)

87-1783910
(I.R.S. Employer Identification Number)

1100 Kubota Drive
Grapevine, Texas 76051
(817) 293-4263
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank S. Renda
President and Chief Executive Officer
1100 Kubota Drive
Grapevine, Texas 76051
(817) 293-4263
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William R. Rohrlich, II
Winstead PC
600 Travis Street, Suite 5200
Houston, Texas 77002
Telephone: (281) 681-5912

From time to time after the effective date of this registration statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. Neither we nor the selling securityholders may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION – DATED MARCH 31, 2023

PRELIMINARY PROSPECTUS

53,669,877 Shares of Common Stock,
585,502 Private Warrants,
14,385,502 Shares of Common Stock Issuable Upon Exercise of Warrants

This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of (i) up to 53,669,877 shares of our common stock, par value $0.0001 per share (“Common Stock”); and (ii) up to 585,502 warrants to purchase Common Stock at an exercise price of $11.50 per share (the “Private Warrants”) originally issued in a private placement in connection with our initial public offering. We will not receive any proceeds from any sale of shares of Common Stock by the Selling Securityholders pursuant to this prospectus.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 14,385,502 shares of Common Stock, which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of the 585,502 Private Warrants (including shares that may be issued to the holder in lieu of fractional shares); and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of the 13,800,000 warrants to purchase Common Stock (including shares that may be issued to the holder in lieu of fractional shares) at an exercise price of $11.50 per share (the “Public Warrants,” and together with the Private Warrants, the “Warrants”) originally issued in our initial public offering. We will receive the proceeds from any exercise of any Warrants for cash.

We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE (as defined below) listing fees and fees and expenses of our counsel and our independent registered public accounting firm. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities.

We are registering the shares of Common Stock for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will offer or sell any of the shares of Common Stock. The Selling Securityholders or their permitted transferees may offer, sell or distribute all or a portion of their shares of Common Stock publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Common Stock in the section entitled “Plan of Distribution.”

You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.

Our Common Stock and our Warrants are listed on the NYSE American LLC (“NYSE”) under the symbols “SLND” and “SLNDW” respectively. On March 30, 2023, the closing price of our Common Stock was $8.51 and the closing price for our Public Warrants was $0.79.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is         , 2023.

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INTRODUCTORY NOTE

As previously disclosed, on May 25, 2022, Southland Holdings, Inc. (“Southland” or the “Company,” known prior to the Closing Date (as defined below) as Legato Merger Corp. II (“Legato II”)) entered into an Agreement and Plan of Merger, dated as of May 25, 2022 (the “Merger Agreement”), by and among the Company, Southland Holdings LLC, a Texas limited liability company (“Southland LLC”), and Legato Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Legato II (“Merger Sub”).

On February 14, 2023 (the “Closing Date”), as contemplated by the Merger Agreement, Merger Sub merged with and into Southland LLC, with Southland LLC surviving as a wholly-owned subsidiary of the Company, and with the former securityholders of Southland LLC (the “Southland Members”) becoming securityholders of the Company (the “Merger”). The Merger and other transactions contemplated by the Merger Agreement are referred to collectively herein as the “Business Combination”, and the consummation of the Business Combination on the Closing Date is referred to herein as the “Closing”.

In connection with the Business Combination, on the Closing Date, that certain Registration Rights Agreement, dated November 22, 2021, was amended and restated and the Company, the Southland Members, the Company’s stockholders prior to its initial public offering (the “Initial Stockholders”), including each of Legato II’s officers and directors, and EarlyBirdCapital, Inc. (“EBC”) entered into that certain Amended and Restated Registration Rights Agreement (the “Amended and Restated Registration Rights Agreement”). Pursuant to the Amended and Restated Registration Rights Agreement, among other things, the Company agreed to register for resale under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, the Private Warrants held by the Initial Stockholders (or their transferees) and EBC (and its designees), the shares of Common Stock held by the Initial Stockholders (or their transferees) or issuable upon the exercise of the Private Warrants held by the Initial Stockholders (or their transferees) and the shares of Common Stock issued to EBC (and its designees) or issuable upon the exercise of the Private Warrants issued to EBC (and its designees) in connection with the Company’s initial public offering.

Additionally, in connection with the Company’s initial public offering, on November 22, 2021, the Company entered into that certain Warrant Agreement (the “Warrant Agreement”) with American Stock Transfer & Trust Company, as warrant agent. Pursuant to the Warrant Agreement, among other things, the Company agreed to use its best efforts to register under the Securities Act the shares of Common Stock issuable upon the exercise of the Warrants.

This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus of up to (a) 53,669,877 shares of Common Stock, consisting of up to (i) 44,903,475 shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, assuming full satisfaction of all earnout targets set forth in the Merger Agreement, or otherwise received by certain Southland Members upon the Closing of the Business Combination; and (ii) 8,766,402 shares of Common Stock held by the Initial Stockholders and EBC (and its designees) or issuable upon the exercise of the Private Warrants held by the Initial Stockholders (or their transferees) and EBC (and its designees and transferees) ; and (b) 585,502 Private Warrants.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 14,385,502 shares of Common Stock, which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of the 585,502 Private Warrants (including shares that may be issued to the holder in lieu of fractional shares); and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of the 13,800,000 Public Warrants (including shares that may be issued to the holder in lieu of fractional shares).

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we and the Selling Securityholders may, from time to time, issue, offer and sell, as applicable, any combination of the securities described in this prospectus in one or more offerings from time to time through any means described in the section entitled “Plan of Distribution.” More specific terms of any securities that we and the Selling Securityholders offer and sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the Common Stock being offered and the terms of the offering.

A prospectus supplement may also add, update or change information included in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus. You should rely only on the information contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. See “Where You Can Find More Information.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared or authorized. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find More Information.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements are based on the reasonable beliefs and assumptions of our management. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “expects,” “projects,” “forecasts,” “may,” “will,” “should,” “seeks,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. Forward-looking statements contained in this proxy statement/prospectus include, but are not limited to, statements about the ability of the Company to:

●	Access, collect and use personal data about consumers;

●	Execute its business strategy, including monetization of services provided and expansions in and into existing and new lines of business;

●	Anticipate the impact of the novel coronavirus (“COVID-19”) pandemic and its effect on its business and financial condition;

●	Manage risks associated with operational changes in response to the COVID-19 pandemic;

●	Anticipate the uncertainties inherent in the development of new business lines and business strategies;

●	Retain and hire necessary employees;

●	Increase brand awareness;

●	Attract, train and retain effective officers, key employees or directors;

●	Upgrade and maintain information technology systems;

●	Acquire and protect intellectual property;

●	Meet future liquidity requirements and comply with restrictive covenants related to long-term indebtedness;

●	Effectively respond to general economic and business conditions;

●	Maintain the listing of its securities on NYSE or another national securities exchange;

●	Obtain additional capital, including use of the debt market;

●	Enhance future operating and financial results;

●	Anticipate rapid technological changes;

●	Comply with laws and regulations applicable to its business, including laws and regulations related to data privacy and insurance operations;

●	Stay abreast of modified or new laws and regulations applying to its business;

●	Anticipate the impact of, and respond to, new accounting standards;

●	Anticipate any rise in interest rates which would increase the cost of capital;

●	Anticipate the significances and timing of contractual obligations;

●	Maintain key strategic relationships with partners and distributors;

●	Respond to uncertainties associated with product and service development and market acceptance;

●	Anticipate the ability of the renewable sector to develop to the size or at the rate it expects;

●	Manage to finance operations on an economically viable basis;

●	Anticipate the impact of new U.S. federal income tax law, including the impact on deferred tax assets; and

●	Successfully defend litigation.

Forward-looking statements are not guarantees of performance and speak only as of the date hereof. While we believe that these forward-looking statements are reasonable, there can be no assurance that we will achieve or realize these plans, intentions, or expectations. You should understand that the following important factors, in addition to those discussed under the heading “Risk Factors” and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in the forward-looking statements in this prospectus:

●	Litigation, complaints, product liability claims and/or adverse publicity;

●	The impact of changes in consumer spending patterns, consumer preferences, local, regional and national economic conditions, crime, weather, demographic trends and employee availability;

●	Increases and decreases in utility and other energy costs, increased costs related to utility or governmental requirements;

●	Privacy and data protection laws, privacy or data breaches or the loss of data; and

●	The impact of the COVID-19 pandemic and its effect on business and financial conditions.

These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on the business, nor the extent to which any factor or combination of facts may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements of belief and similar statements reflect the reasonable beliefs and opinions of Southland on the relevant subject. These statements are based upon information available to us, as applicable, as of the date of this prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain, involve risks and are subject to change based on various factors, including those discussed under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” in this prospectus.

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PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before making an investment decision. You should carefully read the entire prospectus, including the financial statements and the related notes included in this prospectus and the information set forth under the sections titled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” before making an investment decision. Unless the context indicates otherwise, references in this prospectus to “Southland,” “the Company,” “we,” “us,” “our” and similar terms prior to the Closing are intended to refer to the business of Southland Holdings LLC, which became the business of Southland Holdings, Inc. following the Closing.

Our Company

Southland is one of the largest construction companies in North America. Based in Grapevine, Texas, Southland is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Inc., Southland Contracting, Inc., Mole Constructors, Inc. and Heritage Materials, LLC. With the combined capabilities of these six subsidiaries, Southland has become one of the largest and most diversified industry leaders. Southland is a leading provider of specialized infrastructure construction services across North America including bridges, tunneling, transportation, marine, facility and water pipeline.

The mailing address of Southland’s principal executive office is 1100 Kubota Drive, Grapevine, Texas 76051 and the telephone number of Southland’s principal executive office is (817) 293-4263.

The Offering

Shares of Common Stock offered by the Company	Up to 14,385,502 shares of Common Stock issuable upon exercise of the Warrants (including shares that may be issued to the holder in lieu of fractional shares).

Shares of Common Stock offered by the Selling Securityholders	Up to 53,669,877 shares of Common Stock.

Private Warrants offered by the Selling Securityholders	Up to 585,502 Private Warrants.

Shares of Common Stock outstanding prior to this offering	44,407,831 shares of Common Stock (as of March 21, 2023).

Warrants outstanding prior to this offering	14,385,502 Warrants (as of March 21, 2023).

Exercise Price of Warrants	$11.50 per share, subject to adjustment as described herein.

Use of Proceeds	We will not receive any proceeds from any sale of shares of Common Stock or Private Warrants by the Selling Securityholders. We will receive up to an aggregate of approximately $165.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes. See “Use of Proceeds.”

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Securities - Warrants” for further discussion.

Business Combination - Related Lock-Up Agreements	Certain of our securityholders, including certain of the Selling Securityholders, are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Securities Eligible for Future Sale - Lock-up and Escrow Agreements.” for further discussion.

Market for Common Stock and Warrants	Our Common Stock and Warrants are currently traded on the NYSE under the symbols “SLND” and “SLNDW,” respectively.

Risk Factors	See “Risk Factors” beginning on page 6 and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.

Summary of Risk Factors

Investing in our securities involves risks. Before you make a decision to buy our securities, you should carefully consider the specific risks and other information set forth in this prospectus. This summary of material risks should be read in conjunction with the section titled “Risk Factors” and should not be relied upon as an exhaustive summary of the material risks facing our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may materially adversely affect our business, financial condition and operating results. Such material risks include, but are not limited to:

Risks Related to Our Business and Industry

●	The COVID-19 pandemic has adversely impacted, and could continue to adversely impact, our business, financial condition and results of operations.

●	We may lose business to competitors through competitive bidding processes.

●	Our backlog is subject to unexpected adjustments and cancellations.

●	The loss of one or more customers could have an adverse effect on us.

●	The timing of new contract starts, including delays, cancellations and scope alterations, may result in unpredictable fluctuations in our business.

●	We are vulnerable to the cyclical nature of the markets we serve.

●	Demand for our services may increase or decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets may adversely affect our business.

●	Adverse credit and financial market conditions could impair our, our customers’ and our partners’ borrowing capacity, which could negatively affect us.

●	The nature of our contracts subjects us to risks associated with delays and cost overruns, which may not be recoverable and may result in reduced profits or losses that could have a material impact on us.

●	If we are unable to accurately estimate contract risks, revenue or costs, economic factors such as inflation, the timing of new awards or the pace of project execution, we may incur a loss or achieve lower than anticipated profit.

●	We may incur higher costs to lease, acquire and maintain equipment necessary for our operations.

●	We use certain commodity products that are subject to significant price fluctuations.

●	Supply chain interruptions, including availability of materials, products or equipment, may have a negative impact on our ability to complete projects.

●	Some of our contracts have penalties for late completion.

●	Weather can significantly affect our revenue and profitability.

●	Climate change and related environmental issues could have a material adverse impact on us.

●	If we are unable to attract and retain qualified managers and skilled employees, our operating costs may increase.

●	We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key persons or are unable to attract qualified and skilled personnel in the future.

●	Our employees work on projects that are inherently dangerous and in locations where there are high security risks, and a failure to maintain a safe work site could result in significant losses.

●	We may incur liabilities or suffer negative financial or reputational impacts relating to health and safety matters.

●	We are dependent upon suppliers and subcontractors to complete many of our contracts.

●	Our participation in joint ventures exposes us to liability and/or harm to our reputation for failures by our partners.

●	Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could impair our ability to compete for contracts.

●	Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

●	We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

●	During the ordinary course of our business, we may become subject to material lawsuits or indemnity claims.

●	Systems and information technology interruption and breaches in data security and/or privacy could adversely impact our ability to operate and negatively impact our results of operations.

●	Our inability to recover on contract modifications against project owners or subcontractors for payment or performance could negatively affect our business.

●	Our failure to adequately recover on affirmative claims brought by us against project owners or other project participants for additional contract costs could have a negative impact on our liquidity and future operations.

●	We may experience delays and defaults in customer payments, and we may pay our suppliers and subcontractors before receiving payment from our customers for the related services, which could result in a material adverse effect on our business.

●	In connection with acquisitions or divestitures, we may become subject to liabilities.

●	If we fail to integrate acquisitions successfully, we may experience operational challenges and risks, which may have an adverse effect on our business.

●	Our financial results are based upon estimates and assumptions that may differ from actual results.

●	Our reported results of operations could be adversely affected as a result of impairments of goodwill, other identifiable intangible assets or investments.

●	Our accounting for revenue recognized over time could result in a reduction or elimination of previously reported revenue and profit.

●	Our indebtedness could lead to adverse consequences or adversely affect our financial position and prevent us from fulfilling our obligations under such indebtedness, and any refinancing of this debt could be at significantly higher interest rates.

●	Our bonding requirements may limit our ability to incur indebtedness, which could limit our ability to refinance our existing credit facilities or to execute our business plan.

●	We may be unable to win new contracts if we cannot provide customers with letters of credit or performance or other bonds.

●	It can be difficult and expensive to obtain the insurance we need for our business operations.

●	We have international operations that are subject to foreign economic and political uncertainties and risks. Unexpected and adverse changes in the foreign countries in which we operate could result in project disruptions, increased cost and potential losses.

●	Foreign currency risks could have an adverse impact on revenue, earnings and/or backlog.

●	We could be adversely impacted if we fail to comply with domestic and international import and export laws.

●	Compliance with and changes in tax laws could adversely affect our performance.

●	Bank failures or intervention by banking regulators may have an adverse impact on our business.

Risks Related to Our Securities

●	We are an “emerging growth company,” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

●	An established market for our securities may not develop following consummation of the Business Combination.

●	NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject our securities to additional trading restrictions.

●	The price of our securities may change significantly and you could lose all or part of your investment as a result.

●	Future sales, or the perception of future sales, by the Company or our stockholders in the public market could cause the market price of our securities to decline.

●	If securities analysts do not publish research or reports about our business or if they downgrade our securities or our sector, the price and trading volume of our securities could decline.

●	Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

●	We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, in addition to the risks and uncertainties discussed above under “Cautionary Note Regarding Forward-Looking Statements,” you should carefully consider the specific risks set forth herein. If any of these risks actually occurs, it may materially harm our business, financial condition, liquidity and results of operations. As a result, the market price of our securities could decline, and you could lose all or part of your investment. Additionally, the risks and uncertainties described in this prospectus and any prospectus supplement are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may become material and adversely affect our business.

Risks Related to Our Business and Industry

The COVID-19 pandemic has adversely impacted, and could continue to adversely impact, our business, financial condition and results of operations.

The COVID-19 pandemic has created volatility, uncertainty and economic disruption for the Company, our customers, subcontractors and suppliers and the markets in which we do business. The scope and impact of the COVID-19 pandemic continues to evolve, and new strains of the COVID-19 virus have emerged. As a result of the COVID-19 pandemic, we have experienced delays in certain bidding activities and also in legal proceedings and settlement discussions where we have claims against project owners or customers. Consequently, our ability to resolve and recover on these types of claims has been and may continue to be delayed, which may adversely affect our liquidity and financial results. It remains difficult to assess the full impact that the COVID-19 pandemic may have on our business, including the impact of actions that may continue to be taken in response to the pandemic and the impacts that the pandemic will have on our employees, our operating segments and practices, our customers, subcontractors and suppliers and the regions that we serve, or on our financial condition and results of operations as a whole. The full impact depends on many factors that remain uncertain and subject to ongoing volatility, or that are not yet identifiable, and in many cases are out of our control. The COVID-19 pandemic and the volatile economic conditions stemming from the pandemic, as well as reactions to future pandemics or resurgences of COVID-19, could also aggravate or heighten the risks posed by other risk factors that we have identified herein, which in turn could materially and adversely affect our business, financial condition and results of operations. There may be other adverse consequences to our business, financial condition and results of operations from the spread of COVID-19 that are not presently known or that have not yet become apparent. As a result, we cannot we provide any assurance that if the COVID-19 pandemic continues, it would not have a further adverse impact on our business, financial condition and results of operations.

We may lose business to competitors through competitive bidding processes.

We are engaged in highly competitive businesses in which most customer contracts are awarded through bidding processes based on price and the acceptance of certain risks, along with other factors. We compete with other general and specialty contractors, regional, national and international, as well as small local contractors. The strong competition in our markets requires maintaining skilled personnel and investing in technology and also puts pressure on profit margins. We do not obtain contracts from all of our bids and our inability to win bids at acceptable profit margins could adversely affect our business.

Our backlog is subject to unexpected adjustments and cancellations.

Our backlog generally consists of projects for which we have an executed contract or commitment with a customer and reflects our expected revenue from the contract or commitment, which is often subject to revision over time. We cannot guarantee that the revenue projected in our backlog will be realized or profitable or will not be subject to delay or suspension. Project cancellations, scope adjustments or deferrals or foreign currency fluctuations may occur with respect to contracts reflected in our backlog, which could reduce the dollar amount of our backlog and the revenue and profits that we actually earn or cause the rate at which we perform on our backlog to decrease. In addition, projects may remain in our backlog for an extended period of time. During periods of economic slowdown, the risk of projects being suspended, delayed or canceled generally increases. Finally, poor project or contract performance could also impact our backlog and profits. Such developments could have a material adverse effect on our business and our profits.

The loss of one or more customers could have an adverse effect on us.

A few customers, including the U.S. government, state and local governments and governmental agencies, comprise a significant portion of our revenue. Our customers may unilaterally reduce, fail to renew or terminate their contracts with us at any time. Some of our contracts may have “termination for convenience” provisions in them. The loss of business from a significant customer could have a material adverse effect on our business, financial position and results of operations.

The timing of new contract starts, including delays, cancellations and scope alterations, may result in unpredictable fluctuations in our business.

Substantial portions of our revenue are derived from project-based work that is awarded through a competitive bid process. It is generally very difficult to predict the timing and geographic distribution of the projects that we will be awarded. The selection of, timing of or failure to obtain projects, delays in award of projects, the re-bidding or termination of projects due to budget overruns, cancellations of projects or delays in completion of contracts could result in the under-utilization of our assets and reduce our cash flows. Even if we are awarded contracts, we face additional risks that could affect whether, or when, work will begin. For example, some of our contracts are subject to financing, permitting and other contingencies that may delay or result in termination of projects. We may have difficulty in matching workforce size and equipment location with contract needs. In some cases, we may be required to bear the cost of a ready workforce and equipment that is larger than necessary, resulting in unpredictability in our cash flow, expenses and profitability. If any expected contract award, or the related work release is delayed or not received, we could incur substantial costs without guaranteed receipt of any corresponding revenue. Finally, the winding down or completion of work on significant projects could reduce our revenue and earnings if these projects have not been replaced.

We are vulnerable to the cyclical nature of the markets we serve.

The demand for our services is dependent upon the existence of projects with construction needs. Our customers’ interest in approving new projects, budgets for capital expenditures and need for our services may be adversely affected by, among other things, poor economic conditions, including an economic recession, low oil prices, political uncertainties and currency devaluations. Customers may be selective in how they allocate and expend their capital, which could result in a reduction of the number of projects we may bid on and win. Many of the industries that we serve are vulnerable to general downturns, which in turn could materially and adversely affect the demand for our services.

Demand for our services may increase or decrease during economic recessions or volatile economic cycles, and a reduction in demand in end markets may adversely affect our business.

A substantial portion of our revenue and profit is generated from construction projects, the awarding of which we do not directly control. The engineering and construction industry has historically experienced cyclical fluctuations in financial results due to economic recessions, downturns in business cycles of our customers, material shortages, price increases by subcontractors, interest rate fluctuations and other economic factors beyond our control. When the general level of economic activity deteriorates, our customers may delay or cancel upgrades, expansions and/or maintenance and repairs to their systems. Many factors, including the financial condition of the industry, could adversely affect our customers and their willingness to fund capital expenditures in the future. Economic, regulatory and market conditions affecting our specific end markets may adversely impact the demand for our services, resulting in the delay, reduction or cancellation of certain projects and these conditions may continue to adversely affect us in the future. We are also dependent on the amount of work our customers outsource. In a slower economy, our customers may decide to outsource less infrastructure services, reducing demand for our services. In addition, consolidation, competition or capital constraints in the industries we serve may result in reduced spending by our customers.

Adverse credit and financial market conditions could impair our, our customers’ and our partners’ borrowing capacity, which could negatively affect us.

Our ability to generate cash is important for the funding of our operations, investing in ventures, the servicing of our indebtedness, paying dividends and making acquisitions. To the extent that existing cash balances and operating cash flow, together with borrowing capacity under our credit facilities, are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing will depend upon prevailing capital market conditions, including those arising due to events occurring in our industry, as well as conditions in our business and our operating results; and those factors may affect our efforts to negotiate terms that are acceptable to us. Furthermore, if global economic, industry, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to establish or draw upon our credit facilities may be impacted. In addition, a downgrade in our credit rating could increase the cost of our borrowings or their refinancing, limit access to sources of financing or lead to other adverse consequences. If adequate funds are not available, or are not available on acceptable terms, we may be unable to make future investments, take advantage of acquisitions or other opportunities or respond to competitive challenges. In addition, adverse credit and financial market conditions also adversely affect our customers’ and our partners’ borrowing capacity, which could result in contract cancellations or suspensions, project award and execution delays, payment delays or defaults by our customers. These disruptions could materially impact our backlog and profits. If we extend a significant portion of credit to our customers or projects in a specific geographic region or industry, we may experience higher levels of collection risk or non-payment if those customers are impacted by factors specific to their geographic industry or region.

The nature of our contracts subjects us to risks associated with delays and cost overruns, which may not be recoverable and may result in reduced profits or losses that could have a material impact on us.

Because our projects are often technically complex, with multiple phases occurring over several years, we incur risks in our project execution activities. These risks could result in project delays, cost overruns or other problems and can include the following:

●	Incorrect assumptions related to productivity, scheduling estimates or future economic conditions, including with respect to the impacts of inflation contracts;

●	Unanticipated technical problems, including design or engineering issues;

●	Inaccurate representations of site conditions and unanticipated changes in the project execution plan;

●	Project modifications creating unanticipated costs or delays and failure to properly manage project modifications;

●	Inability to achieve guaranteed performance or quality standards with regard to engineering, construction or project management obligations;

●	Insufficient or inadequate project execution tools and systems needed to record, track, forecast and control cost and schedule;

●	Reliance on historical cost and/or execution data that is not representative of current or future economic and/or execution conditions;

●	Failure to accurately estimate the timing and cost of projects, including due to inflation, supply chain disruption, rising construction costs or unforeseen increases in the cost of labor;

●	Unanticipated increases in the cost of raw materials, components or equipment, including due to inflation or the imposition of import tariffs;

●	Failure to properly make judgments in accordance with applicable professional standards, including engineering standards;

●	Failure to properly assess and update appropriate risk mitigation strategies and measures;

●	Difficulties related to the performance of our customers, partners, subcontractors, suppliers or other third parties;

●	Delays or productivity issues caused by weather; and

●	Changes in local laws or difficulties or delays in obtaining permits, rights of way or approvals.

These and other risks may result in our failure to achieve contractual cost or schedule commitments, safety performance, overall customer satisfaction or other performance criteria. As a result, we may receive lower fees or lose our ability to earn incentive fees. In other cases, our fee will not change but we will have to continue to perform work without additional fees until the performance criteria is achieved. We may also be required to pay liquidated damages if we fail to complete a project on schedule. In addition, if we, or third parties working on our behalf or supplying equipment or material on our behalf, fail to meet guaranteed performance or quality standards, we may be held responsible under the guarantee or warranty provisions of our contract for cost impact to the customer, generally in the form of contractually agreed-upon liquidated damages or an obligation to re-perform work. To the extent these events occur, the total cost to the project (including any liquidated damages we become liable to pay) could be material and could, in some circumstances, equal or exceed the full value of the contract. In such events, our financial condition or results of operations could be materially and negatively impacted.

If we are unable to accurately estimate contract risks, revenue or costs, economic factors such as inflation, the timing of new awards or the pace of project execution, we may incur a loss or achieve lower than anticipated profit.

Accounting for contract-related revenue and costs requires management to make significant estimates and assumptions that may change substantially throughout the project lifecycle, which could result in a material impact to our consolidated financial statements. In addition, cost overruns, including unanticipated cost increases on fixed price contracts could result in lower profits or losses. Economic factors, including inflation, could also subject us to higher costs, which we may not be able to fully recover in future projects that we are bidding, and could also decrease profit on our existing contracts, in particular with respect to fixed price contracts. Changes in laws, policies or regulations, including tariffs and taxes, could impact the prices for materials or equipment. Further, our results of operations have historically fluctuated, and may continue to fluctuate, quarterly and annually depending on when new awards occur and the commencement and progress of work on projects already awarded.

We may incur higher costs to lease, acquire and maintain equipment necessary for our operations.

To the extent that we are unable to buy or lease equipment necessary for a project, either due to a lack of available funding or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, or to find alternative ways to perform the work without the benefit of equipment ideally suited for the job, which could increase the costs of completing the project. If market rates for rental equipment increase, our margins for the project may be reduced. In addition, our equipment requires continuous maintenance, which we generally provide through our own repair facilities. If we are unable to continue to maintain the equipment in our fleet, we may be forced to obtain additional third-party repair services at a higher cost or be unable to bid on contracts.

We use certain commodity products that are subject to significant price fluctuations.

We use certain commodity products that are subject to significant price fluctuations. We are exposed to various commodity price risks, including, but not limited to, diesel fuel, natural gas, propane, steel, cement and liquid asphalt arising from transactions that are entered into in the normal course of business. We use petroleum based products, such as fuels, lubricants and liquid asphalt, to power or lubricate our equipment, and as a significant ingredient in the asphaltic concrete we manufacture for sale to third parties and use in our asphalt paving construction projects. We also use steel and other commodities in our construction projects that can be subject to significant price fluctuations. In order to manage or reduce commodity price risk, we monitor the costs of these commodities at the time of bid and price them into our contracts accordingly. Additionally, some of our contracts may include commodity price escalation clauses that partially protect us from increasing prices. We may enter into supply agreements or pre-purchase commodities to secure pricing and may use financial contracts to further manage price risk. Significant price fluctuations could have a material adverse effect on financial position, results of operations, cash flows and liquidity

Supply chain interruptions, including availability of materials, products or equipment, may have a negative impact on our ability to complete projects.

Our ability to complete projects may be affected by supply chain disruptions. We source input materials, including raw materials, products and or equipment, from domestic suppliers and suppliers from other geographies. In some cases, the downstream effect of supply chain issues will be compounded by delays impacting our suppliers.

Some of our contracts have penalties for late completion.

In some instances, we guarantee that we will complete a project by a certain date. If we subsequently fail to complete the project as scheduled, we may be held responsible for costs resulting from the delay, generally in the form of contractually agreed-upon liquidated damages. To the extent these events occur, the total cost of the project could exceed our original estimate and we could experience reduced profits or a loss on the project, which could result in a material adverse impact to our financial position, results of operations, cash flows and liquidity.

Weather can significantly affect our revenue and profitability.

Our ability to perform work and meet customer schedules can be affected by weather conditions such as heat, wind, snow, ice and rain. Weather may affect our ability to work efficiently and can cause project delays and additional costs. Our ability to negotiate change orders for the impact of weather on a project could impact our profitability. In addition, the impact of weather can cause significant variability in our quarterly revenue and profitability.

Climate change and related environmental issues could have a material adverse impact on us.

Climate change related events, such as increased frequency and severity of storms, floods, wildfires, droughts, hurricanes, freezing conditions and other natural disasters, may have a long-term impact on our business, financial condition and results of operation. While we seek to mitigate our business risks associated with climate change, we recognize that there are inherent climate related risks regardless of where we conduct our businesses. For example, a catastrophic natural disaster could negatively impact any of our office locations and the locations of our customers, has the potential to disrupt our and our customers’ businesses and may cause us to experience work stoppages, supply chain disruptions, project delays, financial losses and additional costs to resume operations, including increased insurance costs or loss of cover, legal liability and reputational losses. Further, the risks caused by climate change span across the full spectrum of the industries we serve. The direct physical risks that climate change poses through chronic environmental changes, such as rising sea levels and temperatures, and acute events, such as hurricanes, droughts and wildfires, is common to each of these industries. Our customers could face increased costs to maintain their assets, which could result in reduced profitability and fewer resources for strategic investment. These types of physical risks could in turn lead to transitional risks (i.e., the degree to which society responds to the threat of climate change). For example, growing concerns about climate change may result in legislation, international protocols or treaties, regulation or other restrictions on greenhouse gas emissions or that otherwise seek to address climate change that could affect our customers, including those who (a) are involved in the exploration, production or refining of fossil fuels, (b) emit greenhouse gases through the combustion of fossil fuels or (c) emit greenhouse gases through the mining, manufacture, utilization or production of materials or goods. Such legislation or restrictions could increase the costs of projects for us and our customers or, in some cases, prevent a project from going forward, thereby potentially reducing the need for our services, which would in turn have a material adverse impact on us. We cannot predict when or whether any of these legislative proposals may become law or what effect will be on us and our customers.

If we are unable to attract and retain qualified managers and skilled employees, our operating costs may increase.

Our business is labor intensive and our ability to maintain our productivity and profitability may be limited by our ability to employ, train and retain skilled personnel necessary to meet our requirements. We may not be able to maintain an adequately skilled labor force necessary to operate efficiently and to support our growth strategy. We have from time-to-time experienced, and may in the future experience, shortages of certain types of qualified personnel. For example, periodically there are shortages of engineers, project managers, field supervisors and other skilled workers capable of working on and supervising construction projects, as well as providing engineering services. The supply of experienced engineers, project managers, field supervisors, journeyman linemen and other skilled workers may not be sufficient to meet current or expected demand. The beginning of new, large-scale infrastructure projects, or increased competition for workers currently available to us, could affect our business, even if we are not awarded such projects. Labor shortages and/or increased labor costs could impair our ability to maintain our business or grow our revenue. If we are unable to hire employees with the requisite skills, we may also be forced to incur significant training expenses.

We depend on key personnel and we may not be able to operate and grow our business effectively if we lose the services of any of our key persons or are unable to attract qualified and skilled personnel in the future.

We are dependent upon the efforts of our key personnel, and our ability to retain them and hire other qualified employees. The loss of our executive officers or other key personnel could affect our ability to run our business effectively. Competition for senior management is intense, and we may not be able to retain our personnel. The loss of any key person requires the remaining key personnel to divert immediate and substantial attention to seeking a replacement, as well as to performing the departed person’s responsibilities until a replacement is found. In addition, as some of our key persons approach retirement age, we need to provide for smooth transitions. If we fail to find a suitable replacement for any departing executive or senior officer on a timely basis, such departure could adversely affect our ability to operate and grow our business.

Our employees work on projects that are inherently dangerous and in locations where there are high security risks, and a failure to maintain a safe work site could result in significant losses.

We often work on complex projects, frequently in geographically remote or high-risk locations that are subject to political, social or economic risks or civil unrest. In those locations where we have employees or operations, we may expend significant efforts and incur substantial security costs to maintain safety. In addition, our project sites can place our employees and others near large equipment, dangerous processes or substances or highly regulated materials and in challenging environments. Safety is a primary focus of our business and is critical to our reputation and performance. Many of our customers require that we meet certain safety criteria to be eligible to bid on contracts, and some of our contract fees or profits are subject to satisfying safety criteria. Unsafe work conditions also have the potential of increasing employee turnover, increasing project costs and raising our operating costs. If we fail to implement appropriate safety procedures and/or if our procedures fail, our employees or others may suffer injuries or loss of life, the completion of a project could be delayed and we could experience investigations or litigation. Although we have a safety function to implement effective health, safety and environmental procedures throughout our company, the failure to comply with such procedures, customer contracts or applicable regulations could subject us to losses and liability. Despite these activities we cannot guarantee the safety of our personnel, nor can we guarantee our work, equipment or supplies will be free from damage.

We may incur liabilities or suffer negative financial or reputational impacts relating to health and safety matters.

Our operations are subject to extensive laws and regulations relating to the maintenance of safe conditions in the workplace. While we have invested, and will continue to invest, substantial resources in our environmental, health and safety programs, our industry involves a high degree of operational risk and there can be no assurance that we will avoid significant liability exposure. Serious accidents, including fatalities, may subject us to substantial penalties, civil litigation or criminal prosecution. Claims for damages to persons, including claims for bodily injury or loss of life, could result in substantial costs and liabilities, which could materially and adversely affect our financial condition, results of operations or cash flows. In addition, if our safety record were to substantially deteriorate over time or we were to suffer substantial penalties or criminal prosecution for violation of health and safety regulations, our customers could cancel our contracts and not award us future business.

We are dependent upon suppliers and subcontractors to complete many of our contracts.

Some of the work performed under our contracts is performed by third-party subcontractors. We also rely on third-party suppliers to provide certain equipment and materials used for projects. If we are unable to hire qualified subcontractors or find qualified suppliers, our ability to successfully or timely complete a project could be impaired. If the amount we are required to pay for subcontractors or equipment and supplies exceeds what we have estimated, we may suffer losses on these contracts. If a supplier or subcontractor fails to provide supplies, technology, equipment or services as required under a contract to us, our joint venture partner, our customer or any other party involved in the project, or provides supplies, technology, equipment or services that are not an acceptable quality, we may be required to source those supplies, technology, equipment or services on a delayed basis or at a higher price than anticipated, which could impact our profitability. In addition, faulty workmanship, equipment or materials could impact the project, resulting in claims against us for failure to meet required project specifications. These risks may be intensified during an economic downturn if these suppliers or subcontractors experience financial difficulties or find it difficult to obtain sufficient financing to fund their operations or access to bonding and are not able to provide the services or supplies necessary for our business. In addition, in instances where we rely on a limited number of suppliers or subcontractors, there may be no available replacement technology, equipment, materials or services on a timely basis or at the costs we had anticipated. A failure by a third-party subcontractor or supplier to comply with applicable laws, rules or regulations could negatively impact our business and reputation and could result in fines, penalties or suspension.

Our participation in joint ventures exposes us to liability and/or harm to our reputation for failures by our partners.

As part of our business, we enter into joint venture arrangements, typically to jointly bid on and execute particular projects, thereby reducing our risk profile while enhancing execution capabilities and increasing surety bonding capacity. Success on these joint projects depends in large part on whether our joint venture partners satisfy their contractual obligations. Generally, we and our joint venture partners are jointly and severally liable for all liabilities and obligations of our joint ventures. If a joint venture partner fails to perform or is financially unable to bear its portion of required capital contributions or other obligations, including liabilities stemming from lawsuits, we could be required to make additional investments, provide additional services or pay more than our proportionate share of a liability to make up for our partner’s shortfall. Further, if we are unable to adequately address our partner’s performance issues, the customer may terminate the project, which could result in legal liability to us, harm our reputation, reduce our profit on a project or result in a loss.

Employee, agent or partner misconduct or our overall failure to comply with laws or regulations could impair our ability to compete for contracts.

Misconduct, fraud, non-compliance with applicable laws and regulations or other improper activities by one of our employees, agents or partners could have a significant negative impact on our business and reputation. Such misconduct could include the failure to comply with anti-corruption, export control and environmental regulations, federal procurement regulations, regulations regarding the pricing of labor and other costs in government contracts, regulations regarding the protection of sensitive government information, regulations on lobbying or similar activities, regulations pertaining to internal control over financial reporting and various other applicable laws or regulations. The precautions we take to prevent and detect fraud, misconduct or failures to comply with applicable laws and regulations may not be effective, and we could face unknown risks or losses. Failure to comply with applicable laws or regulations or acts of fraud or misconduct could subject us to fines and penalties, loss of security clearance and suspension or debarment from contracting with government agencies, which could weaken our ability to win contracts and have a material adverse impact on our revenues and profits.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments and results of operations.

We are subject to laws and regulations enacted by national, regional and local governments. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to operate.

We could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act and similar worldwide anti-bribery laws.

The U.S. Foreign Corrupt Practices Act and similar anti-bribery laws in other jurisdictions generally prohibit companies and their intermediaries from making improper payments to officials or others for the purpose of obtaining or retaining business. While our policies mandate compliance with these anti-bribery laws, we operate in many parts of the world that have experienced corruption to some degree and, in certain circumstances, strict compliance with anti-bribery laws may conflict with local customs and practices. We train our personnel concerning anti-bribery laws and issues, and we also inform our partners, subcontractors, suppliers, agents and others who work for us or on our behalf that they must comply with anti-bribery law requirements. We also have procedures and controls in place to monitor compliance. However, there is no assurance that our internal controls will always protect us from the possible reckless or criminal acts committed by our employees or agents. If we are found to be liable for anti-bribery law violations (either due to our own acts or our inadvertence, or due to the acts or inadvertence of others including our partners, agents, subcontractors or suppliers), we could suffer from criminal or civil penalties or other sanctions, including contract cancellations or debarment, and damaged reputation, any of which could have a material adverse effect on our business. Litigation or investigations relating to alleged or suspected violations of anti-bribery laws, even if ultimately such litigation or investigations demonstrate that we did not violate anti-bribery laws, could be costly and could distract management.

During the ordinary course of our business, we may become subject to material lawsuits or indemnity claims.

We have in the past been, and may in the future be, named as a defendant in lawsuits, claims and other legal proceedings during the ordinary course of our business. These actions may seek, among other things, compensation for alleged personal injury, workers’ compensation, employment discrimination, breach of contract, cyber-security and related incidents, property damage, punitive damages and civil penalties or other losses or injunctive or declaratory relief. In addition, we generally indemnify our customers for claims related to the services we provide and actions we take under our contracts with them, and, in some instances, we may be allocated risk through our contract terms for actions by our customers or other third parties. Because our services in certain instances may be integral to the operation and performance of our customers’ infrastructure, we may become subject to lawsuits or claims for any failure of the systems on which we work, even if our services are not the cause of such failures, and we could be subject to civil and criminal liabilities to the extent that our services contributed to any property damage, personal injury or system failure. The outcome of any of these lawsuits, claims or legal proceedings could result in significant costs and diversion of management’s attention from the business. Payments of significant amounts, even if reserved, could adversely affect our reputation, our cash flows and our business.

Systems and information technology interruption and breaches in data security and/or privacy could adversely impact our ability to operate and negatively impact our results of operations.

We rely on computer, information and communication technology and other related systems, some of which are hosted by third party providers, for various business processes and activities, including project management, accounting, financial reporting and business development. These systems have been and may, in the future, be subject to interruptions or damage by a variety of factors including, but not limited to, cyber-attacks and ransomware, natural disasters, power loss, telecommunications failures, acts of war, computer viruses, email phishing, corporate espionage, obsolescence and physical damage. Such interruptions can result in a loss of critical data, a delay in operations, damage to our reputation or an unintentional disclosure of customer confidential or personally identifiable information, any of which could have a material adverse impact on us and our operating results. Cybersecurity risks include potential attacks on both our information technology infrastructure and those of third parties (both on premises and in the cloud) attempting to gain unauthorized access to our confidential or other proprietary information, classified information or information relating to our employees, customers and other third parties. We dedicate considerable attention and resources to the safeguarding of our information technology systems. Nevertheless, due to the evolving nature, persistence, sophistication and volume of cyber-attacks, we may not be successful in defending our systems against all such attacks. Consequently, we have employed, and may need to continue to employ, significant resources to remediate the impact of, or further mitigate the risk of, such an attack. Any successful cyber-attack can result in the criminal, or otherwise illegitimate use of, confidential data, including our data or third-party data for which we have the responsibility for safekeeping. Additionally, such an attack could have a material adverse impact on our operations, reputation and financial results. In addition, various privacy and security laws and regulations requiring us to protect sensitive and confidential information from disclosure continue to evolve and pose increasingly complex compliance challenges. Compliance with evolving data privacy laws and regulations may cause us to incur additional costs, and any violation could result in damage to our reputation and/or subject us to fines, payment of damages, lawsuits and restrictions on our use of data, which could have a material adverse impact on our results of operations.

Our inability to recover on contract modifications against project owners or subcontractors for payment or performance could negatively affect our business.

We periodically present contract modifications to our customers and subcontractors for changes in contract specifications or requirements. We consider unapproved change orders to be contract modifications for which customers have not agreed to both scope and price. We consider claims to be contract modifications for which we seek, or will seek, to collect from customers, or others, for customer-caused changes in contract specifications or design or other customer-related causes of unanticipated additional contract costs on which there is no agreement with customers. Claims can also be caused by non-customer-caused changes, such as rain or other weather delays. In some cases, settlement of contract modifications may not occur until after completion of work under the contract. A failure to promptly document and negotiate a recovery for contract modifications could have a negative impact on our cash flows, and an overall inability to recover contract modifications could have a negative impact on our financial condition, results of operations and cash flows.

Our failure to adequately recover on affirmative claims brought by us against project owners or other project participants for additional contract costs could have a negative impact on our liquidity and future operations.

In certain circumstances, we assert affirmative claims to which we believe the Company is entitled against project owners, engineers, consultants, subcontractors or others involved in a project for additional costs exceeding the contract price or for amounts not included in the original contract price. These types of affirmative claims occur due to matters such as, but not limited to, delays or changes from the initial project scope, or differing site conditions, incomplete or inaccurate plans and drawings, which may result in additional costs. Often, these affirmative claims can be the subject of lengthy arbitration or litigation proceedings, and it is difficult to accurately predict when and on what terms they will be fully resolved. The potential gross profit impact of recoveries for affirmative claims may be material in future periods when they, or a portion of them, become probable and estimable or are settled. When these types of events occur, we use working capital to cover cost overruns pending the resolution of the relevant affirmative claims and may incur additional costs when pursuing such potential recoveries. A failure to recover on these types of affirmative claims promptly and fully could have a negative impact on our financial position, results of operations, cash flows and liquidity. In addition, while customers and subcontractors may be obligated to indemnify us against certain liabilities, such third parties may refuse or be unable to pay us.

We may experience delays and defaults in customer payments, and we may pay our suppliers and subcontractors before receiving payment from our customers for the related services, which could result in a material adverse effect on our business.

We use subcontractors and material suppliers for portions of certain work, and our customers pay us for those related services. If we pay our suppliers and subcontractors for materials purchased and work performed for customers who fail to pay us, or such customers delay paying us for the related work or materials, we could experience a material adverse effect on our business and financial performance. In addition, if customers fail to pay us for work we perform, we could experience a material adverse effect on our business and profitability.

In connection with acquisitions or divestitures, we may become subject to liabilities.

In connection with any acquisitions, we may acquire liabilities or defects such as legal claims, including but not limited to third party liability and other tort claims, claims for breach of contract, employment-related claims, environmental liabilities, conditions or damage, permitting, regulatory or other compliance with law issues or tax liabilities. If we acquire any of these liabilities and they are not adequately covered by insurance or an enforceable indemnity or similar agreement from a creditworthy counterparty, we may be responsible for significant out-of-pocket expenditures. In connection with any divestitures, we may incur liabilities for breaches of representations and warranties or failure to comply with operating covenants under any agreement for a divestiture. We may also retain exposure on financial or performance guarantees, contractual, employment, pension and severance obligations or other liabilities of the divested business and potential liabilities that may arise under law because of the disposition or the subsequent failure of an acquiror. As a result, performance by the divested businesses or other conditions outside of our control could have a material adverse effect on our business, financial condition and results of operations. In addition, we may indemnify a counterparty in a divestiture for certain liabilities of the divested business or operations subject to the divestiture transaction. These liabilities, if they materialize, could have a material adverse effect on our business, financial condition and results of operations.

If we fail to integrate acquisitions successfully, we may experience operational challenges and risks, which may have an adverse effect on our business.

As part of our business strategy, we may acquire companies that expand, complement or diversify our business. Acquisitions may expose us to operational challenges and risks, including, among others:

●	The diversion of management’s attention from the day-to-day operations of the company;

●	Managing a significantly larger company than before completion of an acquisition;

●	The assimilation of new employees and the integration of business cultures;

●	Training and facilitating our internal control processes within the acquired organization;

●	Retaining key personnel;

●	The integration of information, accounting, finance, sales, billing, payroll and regulatory compliance systems;

●	Challenges in keeping existing customers and obtaining new customers;

●	Challenges in combining service offerings and sales and marketing activities;

●	The assumption of unknown liabilities of the acquired business for which there are inadequate reserves;

●	The potential impairment of acquired goodwill and intangible assets; and

●	The inability to enforce covenants not to compete.

Failure to effectively manage the integration process could adversely impact our business, financial condition, results of operations and cash flows.

Our financial results are based upon estimates and assumptions that may differ from actual results.

In preparing our consolidated financial statements in conformity with generally accepted accounting principles, many estimates and assumptions are used in determining the reported revenue, costs and expenses recognized during the periods presented and disclosures of contingent assets and liabilities known to exist as of the date of the financial statements. These estimates and assumptions must be made because certain information that is used in the preparation of our financial statements cannot be calculated with a high degree of precision from data available, is dependent on future events or is not capable of being readily calculated based on generally accepted accounting principles. Often times, these estimates are particularly difficult to determine, and we must exercise significant judgment. Estimates may be used in our assessments of the allowance for doubtful accounts, useful lives of property and equipment, fair value assumptions in analyzing goodwill and long-lived asset impairments, self-insured claims liabilities, accounting for revenue recognized over time and provisions for income taxes. Actual results could differ materially from the estimates and assumptions that we use.

Our reported results of operations could be adversely affected as a result of impairments of goodwill, other identifiable intangible assets or investments.

When we acquire a business, we record an asset called “goodwill” for the excess amount we pay for the business over the net fair value of the tangible and identifiable intangible assets of the business we acquire. Under current accounting rules, goodwill and other identifiable intangible assets that have indefinite useful lives cannot be amortized, but instead must be tested at least annually for impairment, while identifiable intangible assets that have finite useful lives are amortized over their useful lives. Significant judgment is required in completing these tests. Any impairment of the goodwill or identifiable intangible assets recorded in connection with could negatively impact our results of operations. In addition, we may enter into various types of investment arrangements, such as an equity interest we hold in a business entity. Equity investments are reviewed for impairment by assessing whether any decline in the fair value of the investment below its carrying value is other than temporary. In making this determination, factors such as the ability to recover the carrying amount of the investment and the inability of the investee to sustain future earnings capacity are evaluated in determining whether an impairment should be recognized.

Our accounting for revenue recognized over time could result in a reduction or elimination of previously reported revenue and profit.

For contracts where scope is adequately defined, and therefore we can reasonably estimate total contract value, we recognize revenue over time as work is completed. Accounting for long-term contracts involves the use of various techniques to estimate total transaction price and costs. For long-term contracts, transaction price, estimated cost at completion and total costs incurred to date are used to calculate revenue earned. Unforeseen events and circumstances can alter the estimate of the costs and potential profit associated with a particular contract. Total estimated costs, and thus contract revenue and income, can be impacted by changes in productivity, scheduling, the unit cost of labor, subcontracts, materials and equipment. Additionally, external factors such as weather, customer needs, customer delays in providing permits and approvals, labor availability, governmental regulation and politics may affect the progress of a project’s completion, and thus the timing of revenue recognition. Actual results could differ from estimated amounts and could result in a reduction or elimination of previously recognized earnings. It is possible that such adjustments could be significant and could have an adverse effect on our business.

Our indebtedness could lead to adverse consequences or adversely affect our financial position and prevent us from fulfilling our obligations under such indebtedness, and any refinancing of this debt could be at significantly higher interest rates.

Our indebtedness could have important consequences, including but not limited to:

●	Increasing our vulnerability to general adverse economic and industry conditions;

●	Requiring us to dedicate a substantial portion of our cash flow from operations to servicing our debt, thereby reducing the availability of cash to fund working capital, capital expenditures, acquisitions and investments and other general corporate purposes; and

●	Limiting our flexibility in planning for, or reacting to, challenges and opportunities, and changes in our businesses and the markets in which we operate.

Our ability to service our debt will depend on our future operating performance and financial results, which may be subject to factors beyond our control, including general economic, financial and business conditions. If we do not have sufficient cash flow to service our debt, we may need to refinance all or part of our existing debt, borrow more money or sell securities or assets, some or all of which may not be available to us at acceptable terms or at all. In addition, we may need to incur additional debt in the future in the ordinary course of business. Our current debt and any future additional debt we may incur may impose significant operating and financial restrictions on us. A breach of any of these restrictions could result in a default. If a default occurs, the relevant lenders could elect to accelerate payments due. If our operating performance declines, or if we are unable to comply with any restrictions, we may need to obtain amendments to our credit agreements or waivers from the lenders to avoid default. These factors could have a material adverse effect on us.

Our bonding requirements may limit our ability to incur indebtedness, which could limit our ability to refinance our existing credit facilities or to execute our business plan.

Our ability to obtain surety bonds depends upon various factors including our capitalization, working capital, tangible net worth and amount of our indebtedness. In order to obtain required bonds, we may be limited in our ability to incur additional indebtedness that may be needed to refinance our existing credit facilities upon maturity, to complete acquisitions and to otherwise execute our business plans.

We may be unable to win new contracts if we cannot provide customers with letters of credit or performance or other bonds.

For many of our customers, surety bonds provide an adequate form of security, but for some customers security in the form of a letter of credit may be required. Failure to provide either a bond or a letter of credit when required by a customer may result in our inability to compete for, win or retain a project.

It can be difficult and expensive to obtain the insurance we need for our business operations.

We maintain insurance both as a risk management strategy and to satisfy the requirements of many of our contracts. Although we have been generally able to cover our insurance needs, there can be no assurances that we can secure all necessary or appropriate insurance in the future or that such insurance can be economically secured. For example, catastrophic events can result in decreased coverage limits, more limited coverage or increased premium costs or deductibles. We also monitor the financial health of our insurance. If any of our third party insurers fail, abruptly cancel our coverage or otherwise cannot satisfy their obligations to us, then our overall risk exposure and operational expenses could increase and our business operations could be interrupted.

We have international operations that are subject to foreign economic and political uncertainties and risks. Unexpected and adverse changes in the foreign countries in which we operate could result in project disruptions, increased cost and potential losses.

Our business is subject to international economic and political conditions that may change for reasons that are beyond our control. Operating in the international marketplace exposes us to a number of risks including:

●	Abrupt changes in government policies, laws, treaties (including those impacting trade), regulations or leadership;

●	Embargoes or other trade restrictions, including sanctions;

●	Restrictions on currency movement;

●	Tax or tariff changes and withholding requirements;

●	Currency exchange rate fluctuations;

●	Changes in labor conditions and difficulties in staffing and managing international operations, including logistical and communication challenges;

●	U.S. government trade or other policy changes in relation to the foreign countries in which we operate;

●	Other regional, social, political and economic instability, including recessions and other economic crises;

●	Natural disasters and public health crises, including pandemics;

●	Expropriation and nationalization of our assets;

●	International hostilities; and

●	Unrest, civil strife, acts of war, terrorism and insurrection.

Our level of exposure to these risks may vary with each project, depending on the location of the project and its stage of completion. To the extent that our international business is affected by unexpected and adverse foreign economic and political conditions and risks, we may experience project disruptions and losses.

Foreign currency risks could have an adverse impact on revenue, earnings and/or backlog.

Our contracts may subject us to foreign currency risk, particularly when project revenue is denominated in a currency different than the expected costs. A project may be denominated in different currencies at various points in time as a project progresses. We may attempt to minimize our exposure to foreign currency risk by obtaining contract provisions that protect us from foreign currency fluctuations and/or by implementing hedging strategies utilizing derivatives. However, these actions may not always eliminate all foreign currency risk, and as a result, our profitability could be affected. In addition, the U.S. dollar value of our backlog may from time to time increase or decrease significantly due to foreign currency volatility. We may also be exposed to limitations on our ability to reinvest earnings from operations in one country to fund our operations in other countries.

We could be adversely impacted if we fail to comply with domestic and international import and export laws.

Our international operations require importing and exporting goods and technology across international borders on a regular basis. Our policies mandate strict compliance with U.S. and foreign international trade laws. To the extent we export technical services, data and products outside of the U.S., we are subject to laws and regulations governing international trade and exports. A failure to comply with these laws and regulations could result in civil or criminal sanctions, including the imposition of fines, the denial of export privileges and suspension or debarment from participation in U.S. government contracts.

Compliance with and changes in tax laws could adversely affect our performance.

We are subject to extensive tax liabilities imposed by multiple jurisdictions, including federal, state, local and international jurisdictions. New tax laws and regulations and changes in existing tax laws and regulations are continuously being enacted or proposed and could result in a different tax rate on our earnings, which could have a material impact on our earnings and cash flow from operations. In addition, significant judgment is required in determining our provision for income taxes. In the ordinary course of our business, there are some transactions and calculations where the ultimate tax determination is uncertain. We are regularly subject to audits by tax authorities, and our tax estimates and tax positions could be materially affected by many factors, including the final outcome of tax audits and related litigation, the introduction of new tax accounting standards, legislation, regulations and related interpretations, our mix of earnings, the realizability of deferred tax assets and changes in uncertain tax positions. A significant increase in our tax rate could have a material adverse effect on our profitability and liquidity.

Bank failures or intervention by banking regulators may have an adverse impact on our business.

Bank failures or intervention by banking regulators with respect to bank closures, legislation or regulation, and reaction to systemic risk assessments in the national and international banking industries may adversely affect our access to capital, which may adversely impact our operational and financial results. Bank failures, or changes in legislation and regulation, may adversely impact other entities that would, in turn, impact us. If our joint venture partners, insurers, sureties, customers, suppliers, or other parties on whom we rely are affected by issues in the banking industry it may have an adverse impact on our operational and financial performance.

Risks Related to Our Securities

We are an “emerging growth company” and it cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our Common Stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. As an emerging growth company, we are only required to provide two years of audited financial statements and only two years of related selected financial data and management discussion and analysis of financial condition and results of operations disclosure. In addition, we are not required to obtain auditor attestation of its reporting on internal control over financial reporting, have reduced disclosure obligations regarding executive compensation and are not required to hold non-binding advisory votes on executive compensation. In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. We cannot predict whether investors will find our Common Stock to be less attractive as a result of any reliance on these exemptions. If some investors find our Common Stock to be less attractive, there may be a less active trading market for our Common Stock and the price of our Common Stock may be more volatile.

We will remain an emerging growth company until the earliest of: (i) the end of the fiscal year in which we have total annual gross revenue in excess of $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the date on which we consummated our initial public offering (or December 31, 2026); (iii) the date on which we issue more than $1.0 billion in non-convertible debt during the preceding three-year period; or (iv) the end of the fiscal year in which the market value of our Common Stock held by non-affiliates equals or exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. We will no longer be an emerging growth company by the end of 2023.

Further, there is no guarantee that the exemptions available under the JOBS Act will result in significant savings. To the extent that we choose not to use exemptions from various reporting requirements under the JOBS Act, we will incur additional compliance costs, which may impact our financial condition.

An established market for our securities may not develop following consummation of the Business Combination.

An active trading market for our securities may never develop or, if developed, it may not be sustained. Additionally, as described further below, if our securities become delisted from NYSE for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities not listed on a national exchange, the liquidity and price of our securities may be more limited than if we were listed on NYSE or another national exchange. You may be unable to sell your securities unless a market can be established and sustained.

The price of our securities may vary significantly due to a variety of reasons including but not limited to recession, shortages of durable and hard goods used at our properties, semiconductors used in the equipment that powers the intellectual property that we develop, changes in interest rates, natural disasters and general market or economic conditions. Additionally, the Initial Stockholders and current and former management control a majority of our shares following consummation of the Business Combination, and a significant portion of these shares are subject to lockups which will result initially in limited liquidity of our securities. This could subject our securities to additional volatility.

NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject our securities to additional trading restrictions.

Currently, our Common Stock and Public Warrants are publicly traded on NYSE. We may be unable to maintain the listing of our securities in the future. In order to continue listing our securities on NYSE, we will be required to maintain certain financial, distribution and stock price levels.

If NYSE delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;

●	reduced liquidity for our securities;

●	a determination that our Common Stock is a “penny stock” which will require brokers trading in our Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

●	a limited amount of news and analyst coverage; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Since our Common Stock and Warrants are listed on NYSE, they are covered securities. Although the states are preempted from regulating the sale of covered securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. Further, if our securities were no longer listed on NYSE, they would not be covered securities and would be subject to regulation in each state in which they are offered.

The price of our securities may change significantly and you could lose all or part of your investment as a result.

The trading price of our securities is likely to be volatile. The stock market recently has experienced volatility. This volatility often has been unrelated or disproportionate to the operating performance of particular companies. You may not be able to resell your securities at an attractive price due to a number of factors such as the following:

●	results of operations that vary from the expectations of securities analysts and investors;

●	results of operations that vary from those of our competitors;

●	the impact of the COVID-19 pandemic and its effect on our business and financial conditions;

●	changes in expectations as to our future financial performance, including financial estimates and investment recommendations by securities analysts and investors;

●	declines in the market prices of securities generally;

●	strategic actions by us or our competitors;

●	announcements by our competitors of significant contracts, acquisitions, partnerships, other strategic relationships or capital commitments;

●	any significant change in our management;

●	changes in general economic or market conditions or trends in our industry or markets;

●	changes in business or regulatory conditions, including new laws or regulations or new interpretations of existing laws or regulations applicable to our business;

●	future sales of our Common Stock or other securities;

●	investor perceptions or the investment opportunity associated with our securities relative to other investment alternatives;

●	the public’s response to press releases or other public announcements, including our filings with the SEC;

●	litigation involving us, our industry or both, or investigations by regulators into our operations or those of our competitors;

●	guidance, if any, that we provide to the public, any changes in this guidance or our failure to meet this guidance;

●	the development and sustainability of an active trading market for our securities;

●	actions by institutional or activist stockholders;

●	changes in accounting standards, policies, guidelines, interpretations or principles; and

●	other events or factors, including those resulting from natural disasters, war, acts of terrorism or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our securities, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our securities is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Future sales, or the perception of future sales, by the Company or our stockholders in the public market could cause the market price of our securities to decline.

If we or our stockholders sell or indicate an intention to sell substantial amounts of our securities in the public market, the trading price of our securities could decline. In addition, shares underlying any outstanding options and restricted stock units will become eligible for sale if exercised or settled, as applicable, to the extent permitted by the provisions of various vesting agreements and Rule 144 of the Securities Act. All the shares of Common Stock reserved for issuance under our equity incentive plan are expected to be registered on Form S-8 under the Securities Act and become eligible for sale in the public markets, subject to Rule 144 limitations applicable to affiliates. If these shares are sold, or if it is perceived that they will be sold, in the public market, the trading price of our Common Stock could decline.

Although the Initial Stockholders and certain Southland Members are subject to certain restrictions regarding the transfer of their shares of Common Stock, these shares may be sold after the expiration of their respective lock-ups. As restrictions on transfer expire, the market price of our Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.

If securities analysts do not publish research or reports about our business or if they downgrade our stock or our sector, the price and trading volume of our securities could decline.

The trading market for our securities will rely in part on the research and reports that industry or financial analysts publish about the Company or its business. We will not control these analysts. In addition, some financial analysts may have limited expertise with our model and operations. Furthermore, if one or more of the analysts who do cover the Company downgrade our securities or our industry, or the securities of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our securities could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on it regularly, we could lose visibility in the market, which in turn could cause the price or trading volume of our securities to decline.

Our actual operating and financial results in any given period may differ from guidance we provide to the public, including our most recent public guidance.

From time to time, in press reports, SEC filings, public conference calls and other contexts, we have provided guidance to the public regarding current business conditions and our expectations for our future financial results. We expect that we will provide guidance periodically in the future. Such guidance would be based upon a number of assumptions, expectations and estimates that would be inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which would be beyond our control. In providing guidance, we would also make various assumptions with respect to our future business decisions, some of which will change. Our actual financial results, therefore, may vary from our guidance due to our inability to meet the assumptions upon which such guidance is based and the impact on our business of various risks and uncertainties described in these risk factors and in our public filings with the SEC. Variances between our actual results and our guidance may be material. To the extent that our actual financial results do not meet or exceed its guidance, the trading prices of our securities may be materially adversely affected.

We do not intend to pay dividends for the foreseeable future. As a result, you will be relying solely on the appreciation in value of our securities to achieve a return on your investment.

We intend to retain all of our earnings for the foreseeable future to finance the operation and expansion of our business and do not anticipate paying cash dividends on our securities. As a result, you can expect to receive a return on your investment in our securities only if the market price of such securities increases.

USE OF PROCEEDS

All of the Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We will receive up to an aggregate of approximately $165.4 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include acquisitions or other strategic investments or repayment of outstanding indebtedness. We will have broad discretion over the use of proceeds from the exercise of the Warrants for cash. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants for cash.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

MARKET INFORMATION AND DIVIDEND POLICY

Legato II’s Common Stock and Warrants were historically listed on the Global Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbols “LGTO” and “LGTOW,” respectively. Following the consummation of the Business Combination, our Common Stock and Warrants were listed on the Global Market of Nasdaq under the symbols “SLND” and “SLNDW,” respectively. On March 2, 2023, our Common Stock and Warrants were listed on NYSE under the symbols “SLND” and “SLNDW,” respectively. As of February 27, 2023, we had 44,407,831 shares of Common Stock issued and outstanding held of record by 1,399 holders. Such numbers do not include Depository Trust Company participants or beneficial owners holding shares through nominee names.

We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and have no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of our board of directors and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our board of directors may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we incur. We do not anticipate declaring any cash dividends to holders of Common Stock in the foreseeable future.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined balance sheet as of December 31, 2022 combines the historical condensed consolidated balance sheet of Southland as of December 31, 2022 with the historical condensed consolidated balance sheet of Legato II as of December 31, 2022, giving further effect to the Merger, as if it had been consummated as of December 31, 2022.

The following unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 combines the condensed consolidated statement of operations of Southland for the twelve months ended December 31, 2022 with the condensed consolidated statement of operations of Legato II for the twelve months ended December 31, 2022, giving effect to the Merger as if it had occurred on January 1, 2022.

The pro forma information has been derived from, and should be read in conjunction with the historical financial statements of each of Southland and Legato II and the notes thereto included elsewhere in this prospectus.

The summary pro forma information has been presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been had the Merger occurred on the dates indicated. Further, the unaudited pro forma information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected below due to a variety of factors.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments are described in the accompanying footnotes. The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Accounting for the Transaction

The Merger was a capital transaction in substance and not a business combination under ASC 805. As a result, Southland is treated as the accounting acquirer and Legato II is treated as the acquired company for financial reporting purposes per ASC 805. Accordingly, for accounting purposes, the Merger is treated similar to an equity contribution in exchange for the issuance of Legato II Common Stock and a certain amount of cash, as disclosed in other parts of this proxy statement/prospectus. The net assets of Legato II, which are primarily comprised of cash, are stated at historical cost with no goodwill or other intangible assets recorded. This determination was primarily based on the following:

●	Southland’s pre-Merger equityholders considered in the aggregate have approximately 77.8% of the outstanding common stock of Legato II.

●	Southland’s pre-merger senior management continues to compose the senior management of Southland. No employees of Legato II have become employees of Southland;

●	the relative revenue, asset base, and general operational size of Southland compared to Legato II;

●	Southland’s pre-merger operations comprise all of Southland’s operations after the Merger; and

●	Southland nominated five of the seven members of Southland’s board of directors.

Accordingly, for accounting purposes, the financials statements of Southland will represent a continuation of the financial statements of Southland, and the net assets of Southland will be stated at historical cost, with no goodwill or other intangible assets recorded.

On May 25, 2022, Legato entered into the Merger Agreement with Merger Sub and Southland. Pursuant to the Merger Agreement, Merger Sub merged with and into Southland, with Southland survived the merger as a wholly-owned subsidiary of Legato.

Pursuant to the Merger Agreement, at the Effective Time, one hundred percent of the outstanding equity interests in Southland was converted into Legato II Common Stock. One percent of the equity interests in Southland converted into 337,931.0345 shares of Legato II Common Stock.

Pursuant to the Merger Agreement, at the Effective Time, the Southland Members had a right to receive $50 million or, in lieu thereof, at or prior to the Effective Time.Such amount will be carried as a liability on the balance sheet of New Southland to be satisfied at a later date.

The post-Merger ownership of Southland Common Stock is as follows:

	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,111	76.1%
Legato II public stockholders	2,303,720	5.2%
Shares held by Legato II sponsor, founder shares, and other advisors to Legato II	8,311,000	18.7%
Total	44,407,831	100%

Immediately following the closing of the Merger, 13,800,000 Legato II Public Warrants and 585,500 Legato II Private Placement Warrants were issued and outstanding. If all of these warrants were to be exercised, the post-Merger ownership of Southland Common Stock by the Legato II stockholders would be as follows.

	Number of Shares	% Ownership
Equityholders of Southland prior to the Merger	33,793,111	57.5%
Legato II public stockholders	16,103,720	27.4%
Shares held by Legato II sponsor, founder shares, and other advisors to Legato II	8,896,500	15.1%
Total	58,793,331	100%

UNAUDITED PRO FORMA CONDENSED

COMBINED BALANCE SHEET

AS OF DECEMBER 31, 2022

(in thousands, except per share data)

			Transaction
	Southland	Legato II	Accounting		Pro Forma
(Amounts in thousands)	(Historical)	(Historical)	Adjustments		Combined
Cash and cash equivalents	$57,915	$231	$ 81,507	2b	$61,798
			(270,292)	2d
			2,497	2i
			(9,660)	2a
			(400)	2g
Restricted cash	14,076	-	-		14,076
Accounts receivable, net	135,678	-	-		135,678
Retainage receivables	122,682	-	-		122,682
Contract assets	512,906	-	-		512,906
Prepaid expenses	-	200	-		200
Other current assets	24,047	-	-		24,047
Total current assets	867,304	431	3,652		871,387

Investments held in trust account	-	283,320	(281,507)	2b	1,813
			2,497	2i
			(2,497)	2i
Property and equipment, net	114,084	-	-		114,084
Right-of-use assets	16,893	-	-		16,893
Investments-unconsolidated entities	113,724	-	-		113,724
Investments-limited liability companies	2,590	-	-		2,590
Investments-private equity	3,261	-	-		3,261
Goodwill	1,528	-	-		1,528
Intangible assets, net	2,218	-	-		2,218
Other noncurrent assets	3,703	-	-		3,703
Total noncurrent assets	258,001	283,320	(281,507)		259,814
Total assets	1,125,305	283,751	(277,855)		1,131,201

Accounts payable	$126,385	$3	$-		$126,388
Retainage payable	33,677	-	-		33,677
Franchise tax payable	-	138	-		138
Income taxes payable	-	82	-		82
Accrued liabilities	121,584	-	-		121,584
Current portion of long-term debt	46,322	-	-		46,322
Short-term lease liabilities	16,572	-	-		16,572
Contract liabilities	131,557	-	-		131,557
Total current liabilities	476,097	223	-		476,320

Long-term debt	227,278	-	24,400	2c	251,678
Deferred underwriting commissions	-	9,660	(9,660)	2a	-
Long-term lease liabilities	10,032	-	-		10,032
Deferred tax liabilities	3,392	-	-		3,392
Other noncurrent liabilities	48,622	-	50,000	2f	154,311
			55,689	2h
Total long-term liabilities	289,324	9,660	120,429		419,413
Total liabilities	765,421	9,883	120,429		895,733

Commitments and contingencies
Common stock subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized, 27,600,000 shares at redemption value at $10.29 as of February 10, 2023	-	283,195	(283,195)	2d	-
			2,497	2i
			(2,497)	2i
Noncontrolling interest	10,446	-	-		10,446
Members’ capital	327,614	-	(327,614)	2e	-
Preferred stock	24,400	-	(24,400)	2c	-
Common stock, $0.0001 par value; 50,000,000 shares authorized, 8,311,000 non-redeemable shares issued and outstanding (excluding 27,600,000 shares subject to possible redemptions)	-	1	(1)	2d	-
Additional paid-in capital	-	-	283,195	2d	293,015
			(270,291)	2d
			2,497	2i
			327,614	2e
			(50,000)	2f
Retained earnings	-	(9,328)	(400)	2g	(65,417)
			(55,689)	2h
Accumulated other comprehensive income	(2,576)	-	-		(2,576)
Total equity	359,884	(9,327)	(115,089)		235,468
Total liabilities and equity	$1,125,305	$283,751	$(277,855)		$1,131,201

UNAUDITED PRO FORMA CONDENSED

COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in thousands, except per share data)

				Transaction
	Southland	Legato II		Accounting		Pro Forma
(Amounts in thousands)	(Historical)	(Historical)		Adjustments		Combined
Revenue	$1,161,431	$-		$-		$1,161,431
Cost of construction	1,020,497	-		-		1,020,497
Gross profit	140,934	-		-		140,934
Selling, general, and administrative expenses	58,231	1,282		-		59,513
Operating income (loss)	82,703	(1,282)		-		81,421
Loss on investments, net	76	-		-		76
Other income, net	(2,204)	-		-		(2,204)
Interest expense	8,891	-		-		8,891
Investment income from investments in trust account	-	(4,014)	1a	4,014	1a	-
Non-recurring transaction closing costs	-	-				-
Earnings (loss) before income taxes	75,940	2,732		(4,014)		74,658
Income tax expense (benefit)	13,290	801		-		14,091
Net income	62,650	1,931		(4,014)		60,567
Net income (loss) attributable to noncontrolling interests	2,108	-		-		2,108
Net income attributable to Southland Holdings	$60,542	$1,931		$(4,014)		$58,459

Weighted average shares outstanding - basic and diluted(a)				69,704		69,704

Income (loss) per share attributable to common shareholders - basic and diluted						$0.84

(a)	Diluted weighted average shares outstanding excludes the effect of the Earnout Consideration Shares which are contingent upon future events occurring.

For 2022, if Southland has Adjusted EBITDA equal to or greater than $125.0 million, 3,448,276 Earnout Consideration Shares will be allocated among the holders of Southland membership interests. If Southland has Adjusted EBITDA equal to or greater than $145.0 million, the number of Earnout Consideration Shares allocated among the holders of Southland membership interests will be increased to 5,172,414. If Southland does not reach $125.0 million in 2022 Adjusted EBITDA, no Earnout Consideration Shares will be earned.

For 2023, if Southland has Adjusted EBITDA equal to or greater than $145.0 million, 3,448,276 Earnout Consideration Shares will be allocated among the holders of Southland membership interests. If Southland has Adjusted EBITDA equal to or greater than $165.0 million, the number of Earnout Consideration Shares allocated among the holders of Southland membership interests will be increased to 5,172,414. If Southland does not reach $145.0 million in 2023 Adjusted EBITDA, no Earnout Consideration Shares will be earned.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1. Basis of Presentation

The Business Combination will be accounted for as a capital transaction in substance and not as a business combination under ASC 805 for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Southland, and the net assets of Southland will be stated at historical cost, with no goodwill or other intangible assets recorded.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Merger and related transactions occurred on December 31, 2022. The unaudited pro forma condensed combined statement of operations for the twelve months ended December 31, 2022 give pro forma effect of the Merger as if it had occurred on January 1, 2022.

Note 2. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information

The unaudited condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X to depict the accounting for the Merger. The information has been prepared to illustrate the effect of the Merger and is for informational purposes only.

Adjustments to the Unaudited Condensed Combined Statements of Operations

(1)	Represents pro forma adjustments to the condensed combined statement of operations:

a.	Represents the pro forma adjustments to eliminate income to the investment held in the Trust Account.

Adjustments to the Unaudited Condensed Combined Balance Sheet

(2)	Represents pro forma adjustments to the condensed combined balance sheet:

a.	Reflects the deferred underwriting commissions costs of $9.6 million incurred in consummating the Business Combination by Legato II.

b.	Reflects the reclassification of cash and investments held in the trust account that becomes available following the business combination.

c.	As part of the transaction, $24.4 million in Southland’s preferred stock is being converted to long-term debt.

d.	Reflects a pro forma adjustment for the reorganization of the equity section and actual redemptions of common stock shares.

e.	Reflects the equity reorganization from Members’ capital to additional paid-in capital.

f.	Reflects the $50.0 million due to Southland Members per the Merger agreement.

g.	Included within this amount is approximately $0.4 million of legal, financial advisory and other professional fees related to the Business Combination expected to be incurred upon the closing of the Merger transaction.

h.	To record the financial liability related to the Earnout Shares granted to the Southland Members in the amount of $55.7 million pursuant to the 2022 Base Target, 2022 Bonus Target, 2023 Base Target, and 2023 Bonus Target. We believe that the probability of reaching each target is as follows:

2022 Base Target – 90%

2022 Bonus Target – 0%

2023 Base Target – 70%

2023 Bonus Target – 10%.

Our probability of reaching specific targets is based on forecasted future results.

The fair value of the financial liability has been estimated using the fair value of the shares expected to be issued, discounted at the weighted-average cost of capital of Southland as of December 31, 2022.

The Earnout Shares represent contingent consideration paid to the Southland Members. The Earnout Shares are subject to accounting under the guidance of ASC 815-40. As such, subsequent changes in fair value will impact earnings in future periods as the Earnout Shares are either earned or forfeited.

i.	Reflects necessary adjustments to the trust account balance in presenting the amount of cash redeemed out of trust and available to New Southland.

BUSINESS

Southland is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the following end markets: bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines.

At Southland, our mission is to build great things that shape our landscape and foster sustainable infrastructure for future generations. We do this with integrity, never compromising our ethics, and putting the safety and well-being of our employees, and stakeholders, first.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader with projects spanning North America in various end markets.

During the year ended December 31, 2022, and prior to the Merger, Legato II was a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities.

Recent Developments

On February 14, 2023, we consummated the Merger. At the closing of the Merger, among other things, Legato II issued 33,793,111 shares of Common Stock to the former members of Southland LLC in exchange for their membership interests in Southland LLC. For more information on the Merger, see the “Introductory Note” section at the beginning of this prospectus.

In connection with the Business Combination, Legato II change its name to “Southland Holdings, Inc.” Our Common Stock and Warrants are now listed on the NYSE under the symbols “SLND” and “SLNDW,” respectively.

Reportable Segments

We manage Southland in two distinct segments: Civil and Transportation.

Our Civil segment operates throughout North America and specializes in services that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals and piers, and specialty structures and facilities. Our Transportation segment is responsible for the construction of bridges and structures throughout North America, and other parts of the world, including many of the most recognizable bridges, convention centers, sports stadiums, marine facilities, and ferris wheels in the world.

Customers

Our customers are a mixture of public and private entities. Our public sector includes certain federal agencies, state departments of transportation, local transit authorities, county and city public works departments, and utilities, while our private customers consist largely of the owners of industrial, commercial, and residential sites. The majority of both our public and private customers are located in the United States; however, we have large projects in Canada and the Bahamas and experience in worldwide markets.

The management within each of our business segments is responsible for cultivating and maintaining successful long-term relationships with customers. Our local management teams build relationships with current and potential customers in order to better understand and serve their needs which benefits us in the competitive bid process.

We believe that our strategic relationships with customers will result in future opportunities. While relationships are important, we realize that future opportunities also require cost effective bids, as pricing is a key element for most construction projects.

Strategy

Southland exists to build great things that shape our landscape and foster reliable infrastructure for future generations. Across our regional base of offices, Southland provides both Civil and Transportation infrastructure projects to a diverse base of public and private clients. These clients benefit from our market intelligence, local relationships, and our expert knowledge of design and construction.

●	Self-Performance and Technical Experts. Our business model emphasizes self-performance of a significant portion of our work. This allows us to better manage costs by minimizing the use of third-party service providers, which can be more difficult to budget and can delay project schedules. Our expertise in a wide range of technical areas allows us to form internal joint ventures which contribute to better cost management.

●	Significantly Owned Equipment Fleet. Many of our services are equipment intensive. The cost of construction equipment, and in some cases, the availability of construction equipment, provides a significant barrier to entry into several of our businesses. We believe that our preference of ownership, rather than reliance on renting and leasing, of a large and varied construction fleet and maintenance facilities enhances our access to reliable equipment at a favorable cost and allows us to capture additional margin. We currently own and maintain more than 3,500 active pieces of equipment with a fair market value exceeding $300 million.

●	Selective Bidding. We selectively bid on projects that we believe offer an opportunity to meet our profitability objectives or that offer the opportunity to enter promising new markets. In addition, we review our bidding opportunities to attempt to minimize concentration of work with any one customer, in any one industry, or in stressed labor markets. We believe that by carefully positioning ourselves in market segments that have meaningful barriers to entry, we can continue to be competitive.

●	Maintain a Strong Balance Sheet and Bonding Capacity. We maintain a strong balance sheet and bonding capacity to target large contract work. This limits the number of competitors we bid against, as smaller, local companies are often not able to bid on larger projects.

●	Geographically Diverse. We have people and offices across North America which allow us to compete at a national level rather than being restricted to certain regions or states.

●	Growth Through Controlled Expansion. We continue to grow Southland by expanding the scope of services offered or through growing our market share in our existing specialties. In addition, we continue to evaluate acquisitions that offer growth opportunities and the ability to leverage our resources and expertise as a leader in the Transportation and Civil segments.

●	Appropriate Mix of Large-Scale and Small-Scale Projects. We target a mix of large-scale and small-scale projects in our bidding which mitigates risk as it relates to specific customers or projects.

Seasonality, Cyclicality, and Variability

The results of our operations are subject to quarterly variations. Much of the variation is the result of weather, particularly rain, ice, snow, heat, wind, and named storms, which can impact our ability to perform construction activities. These weather impacts can affect revenue and profitability in either of our business segments. Any quarter can be affected either negatively or positively by atypical weather patterns in any part of North America, or other areas in which we operate. Traditionally, our first quarter is the most weather-affected; however, this will not necessarily be true in future periods.

Our business may also be affected by overall economic market declines, delays in new projects, by changes in client schedules, or for other reasons.

Competition and Market Trends

In both our Transportation and Civil segments, we have competitors within the individual markets and geographic areas in which we operate, ranging from small, local companies to larger regional, national, and international companies. Although the construction business is highly competitive, there are few, if any, companies which compete in all of our market areas, both geographically and from an end market perspective. The degree and type of competition is influenced by the type and scope of construction projects within individual markets. Equipment ownership and ability to self-perform across numerous disciplines are two of our significant competitive advantages. These two advantages contribute to what sets us apart from our competition. We believe that the primary factors influencing competition in our industry are price, reputation for quality, safety, schedule certainty, relevant experience, availability of field supervision and skilled labor, machinery and equipment, financial strength, as well as knowledge of local markets and conditions. We believe that we can compete favorably based on these factors.

Many of our competitors have the ability to perform work in either the private or public sectors. When opportunities for work in one sector are reduced, competitors tend to look for opportunities in the other sector. This migration has the potential to reduce revenue growth and/or increase pressure on gross profit margins.

We believe that the combination of our experience, reputation, and technical expertise are unmatched among companies of our size. This combination of skills has allowed us to pursue large-scale projects with fewer competitors.

Contract Provisions and Subcontracting

Our contracts are primarily obtained through competitive bidding. Occasionally, we obtain contracts through direct negotiations with customers. We are often invited to bid on projects with customers who maintain pre-qualified contractor lists. Contractors are selected for the pre-approved contractor lists by virtue of their prior performance for such customers, as well as their reputation, technical expertise, safety record, ability to obtain surety bonds, and experience.

When considering bid opportunities, we evaluate factors such as the customer, the geographic location of the work, the availability of labor, our competitive advantage or disadvantage relative to other bidders, our current and projected workload, the likelihood of additional work, our history with the client, contract terms, the project’s cost and profitability estimates, and other factors. We have an experienced estimating staff using sophisticated estimating systems. The project estimates form the basis of a project budget against which performance is tracked through a project cost system, thereby enabling management to monitor a project’s cost and schedule performance. Project costs are accumulated and monitored regularly against billings and payments to ensure proper tracking of cash flow on the project.

Most of our contracts allow for termination by either us or our customer. The terms of these contracts typically cover the reimbursement of our costs through a specified date, along with additional reimbursement for demobilizing our employees and equipment from the project site. Some contracts are subject to completion schedule requirements which can include liquidated damages in the event schedules are not met.

We serve as the prime contractor on the majority of our projects. In the construction industry, the prime contractor is responsible for the execution of the entire contract scope of work, including subcontract work. As prime contractor, we are responsible for work of our subcontractors, and we are potentially subject to increased costs and reputational risks associated with the failure of one or more of our subcontractors to perform their respective scope as defined in the contract. While we may subcontract specialized activities such as blasting, hazardous waste removal and selected electrical/instrumentation work, we self-perform most of the work on our projects with our own resources, including field supervision, labor, and equipment.

Contract Backlog

Contract backlog (“Backlog”) in our industry is an economic measure of the total value of work remaining to be performed on projects that we have been awarded. Backlog consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in Backlog once a contract has been fully executed and/or we have received formal Notice to Proceed from the project owner.

Although contract backlog reflects business that we consider to be firm; deferrals, cancellations, or scope adjustments may occur. Backlog is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations, and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state, and local government customers, are expected to continue to represent a majority of our total Backlog.

(Amounts in thousands)	Backlog
Balance: December 31, 2020	$2,897,381
New contracts, change orders, and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance: December 31, 2021	$2,218,573
New contracts, change orders, and adjustments	1,892,946
Gross backlog	4,111,519
Less: contract revenue recognized in 2022	(1,137,634)
Balance December 31, 2022	$2,973,885

Construction Costs and Raw Materials

We manage our business to minimize or eliminate exposure to labor and material price increases, including through inflation, in our bids for projects, when possible. Our contracts typically contain protections in the case of excessive increases in the cost of either labor or equipment. In our fixed price contracts, we bid with assumptions of increases in wages and prices of raw materials. Frequently, we obtain fixed price quotes from major subcontractors and material suppliers early in our project schedules. Our fixed price contract bids also tend to contain contingencies for inflation or other significant increases. The construction and other materials needed to complete our projects tend to be available locally from multiple suppliers which insulates us from being overly reliant on any particular vendor.

Supply-chain disruption has continued for many of the materials and inputs that we need to complete our projects. Specifically, prices of oil, gas, and other fuel sources have increased. Additionally, the cost and availability of many construction materials and labor has impacted project costs and scheduling. We have continued to mitigate these impacts to the extent possible by passing these costs on to our customers when possible and agreeing to fixed-cost contracts with suppliers and subcontractors for labor and materials.

Our operations can be impacted by increases in prices, whether caused by inflation or other economic factors. We attempt to recover anticipated increases in the cost of labor, materials, equipment, and fuel through price escalation provisions in certain contracts and by considering the estimated increases in costs in our bidding on new work. We often seek to get fixed-price bids from subcontractors and suppliers upon signing new contracts to control costs. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we did not have material impacts to our profitability due to increased costs. This does not mean that we will be able to effectively manage the impact of increasing costs on our profitability in the future.

Due to the COVID-19 pandemic and Russia’s invasion of Ukraine, the construction industry has experienced widespread supply chain impacts. Labor costs continue to increase due to shortages of qualified workers. Hiring and retaining our skilled workers continues to be a priority to avoid future potential labor shortages.

Risk Management, Insurance, and Bonding

We are insured to cover a broad range of exposures arising from our work in the construction industry. All of our policies have been procured with limits and deductibles or self-insured retention amounts of varying amounts per occurrence. We believe that our insurance coverage meets or exceeds our needs relating to any casualty or other type of insurance loss.

Our safety team has created an atmosphere of safety at our projects which results in a favorable loss experience factor. Our safety directors and site-specific safety managers work together to assess and control potential losses and liabilities both before and during our construction projects. Our safety record is in-line with industry standards.

In our industry, we are generally required to possess various types of surety bonds guaranteeing our completion of projects for most public and private customer contracts. Surety bond costs and our ability to obtain surety bonds are largely contingent on our working capital, Backlog, past performance and reputation, capitalization, management and technical expertise, and other factors at the underwriter’s discretion. To date, we have been able to acquire the level of surety bonds necessary to support our business.

Government Regulations

Our business is subject to environmental, health and safety, government procurement, anti-bribery, and other government regulations and requirements. We believe that we have all of the necessary licenses required to conduct our operations and that we are in substantial compliance with applicable regulatory requirements.

Below is a summary of some of the significant regulations that impact our business.

Environmental

Our operations are subject to various federal, state, local, and foreign laws and regulations relating to the environment, including those relating to the Clean Water and Clean Air Acts. In addition, the Environmental Protection Agency (the “EPA”) and other federal, state, local, and international agencies regulate our operations including in regards to the handling, transportation and disposal of non-hazardous and hazardous substances and waste, as well as emission and discharges into the environment; including discharges to air, surface water, groundwater, soil, and others.

We have a substantial investment in construction equipment that utilize diesel and gasoline fuel, which could be negatively impacted by regulations related to greenhouse gas emissions from such sources.

We are subject to laws and regulations governing the liability and cleanup responsibility for the release of hazardous substances into the environment. Under certain of these laws and regulations, liability can be assessed for sites to which hazardous substances or wastes were sent by current, or former operations at our facilities, or for the cleanup of previously owned or leased properties, irrespective of whether our activities were in violation of laws and regulations at the time or whether we directly caused the contamination. The presence of contamination from hazardous substances or wastes at our sites could preclude the sale, lease or use of our properties as collateral for financing.

We evaluate our compliance with environmental laws on a continual basis.

The majority of our revenue was recognized from contracts funded by federal, state, and local government agencies and authorities. Government contracts contain specific procurement regulations, contract provisions, and a variety of other requirements related to the formation, administration, project performance, and accounting. These agreements require certification of compliance.

Our operations are subject to various statutes and executive orders. These include but are not limited to:

●	the Davis-Bacon Act which regulates wages and benefits,

●	Executive Order 11246 which establishes equal employment opportunity and affirmative action requirements,

●	the Walsh-Healy Act which prescribes a minimum wage and regulates overtime and other working conditions,

●	Executive Order 14063 which requires project labor agreements on all federal construction projects with contract values over $35 million,

●	the Drug-Free Workplace Act, and

●	the Federal Acquisition Regulation and the Federal Civil False Claims Act.

We are also subject to the rules and regulations promulgated by the Occupational Safety and Health Administration (“OSHA”) and the Mine Safety and Health Administration and other regulations. In addition, certain contracts within our government agency projects contain minimum Disadvantaged Business Enterprise (“DBE”) participation clauses.

These laws and regulations affect how we transact business and, in some instances, impose additional costs on our business operations, which may adversely affect our business, results of operations and financial condition. As further described in the “Risk Factors” section of this prospectus, violation of specific laws and regulations could lead to fines, contract termination, debarment of contractors and/or suspension of future contracts. Our government customers can also terminate, renegotiate or modify any of their contracts with us at their convenience.

Anti-Corruption and Bribery

We are subject to the Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits U.S. and other business entities from making improper payments to foreign government officials, political parties or political party officials. We are also subject to the applicable anti-corruption laws in the jurisdictions in which we operate, thus potentially exposing us to liability and potential penalties in multiple jurisdictions. The anti-corruption provisions of the FCPA are enforced by the Department of Justice while other state or federal agencies may seek recourse against the Company for issues related to FCPA. In addition, the SEC requires strict compliance with certain accounting and internal control standards set forth under the FCPA. Failure to comply with the FCPA and other laws can expose us and/or individual employees to potentially severe criminal and civil penalties. Such penalties may have a material adverse effect on our business, results of operations and financial condition. We devote resources to the development, maintenance, communication and enforcement of our Code of Conduct, our anti-bribery compliance policies, our internal control processes and compliance related policies. We strive to conduct timely internal investigations of potential violations and take appropriate action depending upon the outcome of the investigation.

Human Capital Resources

We have built a culture of hard work and excellence with a diverse and inclusive workplace as a business imperative because our people are our single most important asset. In our high-performance culture, everyone is treated fairly and respectfully and has equal access to opportunities based on capabilities and performance, regardless of gender, generation, sexual orientation, mental and physical ability, race, ethnicity, and other protected classes.

Our workforce was made up of approximately 2,500 employees as of December 31, 2022, of which 550 were salaried and 1,950 were hourly.

Union Workforce

Several of our subsidiaries are a signatory to numerous local and regional collective bargaining agreements, both directly and through trade associations, as a union contractor. These agreements cover all necessary union professions and are subject to renewal periodically. As of December 31, 2022, about 660, or 26%, of our employees were represented by a union. Estimated amounts for wage escalation related to the expiration of union contracts are included in our bids on various projects.

Diversity and Inclusion

We employ a dynamic mix of people to create the strongest company possible. Our policy strictly forbids discrimination in employment on the basis of age, culture, gender, national origin, sexual orientation, physical appearance, race, or religion. We are an inclusive, diverse company with people of all backgrounds, experience, culture, styles, talents, and other protected classes.

Professional and Career Development

We strive to develop and sustain a skilled labor advantage by providing thorough on and off-site training programs, project management training, and leadership development programs.

Safety, Health, and Wellness

We are committed to providing a safe environment for our employees. We pride ourselves in our workplace safety. We track and maintain several key safety metrics, which senior management reviews monthly, and we evaluate management on their ability to provide safe working conditions on job sites and to create a strong safety culture.

Compensation and Benefits

As part of our compensation philosophy, we believe that we must offer and maintain market competitive total compensation and benefit packages for our employees in order to attract and retain superior talent. We benchmark our benefits package against our competitors on a yearly basis.

We also provide additional benefits to our employees, including a 401(k) Match Plan, healthcare and insurance benefits, paid time off, family leave, flexible work schedules, and employee assistance programs.

Code of Conduct

All of our employees are subject to our Code of Conduct, which includes guidance and requirements concerning, among other things, general business ethics, including policies concerning the environment, conflicts of interest, harassment and discrimination, data security and privacy, and the Anti-Bribery and Corruption Policy, which includes guidance and requirements concerning, among other things, interactions with government officials, provisions of gifts, entertainment and hospitality, and charitable and political contributions.

Legal Proceedings

From time to time, we may become involved in additional legal proceedings arising in the ordinary course of our business. We have been and continue to be involved in legal proceedings that arise in the ordinary course of business, the outcome of which, if determined adversely to us, would not individually or in the aggregate have a material adverse effect on our business, financial condition and results of operations.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

Unless the context requires otherwise, references to “Southland,” “we,” “us,” “our” and “the Company” in this section are to the business and operations of Southland and its consolidated subsidiaries, including those periods prior to the Business Combination. The following discussion and analysis should be read in conjunction with the audited consolidated financial statements and related notes thereto and the unaudited pro forma condensed combined financial information and the related notes thereto, in each case included elsewhere in this prospectus. In addition to historical information, this discussion contains forward-looking statements that involve risks, uncertainties, and assumptions that could cause Southland’s actual results to differ materially from management’s expectations. Factors which could cause such differences are discussed herein and in “Risk Factors.” See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

During the year ended December 31, 2022, and prior to the Merger, Legato Merger Corp. II was a blank check company incorporated for the purpose of effecting a merger or similar business combination with one or more businesses. For more information on the Merger, see the “Introductory Note” section at the beginning of this prospectus.

Following the Merger, Southland is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the following end markets: bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines.

At Southland, our mission is to build great things that shape our landscape and foster sustainable infrastructure for future generations. We do this with integrity, never compromising our ethics, and putting the safety and well-being of our employees, and stakeholders, first.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Company, Oscar Renda Contracting, Southland Contracting, Mole Constructors, and Heritage Materials. With the combined capabilities of these six subsidiaries, Southland has become a diversified industry leader with projects spanning North America in various end markets.

Key Factors Affecting Results of Operations

Business Environment

Our Civil segment operates throughout North America and specializes in services that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals and piers, and specialty structures and facilities. Our Transportation segment is responsible for the construction of bridges and structures including many of the most recognizable bridges, convention centers, sports stadiums, marine facilities, and ferris wheels in the world.

Both our Civil and Transportation segments continue to identify new opportunities to grow our business, and the future outlook of the end markets we serve remains positive. Although risk and uncertainty exist, including, but not limited to, the items addressed within our forward-looking statements and risk factors, we believe that we are well positioned to compete on new infrastructure projects in both the public and private sectors. We believe that we have the operational excellence, reputation, and technical skill to continue to grow our business.

Market Trends and Uncertainties

In both our Transportation and Civil segments, we have competitors within the individual markets and geographic areas in which we operate, ranging from small, local companies to larger regional, national, and international companies. Although the construction business is highly competitive, there are few, if any, companies which compete in all of our market areas, both geographically and from an end market perspective. The degree and type of competition is influenced by the type and scope of construction projects within individual markets. Equipment ownership and ability to self-perform across numerous disciplines are two of our significant competitive advantages. These two advantages contribute to what sets us apart from our competition. We believe that the primary factors influencing competition in our industry are price, reputation for quality, safety, schedule certainty, relevant experience, availability of field supervision and skilled labor, machinery and equipment, financial strength, as well as knowledge of local markets and conditions. We believe that we can compete favorably in all of these factors.

Many of our competitors have the ability to perform work in either the private or public sectors. When opportunities for work in one sector are reduced, competitors tend to look for opportunities in the other sector. This migration has the potential to reduce revenue growth and/or increase pressure on gross profit margins.

We have seen an increase in demand for specialty construction projects in recent years at the federal, state, and local level. We anticipate the further spending on infrastructure related to economic stimulus spending including the Infrastructure Investment and Jobs Act that was passed in 2021, and other federal, state, or local initiatives.

We believe that the combination of our experience, reputation, and technical expertise are unmatched among companies of our size. This combination of skills has allowed us to pursue complex projects with fewer competitors.

Seasonality, Cyclicality, and Variability

The results of our operations are subject to quarterly variations. Much of the variation is the result of weather, particularly rain, ice, snow, heat, wind, and named storms, which can impact our ability to perform construction activities. These weather impacts can affect revenue and profitability in either of our business segments. Any quarter can be affected either negatively or positively by atypical weather patterns in any part of North America, or other areas in which we operate. Traditionally, our first quarter is the most weather-affected; however, this may or may not necessarily be true in future periods.

Our business may also be affected by overall economic market conditions, including but not limited to declines in spending by project owners, delays in new projects, by changes in client schedules, or for other reasons.

Key Business Metrics

Backlog

In our industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. We define backlog as a measure of the total amount of revenue remaining to be earned on projects that have been awarded. We only include a project in our backlog once we have an executed contract, or authorized notice to proceed. As a result, we believe our backlog is firm, although cancellations or scope adjustments may occur.

In our industry, backlog is an indicator of future revenue streams for work that has been awarded but not completed. We define backlog as anticipated revenue from the uncompleted portion of existing contracts and therefore can be estimated.

Backlog should not be considered a comprehensive indicator of future revenue as any of our contracts can be terminated by our customers on relatively short notice, and backlog does not include future work for which we may be awarded. In the event of a cancelation, we are typically reimbursed for all of our costs through a specific contractual date, as well as our costs to demobilize from the project site. Costs may include preconstruction and engineering services as well as that of our subcontractors. Our contracts do not typically grant us rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues, or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not be included within our backlog amount.

Other Non-GAAP Financial Measures

In addition to financial results determined in accordance with the accounting principles generally accepted in the United States (“U.S. GAAP”), in our industry, it is customary to manage our business using earnings before interest expense, income taxes, depreciation and amortization (“EBITDA”). EBITDA assists management and our board of directors and may be useful to investors in comparing our operating performance consistently over time as it removes the impact of our capital structure and expenses that do not relate to our core operations.

Recently Issued Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. The implementation of Topic 326 in 2023 will not have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities as of the date of the financial statements and the reported amounts of revenues and expenses earned and incurred, respectively, during the reporting period. Critical accounting estimates are fundamental to the portrayal of both our financial condition and results of operations and often require difficult, subjective, and complex estimates and judgments by management. We evaluate our estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which we believe to be reasonable under the circumstances. We adjust such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in these estimates will be reflected in the consolidated financial statements in future periods. The following discussion addresses the item we have identified as our critical accounting estimate.

Revenue Recognition

We recognize revenue over time as we satisfy our performance obligations. We generally use an input method measured by comparing actual costs incurred to date to total estimated costs for the project to recognize revenue as it is the best available method to recognize the progress of satisfying our performance obligations and transfer of control to our customers.

Due to the nature of our industry the use of this method requires us to make material estimates and assumptions that are subject to a high degree of uncertainty. To determine estimated transaction price and estimated cost at completion we rely on our experience, and outside expert opinions on an as needed basis, with particular types of projects and customers using information that is reasonably available to us.

An estimated transaction price can be impacted by numerous items related to variable consideration, including but not limited to: claims, approved and pending changes orders, unpriced change orders, completion incentives, liquidated damages, penalties, and other contractual provisions. An estimated cost at completion may fluctuate based on numerous items, including but not limited to:

●	Complexity in original design,

●	Owner-directed changes,

●	Non-owner directed factors that necessitate change in scope or construction methodology,

●	Differing site conditions,

●	Productivity,

●	Availability and cost of labor, equipment, or materials,

●	Weather,

●	Changes in technology,

●	Governmental or environmental restrictions,

●	Subcontractor and joint venture partner performance,

●	Expected cost of warranties,

●	Insurance costs, and

●	Time to recover, or not recover, additional contract costs.

We recognize the impact of any changes in estimated transaction price or estimated cost at completion on a cumulative catch-up basis. This can result in the recognition of revenue in a current period related to the satisfaction of performance obligations that occurred or partially occurred in a prior period. This can also result in the reversal of revenue recognized in a prior period, in the current period. If it is estimated that a project will have costs in excess of expected revenues, we recognize the full loss in that period and any adjustments to that expected loss in the period in which that change in expected loss may be identified.

Results of Operations

The following table sets forth summary financial information for the years ended December 31, 2022, December 31, 2021, and December 31, 2020:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$1,161,431	$1,279,186	$1,057,936
Cost of construction	1,020,497	1,164,998	964,536
Gross profit	140,934	114,188	93,400
Selling, general, and administrative expenses	58,231	58,136	49,653
Operating income	82,703	56,052	43,747
(Gain) loss on investments, net	76	(898)	(2,068)
Other income, net	(2,204)	(2,780)	(1,839)
Interest expense	8,891	7,255	8,096
Earnings before income taxes	75,940	52,475	39,558
Income tax expense	13,290	10,945	9,406
Net income	62,650	41,530	30,152
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)
Net income attributable to Southland Holdings	$60,542	$38,720	$33,668

Revenue

Revenue for the year ended December 31, 2022, was $1,161.4 million, a decrease of $117.8 million, or 9.2%, compared to the year ended December 31, 2021. The decrease was primarily due to fewer project starts, and more projects nearing substantial completion in 2022 versus 2021.

Revenue for the year ended December 31, 2021, was $1,279.2 million, an increase of $221.3 million, or 21%, compared to the year ended December 31, 2020. The acquisition of American Bridge Company on October 1, 2020 contributed $229.6 million to the year over year increase and project activity in Florida contributed $117.2 million to the year over year increase, offset by decreases in revenue of $48.2 million for various Texas DOT projects and a combined decrease of $73.6 million related to three large projects compared to 2020.

Cost of construction

Cost of construction for the year ended December 31, 2022, was $1,020.5 million, a decrease of $144.5 million, or 12.4%, compared to the year ended December 31, 2021. The decrease in costs was primarily due to fewer project starts, and more projects nearing substantial completion in 2022 versus 2021.

Cost of construction for the year ended December 31, 2021, was $1,165.0 million, an increase of $200.5 million, or 21%, compared to the year ended December 31, 2020. The increase in costs was primarily due to increased construction activity following our acquisition of American Bridge Company in October of 2020, which contributed $140.9 million to the year over year increase, and project activity in Florida, which contributed $41.2 million to the year over year increase, offset by combined decreases of $78.3 million related to three large projects that had significant costs of construction in 2020.

Gross profit

Gross profit for the year ended December 31, 2022, was $140.9 million, an increase of $26.7 million, or 23.4%, compared to the year ended December 31, 2021. This increase was primarily due to an increase in proportionate volume of higher margin projects led by strong operating results in our Transportation segment and negative project adjustments in 2021 that impacted the period over period increase. Our gross margin percentage was 12.1% for the year ended December 31, 2022, compared to 8.9% for the year ended December 31, 2021.

Gross profit for the year ended December 31, 2021, was $114.2 million, an increase of $20.8 million, or 22%, compared to the year ended December 31, 2020. The increase was primarily due to strength in our Florida projects as well as the acquisition of American Bridge Company. Our gross margin percentage was 8.9% for the year ended December 31, 2021, compared to 8.8% for the year ended December 31, 2020. See segment results for more information.

Selling, general, and administrative costs

Selling, general, and administrative costs for the year ended December 31, 2022, were $58.2 million, an increase of $0.1 million, or 0.1%, compared to the year ended December 31, 2021. The increase, as a percentage of revenue, for the year ended December 31, 2022, compared to the year ended December 31, 2021, was primarily driven by the costs associated with the merger with Legato Merger Corp. II.

Selling, general and administrative costs for the year ended December 31, 2021, were $58.1 million, an increase of $8.5 million, or 17%, compared to the year ended December 31, 2020. The increase was driven by our acquisition of American Bridge Company in October 2020, which contributed $9.6 million to the year over year increase. The acquisition added additional headcount and back-office operations.

Gain/loss on investments, net

Loss on investments, net for the year ended December 31, 2022, was $0.1 million, a decrease of $1.0 million, or 108%, compared to the year ended December 31, 2021. The decrease was primarily driven by a decrease in our total amount invested within our investment accounts.

Gain on investments, net for the year ended December 31, 2021, was $0.9 million, a decrease of $1.2 million, or 57%, compared to the year ended December 31, 2020. The decrease was primarily driven by a decrease in the total amount invested within our investment accounts.

Interest expense

Interest expense for the year ended December 31, 2022, was $8.9 million, an increase of $1.6 million, or 23%, compared to the year ended December 31, 2021. The difference was attributable to increased borrowing and higher interest rates.

Interest expense for the year ended December 31, 2021, was $7.3 million, a decrease of $0.8 million, or 10%, compared to the year ended December 31, 2020. The difference was attributable to lower interest rates as a result of refinancing a majority of our equipment notes and replacing our revolving credit facility.

Income tax expense

Income tax expense for the year ended December 31, 2022, was $13.3 million, or an effective rate of 17.6%. The primary differences from federal statutory tax rate of 21% were (i) nontaxable earnings of $2.1 million due to the “S-elections” by multiple of our entities which decreased the worldwide effective rates by 2.8%, (ii) the utilization of foreign tax credits of $2.5 million from the inclusion of foreign income which decreased the worldwide effective rate by 3.3%, (iii) the effect of uncertain tax positions of $1.4 million which increased the world wide effective rate by 1.8%, and (iv) the permanent inclusion difference of foreign income through Section 951A Global Intangible Low-Taxed Income (GILTI) of $3.9 million net of related deductions which increased the worldwide effective rate by 5.1%.

Income tax expense for the year ended December 31, 2021, was $10.9 million, or an effective rate of 20.9%. The primary differences from federal statutory tax rate of 21% were (i) nontaxable earnings of $12.1 million due to the “S-elections” by multiple of our entities which created effective rates of 0%, (ii) a decrease in valuation allowances of $18.7 million due to changes within future earnings projections, and (iii) state income taxes of $3.9 million.

Segment Results

Segment Revenue

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Total		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Civil	$305,324	26.3%	$391,629	30.6%	$368,588	34.8%
Transportation	856,107	73.7%	887,557	69.4%	689,348	65.2%
Total revenue	$1,161,431	100.0%	$1,279,186	100.0%	$1,057,936	100.0%

Segment Gross Profit

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Segment		% of Segment		% of Segment
Segments	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit	Revenue
Civil	$45,464	14.9%	$40,913	10.4%	$58,314	15.8%
Transportation	95,470	11.2%	73,275	8.3%	35,086	5.1%
Gross profit	$140,934	12.1%	$114,188	8.9%	$93,400	8.8%

Civil

Revenue for the year ended December 31, 2022, was $305.3 million, a decrease of $86.3 million, or 22%, compared to the year ended December 31, 2021. The decrease was primarily due to decreased activity, as projects approach substantial completion on a wastewater project in Toronto and a water project on the east coast which contributed $49.4 million and $29.7 million less in 2022 versus 2021, respectively.

Revenue for the year ended December 31, 2021, was $391.6 million, an increase of $23.0 million, or 6%, compared to the year ended December 31, 2020. The increase was due to increased activity on some of our large projects which drove overall revenue.

Gross profit for the year ended December 31, 2022, was $45.4 million, or 14.9% of segment revenue, compared to $40.9 million, or 10.4% of segment revenue, for the year ended December 31, 2021. The difference is attributable to a negative project adjustment, in 2021, on a wastewater project in Toronto, which contributed $4.9 million more in 2022 versus 2021.

Gross profit for the year ended December 31, 2021, was $40.9 million, or 10.4% of segment revenue, compared to $58.3 million, or 15.8% of segment revenue, for the year ended December 31, 2020. The difference is attributable to $8.3 million in subcontractor-caused critical path delays on a project in the Midwest, and decreased productivity of $7.4 million realized on a project in the northeast.

Transportation

Revenue for the year ended December 31, 2022, was $856.1 million, a decrease of $31.5 million, or 3.5%, compared to the year ended December 31, 2021. The decrease was primarily due to a project in Florida and a project in the Pacific Northwest contributing $69.9 million and $24.6 million less, respectively, for the year ended December 31, 2022 versus the year ended December 31, 2021 as these projects approached substantial completion during the year. These decreases were offset by a project in the Bahamas producing $70.4 million more for the year ended December 31, 2022 versus the year ended December 31, 2021 as the project activity increased according to its construction schedule.

Revenue for the year ended December 31, 2021, was $887.6 million, an increase of $198.2 million, or 29%, compared to the year ended December 31, 2020. The increase was primarily due strength in our southeast division and contribution from the acquisition of American Bridge. The increase in revenue was partially offset by lower bidding activity, reducing the number of new project starts during 2021.

Gross profit for the year ended December 31, 2022, was $95.5 million, or 11.2% of segment revenue, compared to $73.3 million, or 8.3% of segment revenue, for the year ended December 31, 2021. The difference is attributable to the same projects that drove the differences in revenues in 2022 versus 2021. These projects contributed $17.4 million more gross profit for the year ended December 31, 2022 versus the year ended December 31, 2021.

Gross profit for the year ended December 31, 2021, was $73.3 million, or 8.3% of segment revenue, compared to $35.1 million, or 5.1% of segment revenue, for the year ended December 31, 2020. The difference is attributable to an increase of $16.4 million related to activity on a transportation project in Florida and contributions from projects that were part of the American Bridge acquisition. These were offset by losses on transportation projects for Texas Department of Transportation.

EBITDA Reconciliation

In our industry, it is customary to manage our business using earnings before interest, income taxes, depreciation and amortization (“EBITDA”). Below is a reconciliation of net income to EBITDA.

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net income	$60,542	$38,720	$33,668
Depreciation and amortization	45,697	47,468	39,370
Income taxes (benefit)	13,290	10,945	9,406
Interest expense	8,891	7,255	8,096
Interest income	(172)	(47)	(570)
EBITDA	$128,248	$104,341	$89,970

EBITDA for the year ended December 31, 2022, increased by $23.9 million, or 22.9%, compared to the year ended December 31, 2021, due primarily to increased gross profit as discussed in the Civil and Transportation segment discussion.

EBITDA for the year ended December 31, 2021, increased by $14.4 million, or 16%, compared to the year ended December 31, 2020, due primarily to an increase of $5.1 million in net income primarily due to strength in our southeast division and contribution from the acquisition of American Bridge. The combination were the primary factors in the increase of $20.8 million of gross profit. The increase in gross profit was partially offset by an increase in selling, general, and administrative costs of $8.5 million and an increase in net loss attributable to noncontrolling interests $6.3 million.

Liquidity, Capital Commitments and Resources

Our principal sources of liquidity are cash generated from operations, funds from borrowings, and existing cash on hand. Our principal uses of cash typically include the funding of working capital obligations, debt service, and investment in machinery and equipment for our projects.

Based on historical and anticipated future operating results, we believe cash flow from operations, available cash, amounts available to us under the revolving credit agreement, and other financing will be adequate to meet our liquidity needs for at least the next twelve months, including any anticipated requirements for working capital, capital expenditures, and scheduled debt service.

Our current and future liquidity is greatly dependent upon our operating results, which are largely determined by overall economic conditions and our current contracts and backlog. Our liquidity could be adversely affected by a disruption in the availability of credit. If such a material adverse event were to occur, we may be unable to borrow under our revolving credit agreement or may be required to seek additional financing. In addition, we may be required to seek additional financing to refinance all or a significant portion of our existing debt on or prior to maturity.

We are exposed to market risks relating to fluctuations in interest rates and currency exchange risks. Significant changes in market conditions could cause interest rates to increase and have a material impact on the financing needed to operate our business.

The following table sets forth summary change in cash, cash equivalent and restricted cash for the years ended December 31, 2022, December 31, 2021, and December 31, 2020:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net cash used in operating activities	$(66,202)	$(90,573)	$(50,171)
Net cash provided by (used in) investing activities	5,562	(8,499)	195,817
Net cash provided by (used in) financing activities	20,135	30,604	(47,953)
Effect of exchange rate changes	1,254	(686)	968
Net change in cash, cash equivalents, and restricted cash	$(39,251)	$(69,154)	$98,661

Net cash used in operating activities was $66.2 million during the year ended December 31, 2022, compared to $90.6 million and $50.2 million for the years ended December 31, 2021, and December 31, 2020, respectively. During the year ended December 31, 2022, and in addition to net income of $62.7 million, the primary driver in cash used in operating activities comes from a $138.7 million increase in contract assets that represents the timing difference between recognizing revenue and billing the customer. This was partially offset by a $20.0 million increase in contract liabilities and an amortization and depreciation amount of $45.7 million. During the year ended December 31, 2021, the primary driver in cash used in operating activities comes from a $188.7 million decrease in contract liabilities. This was primarily related to the contract liabilities assumed by Southland as part of the American Bridge business combination. This was partially offset by an increase to $26.4 million in accounts payable and accrued expenses and an increase in depreciation and amortization to $47.5 million. During the year ended December 31, 2020, the primary driver in cash used in operating activities comes from a $60.0 million decrease in contract liabilities and was driven by liabilities assumed as part of the American Bridge business combination. Contract assets increased $58.5 million due to contracts assets assumed as part of the American Bridge business combination. This was partially offset by $39.4 million in depreciation and amortization and a decrease of $15.7 million in accounts receivable.

Net cash provided by (used in) investing activities was $5.6 million, ($8.5) million, and $195.8 million during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. Net cash provided by investing activities for the year ended December 31, 2022 was driven primarily by the purchase of fixed assets, which contributed ($4.8) million, and proceeds from the sale of fixed assets, which contributed $10.1 million. Similarly for the year ended December 31, 2021, the net cash used in investing activities was driven primarily by the purchase of fixed assets, which contributed ($18.8) million, and proceeds from the sale of fixed assets, which contributed $11.3 million. Net cash provided by investing activities was $195.8 million for the year ended December 31, 2020. The year ended December 31, 2020, was an outlier due to the receipt of $231.9 million from the sureties related to the American Bridge combination, which was partially offset by $31.0 million in purchases of property and equipment.

Net cash provided by (used in) financing activities was $20.1 million, $30.6 million, and ($48.0) million, respectively, for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. For the year ended December 31, 2022, the primary driver was borrowings on the line of credit for $75.0 million and payments on notes payable for $42.9 million. For the year ended December 31, 2021, the primary driver was borrowings of $206.2 million in new borrowings on notes payable and $67.0 million in borrowing on the revolving loan, which was partially offset by payments on notes payable of $153.6 million and repayments of $82.0 million on the revolving loan. During the year ended December 31, 2020, we repaid $77.0 million on the revolving loan, $51.2 million of notes payable, and made distributions of $6.2 million. This was partially offset by borrowings of $57.0 million on the revolving loan and $34.4 million in notes payable.

As of December 31, 2022, we had long-term debt of $273.6 million, of which $46.3 million is due within the next twelve months.

Revolving Credit Facility

In July 2021, Southland LLC entered into a revolving credit agreement with Frost Bank for $50.0 million. As of December 31, 2022, the revolving credit facility agreement had been amended and increased to $100 million. The revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. As of December 31, 2022, $95.0 million was drawn on the revolver, and we had $5.0 million available.

Secured Notes

We enter secured notes in order to finance growth within our business. As of December 31, 2022, we had secured notes expiring between November 2023 and May 2030. Interest rates on the secured notes range between 1.29% and 6.50%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2022, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2022, we had equipment notes expiring in April 2023. As of December 31, 2022, there is no interest rate on any of our equipment notes.

Backlog

The following table sets forth backlog information for the years ended December 31, 2022 and December 31, 2021:

(Amounts in thousands)	Backlog
Balance: December 31, 2020	$2,897,381
New contracts, change orders, and adjustments	592,393
Gross backlog	3,489,774
Less: contract revenue recognized in 2021	(1,271,201)
Balance December 31, 2021	$2,218,573
New contracts, change orders, and adjustments	1,892,946
Gross backlog	4,111,519
Less: contract revenue recognized in 2022	(1,137,634)
Balance December 31, 2022	$2,973,885

Backlog should not be considered a comprehensive indicator of future revenue as any of our contracts can be terminated by our customers on relatively short notice, and backlog does not include future work for which we may be awarded. In the event of a cancelation, we are typically reimbursed for all of our costs through a specific contractual date, as well as our costs to demobilize from the project site. Our contracts do not typically grant us rights to revenue reflected in backlog. Projects may remain in backlog for extended periods of time as a result of schedule delays, regulatory requirements, project specific issues, or other reasons. Contract amounts from contracts where a transaction price cannot be reasonably estimated are not included within our backlog amount.

MANAGEMENT

The following table sets forth our current directors and executive officers:

Name	Age	Position
Brian Pratt	70	Chairman (Class II Director)
Frank Renda	46	Class III Director; President and Chief Executive Officer
Tim Winn	46	Class III Director; Co-Chief Operating Officer and Executive Vice President
Gregory Monahan	49	Class III Director
Izzy Martins	51	Class II Director
Kyle Burtnett	46	Class I Director
Mario Ramirez	56	Class I Director
Cody Gallarda	36	Chief Financial Officer, Executive Vice President and Treasurer
Rudy V. Renda	45	Co-Chief Operating Officer and Executive Vice President - Strategy and Special Projects

Background Information

Brian Pratt

Brian Pratt has served as a member of the Company’s board of directors and Non-Executive Chairman of its board of directors since November 2021. Mr. Pratt served as Non-Executive Chairman of the board of directors of Legato Merger Corp. from August 2020 until its merger with Algoma Steel Group Inc. (“Algoma”) in October 2021 and has continued to serve as a member of the board of directors of Algoma since such time. Mr. Pratt served as Chairman of Primoris Services Corp (“Primoris”) from July 2008 until May 2019 and as a director on the Primoris board of directors from July 2008 to February 2020. He served as Primoris’ President and Chief Executive Officer from July 2008 to October 25, 2015. Mr. Pratt has been managing his personal investments since leaving Primoris. From 1983 through July 2008, he served as the President, Chief Executive Officer and Chairman of the board of directors of Primoris’ predecessor entity, ARB, Inc. Mr. Pratt has over 35 years of hands-on operations and management experience in the construction industry. Mr. Pratt completed four years of courses in Civil Engineering at California Polytechnic College in Pomona, California.

Frank Renda

Frank Renda has served as President and Chief Executive Officer of the Company since the consummation of the Business Combination. Mr. Renda is responsible for identifying and establishing all necessary initiatives to achieve short-term and long-term corporate goals. He has nearly 30 years of experience across various disciplines within the construction industry and has spent the last 20 years as the CEO of Southland LLC. He has combined his operational background, industry knowledge, and M&A expertise to grow the Southland family of companies to well over $1B in annual revenues, with operations throughout North America. Mr. Renda earned his B.S. in Finance from Texas Tech University.

Tim Winn

Tim Winn has served as Executive Vice President and Chief Operating Officer of the Company since the consummation of the Business Combination. Mr. Winn has approximately 30 years of experience in technical infrastructure project execution. Under his leadership, Southland LLC, and its various subsidiaries, has completed some of the nation’s most complex bridge, marine, underground tunneling, structural and emergency infrastructure services for both public and private clients. Additionally, Mr. Winn has successfully integrated numerous strategic acquisitions to strengthen Southland LLC’s operational capabilities. Mr. Winn earned his B.S. in Finance and Economics from Texas Tech University.

Gregory Monahan

Gregory Monahan has served as a member of the Company’s board of directors since November 2021. He also served as Legato II’s Chief Executive Officer from November 2021 until the consummation of the Business Combination in February 2023. Mr. Monahan has served as a Senior Managing Director of Crescendo Partners, L.P., a New York-based investment firm, since 2005 and as the Portfolio Manager of Jamarant Capital, L.P. a private investment partnership, since January 2016. Mr. Monahan previously co-founded Bind Network Solutions, a consulting firm formed in 1998 which was focused on network infrastructure and security. Mr. Monahan currently serves on the board of directors of Absolute Software Corp, a provider of security and management for computer and ultra-portable devices, and Primo Water Corporation, a leading pure-play water solutions provider. From June 2016 to May 2019, he was a director on the board of directors of BSM Technologies, a commercial fleet telematics provider. Mr. Monahan also served as a director of COM DEV International, a designer and manufacturer of space hardware from April 2013 to April 2016; ENTREC Corporation, a crane and heavy haul transportation company from May 2015 to May 2016; SAExploration Holdings, a geophysical services company offering seismic data acquisition services to the oil and gas industry from June 2013 to July 2016; O’Charley’s Inc., a multi-concept restaurant company from March 2008 to April 2012; and Bridgewater Systems, a telecommunications software provider from May 2009 to August 2011. Mr. Monahan earned a Bachelor of Science degree in Mechanical Engineering at Union College and an MBA from Columbia Business School. Mr. Monahan is NACD Directorship Certified®.

Izzy Martins

Izzy Martins has served as a member of the Company’s board of directors since the consummation of the Business Combination in February 2023. Ms. Martins has also served as Executive Vice President, Americas Avis Budget Group, Inc. (“Avis”) since June 2020 after assuming the responsibilities associated with this role on an interim basis in January 2020. Previously, Ms. Martins held various strategic and financial roles with Avis, including Senior Vice President and Chief Financial Officer, Americas from May 2014 through December 2019, Senior Vice President and Acting Chief Accounting Officer from November 2010 through May 2014 and Vice President of Tax from August 2006 through November 2010. Ms. Martins was Avis’s Director of Tax Planning and Mergers & Acquisitions of Cendant Corporation (as the company was formerly known) from November 2004 through August 2006. Prior to joining Avis, Ms. Martins was associated with Deloitte & Touche LLP for seven years. Ms. Martins earned a Bachelor of Science degree in accounting and a Juris Doctor from Seaton Hall University.

Kyle Burtnett

Kyle Burtnett has served as a member of the Company’s board of directors since the consummation of the Business Combination in February 2023. Mr. Burtnett has also served as the President of GI Alliance, the largest physician-led network of gerontology providers, since November 2020. Prior serving as President of GI Alliance, Mr. Burtnett served as the Chief Operating Officer of Conifer Health Solutions, Inc. (“Conifer”) between October 2017 and June 2020. Mr. Burtnett also served as the interim Chief Executive Officer of Conifer during his tenure with the company and was involved in leading Conifer through its spinoff from Tenant Healthcare Solutions, Inc. Mr. Burtnett previously served as President, Ambulatory Services and Chief Integration Officer for Tenet’s United Surgical Partners International (“USPI”) subsidiary from June 2015 to October 2017. Prior to USPI, Mr. Burtnett served as Senior Vice President of Tenet’s Outpatient Services Division. He held numerous positions with Tenet from August 2003 to June 2015. Mr. Burtnett earned a Bachelor of Science degree in management from the U.S. Air Force Academy and an MBA from the University of Southern California, Marshall School of Business.

Mario Ramirez

Mario Ramirez has served as a member of the Company’s board of directors since the consummation of the Business Combination in February 2023. Mr. Ramirez has also served as the Managing Director of Avalon Net Worth, an independent boutique investment bank focused on providing business advisory services to middle-market companies, since June 2018. Mr. Ramirez also serves as President of MRamirez Group, LLC, a consulting firm Mr. Ramirez founded in January 2017 focused on advising family offices, business development and public-private partnerships in collaboration with influential business leaders. Mr. Ramirez was previously with TIAA, a Fortune 100 financial services company from 1995 to 2016 where he served on the senior leadership team in the role of Managing Director of Executive Relations and Hispanic Markets. Mr. Ramirez also serves on the Sam M. Walton College of Business Dean’s Executive Advisory Board, the Garrison Financial Institute board of directors, and is a member of the Board of Trustees for Liberty Christian School. Mr. Ramirez serves as Vice Chairman of the Hispanic Leadership Alliance and Vice chairman of Fossil Rim Wild Life Center. Mr. Ramirez previously served on the Arkansas Business Hall of Fame Selection Committee, the Arkansas Executive Forum, and the Campaign Arkansas Steering Committee and chaired the Campaign Committee for Diverse Programs. In addition, Mr. Ramirez earned a BSBA in Finance degree in 1989 from the Sam M. Walton College at the University of Arkansas.

Cody Gallarda

Cody Gallarda has served as Executive Vice President, Chief Financial Officer and Treasurer of the Company since the consummation of the Business Combination. Mr. Renda has more than 15 years of experience in leading and developing finance, accounting, IT, and HR functions while overseeing various strategic initiatives. Prior to joining Southland LLC, he spent more than ten years with Primoris Services Corp., a publicly traded infrastructure firm. Mr. Gallarda is a Certified Public Accountant licensed in Texas and holds a M.S. in Accounting from the University of Texas at Dallas and holds an MBA from California State University, Fullerton, and a B.S. in Business Administration and Technology from California Baptist University.

Rudy Renda

Rudy Renda has served as Executive Vice President and Chief Operating Officer, Strategy and Special Projects, of the Company since the consummation of the Business Combination. Mr. Renda oversees various plant and conveyance projects for Southland LLC and has been instrumental in the company’s completion of some of the most complex projects in the United States. He combines nearly 30 years of construction experience, leading various components of contract administration and compliance, resource management, partnering strategies, customer relationships, and coordination across all subsidiaries of Southland LLC. Mr. Renda earned his undergraduate degree from Texas Tech University.

Corporate Governance

We have structured the Company’s corporate governance in a manner we believe closely aligns our interests with those of our stockholders. Notable features of this corporate governance include:

●	we have independent director representation on our audit, compensation and nominating and corporate governance committees, and our independent directors meet regularly in executive sessions without the presence of our corporate officers or non-independent directors;

●	each of the three members of our Audit Committee qualify as an “audit committee financial expert” as defined by the SEC; and

●	we have implemented a range of other corporate governance best practices, including implementing a director education program.

Composition of the Board of Directors

The business and affairs of the Company are managed under the direction of its board of directors. The board of directors consists of seven directors, all of whom were elected to the board upon consummation of the Business Combination. The board of directors is divided into three classes, with only one class of directors being elected in each year and each director (except for those Class I and Class II directors elected upon the consummation of the Business Combination) serving a three-year term.

The term of office of the current Class I directors, Mr. Burtnett and Mr. Ramirez, will expire at the Company’s 2024 annual meeting of stockholders. The term of office of the current Class II directors, Mr. Pratt and Ms. Martins, will expire at the Company’s 2025 annual meeting of stockholders. The term of office of the current Class III directors, Mr. Renda, Mr. Winn and Mr. Monahan, will expire at the Company’s 2026 annual meeting of stockholders.

Committees of the Board of Directors

The board of directors of the Company has three standing committees: Audit, Compensation and Nominating and Corporate Governance, each of which is governed by a charter. The charters for our Audit, Compensation and Nominating and Governance Committees are posted on our website, www.southlandholdings.com.

Audit Committee

Ms. Martins currently serves as the chair and a member of the Audit Committee, along with Mr. Monahan and Mr. Burtnett also serving as members. The Audit Committee meets NYSE audit committee composition requirements, and each member of the Audit Committee is financially literate.

The board of directors of the Company has determined that each of Ms. Martins, Mr. Burtnett and Mr. Monahan qualify as an “audit committee financial expert” as defined by the SEC.

The functions of the Audit Committee include, among other things:

●	evaluating the performance, independence and qualifications of the Company’s independent auditors and determining whether to retain the Company’s existing independent auditors or engage new independent auditors;

●	reviewing the Company’s financial reporting processes and disclosure controls;

●	reviewing and approving the engagement of the Company’s independent auditors to perform audit services and any permissible non-audit services;

●	reviewing the adequacy and effectiveness of the Company’s internal control policies and procedures, including the responsibilities, budget, staffing and effectiveness of the Company’s internal audit function;

●	reviewing with the independent auditors the annual audit plan, including the scope of audit activities and all critical accounting policies and practices to be used by the Company;

●	obtaining and reviewing at least annually a report by the Company’s independent auditors describing the independent auditors’ internal quality control procedures and any material issues raised by the most recent internal quality-control review;

●	monitoring the rotation of partners of the Company’s independent auditors on the Company’s engagement team as required by law;

●	prior to engagement of any independent auditor, and at least annually thereafter, reviewing relationships that may reasonably be thought to bear on their independence, and assessing and otherwise taking the appropriate action to oversee the independence of the Company’s independent auditor;

●	reviewing the Company’s annual and quarterly financial statements and reports, including the disclosures contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in the Company’s periodic reports filed with the SEC and discussing the statements and reports with the Company’s independent auditors and management;

●	reviewing with the Company’s independent auditors and management significant issues that arise regarding accounting principles and financial statement presentation and matters concerning the scope, adequacy and effectiveness of the Company’s financial controls and critical accounting policies;

●	reviewing with management and the Company’s auditors any earnings announcements and other public announcements regarding material developments;

●	establishing procedures for the receipt, retention and treatment of complaints received by the Company regarding financial controls, accounting, auditing or other matters;

●	preparing the report that the SEC requires in the Company’s annual proxy statement;

●	reviewing and providing oversight of any related party transactions in accordance with the Company’s related party transaction policy and reviewing and monitoring compliance with legal and regulatory responsibilities, including the Company’s code of ethics;

●	reviewing the Company’s major financial risk exposures, including the guidelines and policies to govern the process by which risk assessment and risk management is implemented; and

●	reviewing and evaluating on an annual basis the performance of the Audit Committee and the Audit Committee Charter.

The composition and function of the Audit Committee complies with all applicable requirements of the Sarbanes-Oxley Act, all applicable SEC rules and regulations and all applicable NYSE listing rules. The Company will comply with future requirements of the SEC, NYSE or other applicable authority to the extent they become applicable to the Company.

Compensation Committee

Mr. Burtnett currently serves as the chair and a member of the Compensation Committee, along with Mr. Pratt and Ms. Martins also serving as members. The board of directors of the Company has determined that each of the members of the Compensation Committee satisfies the independence requirements of NYSE and is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act.

The functions of the Compensation Committee include, among other things:

●	reviewing and approving the corporate objectives that pertain to the determination of executive compensation;

●	reviewing and approving the compensation and other terms of employment of the Company’s executive officers;

●	reviewing and approving performance goals and objectives relevant to the compensation of the Company’s executive officers and assessing their performance against these goals and objectives;

●	making recommendations to the board of directors of the Company regarding the adoption or amendment of equity and cash incentive plans and approving amendments to such plans to the extent authorized by the board of directors of the Company;

●	reviewing and making recommendations to the board of directors of the Company regarding the type and amount of compensation to be paid or awarded to Company non-employee board members;

●	reviewing and assessing the independence of compensation consultants, legal counsel and other advisors as required by Section 10C of the Exchange Act;

●	administering the Company’s equity incentive plans, to the extent such authority is delegated by the board of directors of the Company;

●	reviewing and approving the terms of any employment agreements, severance arrangements, change in control protections, indemnification agreements and any other material arrangements for the Company’s executive officers;

●	reviewing with management the Company’s disclosures under the caption “Compensation Discussion and Analysis” in the Company’s periodic reports or proxy statements filed with the SEC, to the extent such caption is included in any such report or proxy statement;

●	preparing an annual report on executive compensation that the SEC requires in the Company’s annual proxy statement; and

●	reviewing and evaluating on an annual basis the performance of the Compensation Committee and recommending such changes as deemed necessary with the board of directors of the Company.

The Compensation Committee may also, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NYSE and the SEC.

The composition and function of the Compensation Committee complies with all applicable requirements of the Sarbanes-Oxley Act and all applicable SEC and NYSE rules and regulations. The Company will comply with future requirements of the SEC, NYSE or other applicable authority to the extent they become applicable to the Company.

Nominating and Governance Committee

Mr. Ramirez currently serves as the chair and a member of the Nominating and Governance Committee, along with Mr. Monahan and Mr. Pratt also serving as members. All three members of the Nominating and Governance Committee meet NYSE independence requirements. The Nominating and Governance Committee assists the board of directors by identifying and recommending individuals qualified to become members of the board. The Nominating and Corporate Governance Committee is responsible for evaluating the composition, size and governance of the board and its committees and making recommendations regarding future planning and the appointment of directors to the committees, establishing a policy for considering stockholder nominees to the board, reviewing the corporate governance principles and making recommendations to the board regarding possible changes; and reviewing and monitoring compliance with the Company’s Code of Business Conduct and Ethics.

Stockholder Nominations for Directors

The Nominating and Governance Committee will consider candidates for director nominees that are recommended by our stockholders in the same manner as Board recommended nominees, in accordance with the procedures set forth in our Amended and Restated Bylaws.

Our Amended and Restated Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors at an annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by the Company). Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination is made) and certain information about any nominee or other proposed business.

You are advised to review our Amended and Restated Bylaws, which describe such procedures and other requirements about advance notice of stockholder nominations for directors. Any such nominations should be submitted to the Nominating and Governance Committee c/o Secretary, Southland Holdings, Inc., 1100 Kubota Drive, Grapevine, Texas 76051.

Code of Ethics

Following the closing of the Business Combination, we adopted an Amended and Restated Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to our officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The full text of the Code of Ethics is posted on our website, www.southlandholdings.com. We will provide a copy of the Code of Ethics without charge upon request. We intend to disclose future amendments to, or waivers of, the Code of Ethics, as and to the extent required by SEC regulations, on our website identified above or in public filings.

Family Relationships

Frank Renda and Rudy V. Renda are first cousins.

Involvement in Certain Legal Proceedings

There have been no events under any bankruptcy act, no criminal proceedings or any judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the last ten years.

Director Independence

As a result of its Common Stock being listed on NYSE as of March 2, 2023, the Company adheres to the listing rules of NYSE in affirmatively determining whether a director is independent. The Company’s board of directors has consulted with its counsel to ensure that the board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. NYSE listing standards generally define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

The board of directors of the Company has determined that each of the directors other than Mr. Renda and Mr. Winn qualifies as an independent director, as defined under the listing rules of NYSE, and that the board of directors of the Company consists of a majority of “independent directors,” as defined under the rules of the SEC and NYSE listing rules relating to director independence requirements.

EXECUTIVE AND DIRECTOR COMPENSATION

Executive and Director Compensation of Legato II Prior to the Business Combination

No executive officer or director of Legato II received any cash compensation for services rendered to Legato II. From the IPO to the consummation of the Business Combination, Legato II paid Crescendo Advisors II, LLC, an affiliate of Eric Rosenfeld, Legato II’s Chief SPAC Officer, $15,000 per month for providing Legato II with office space and certain office and secretarial services. However, this arrangement was solely for Legato II’s benefit and was not intended to provide Legato II’s officers or directors compensation in lieu of a salary. Additionally, such individuals were be reimbursed for any out-of-pocket expenses incurred in connection with activities on Legato II’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. There was no limit on the amount of these out-of-pocket expenses and there was no review of the reasonableness of the expenses by anyone other than Legato II’s board of directors and audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged.

Executive and Director Compensation of Southland LLC Prior to the Business Combination

The following is a discussion and analysis of the material components of the compensation arrangements of Southland LLC’s directors and executive officers prior to the consummation of the Business Combination who would have been Southland LLC’s “named executive officers” if Southland LLC was subject to the reporting requirements under the Exchange Act as an “emerging growth company” as defined in the JOBS Act.

Southland LLC’s named executive officers (“NEOs”) for the year ended December 31, 2022, included Frank S. Renda, President, Chief Executive Officer and manager, Tim Winn, Executive Vice President, co-Chief Operating Officer and manager, Rudy V. Renda, Executive Vice President, co-Chief Operating Officer — Strategy and Special Projects and manager, and Cody Gallarda, Chief Financial Officer, Executive Vice President and Treasurer. This section provides important information regarding Southland LLC’s executive compensation programs and explains the compensation decisions made during the fiscal year ending December 31, 2022, for its NEOs.

Southland LLC’s executive compensation program was designed to attract, retain and reward key employees, to incentivize them based on the achievement of key performance goals and to align their interests with the interests of Southland LLC equity holders. The primary elements of compensation for Southland LLC’s NEOs were base salary and annual performance bonuses. Southland LLC’s NEOs also participated in employee benefit plans and programs that Southland LLC offered to its other employees, including group medical health and accident, group insurance and similar benefit plans as well as its retirement plans.

The compensation of the Chief Executive Officer was determined annually upon the vote of the Southland LLC board of managers and the compensation of the other NEOs was determined annually by the Chief Executive Officer. In making compensation decisions, Southland LLC considered annual and long-term Company performance and considered the compensation of its executive officers in relation to companies of comparable size, industry and complexity, taking the performance of Southland LLC into consideration.

Summary Compensation Table for 2022 and 2021

The following table sets forth information with respect to the compensation of Southland LLC’s NEOs for the fiscal years ended December 31, 2022, and 2021.

Name	Year	Salary	Bonus(1)	All Other Compensation(2)	Total
Frank S. Renda	2022	$299,840	$200,000	$5,558	$505,398
	2021	$299,840	$-	$7,517	$307,357
Tim Winn	2022	$350,684	$200,000	$26,000	$576,684
	2021	$350,684	$-	$21,888	$372,572
Rudy V. Renda	2022	$247,840	$200,000	$21,312	$469,152
	2021	$247,840	$-	$20,940	$268,780
Cody Gallarda	2022	$300,000	$270,000	$25,400	$595,400
	2021	$285,577	$270,000	$19,292	$574,869

(1)	Represents a discretionary performance bonus.
(2)	Represents vehicle allowances and Southland LLC contributions to 401(k)-Profit Sharing Plan.

Narrative Disclosure to Summary Compensation Table

Base Salaries

The NEOs received their respective base salaries to compensate them for services rendered to Southland LLC. The base salary payable to each NEO was intended to provide a market competitive level of fixed compensation reflecting the applicable NEO’s skill set, experience, role and responsibilities. For the fiscal year ended December 31, 2022, the respective annual base salaries of Southland LLC’s NEOs were as follows:

Name	Base Salary
Frank S. Renda	$299,840
Tim Winn	$350,684
Rudy V. Renda	$247,840
Cody Gallarda	$300,000

Cash Bonus

Southland LLC’s NEOs were entitled to receive annual cash bonuses. Payments of the annual cash bonuses were discretionary and not based on any specific performance milestones or financials achievements. Any cash bonuses paid to the Chief Executive Officer were approved by the board of managers and any cash bonuses paid to the other NEOs were approved by the Chief Executive Officer. For the fiscal year ended December 31, 2022, the total discretionary cash bonuses paid to Southland LLC’s NEOs were as follows:

Name	Percentage of Base Salary	Bonus Amount
Frank S. Renda	66.7%	$200,000
Tim Winn	57.0%	$200,000
Rudy V. Renda	80.7%	$200,000
Cody Gallarda	90.0%	$270,000

Equity Compensation

Southland LLC did not provide its NEOs with any equity-based compensation.

Other Elements of Compensation

Retirement Plans. Southland LLC maintained a 401(k)-Profit Sharing Plan for its employees, including NEOs, who satisfied certain eligibility requirements. NEOs were eligible to participate in the 401(k)-Profit Sharing Plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the plans, which have discretionary match features. For the fiscal year ended December 31, 2022, the total discretionary contributions made in favor of Southland LLC’s NEOs were as follows:

Name	Contribution Amount
Frank S. Renda	$5,558
Tim Winn	$11,600
Rudy V. Renda	$6,912
Cody Gallarda	$11,600

Health/Welfare Plans. All of Southland LLC’s full-time employees, including NEOs, were eligible to participate in its health and welfare plans, including, but not limited to, medical, dental and vision benefits, short-term and long-term disability insurance and life insurance.

Car Allowance. Certain NEOs were entitled to receive annual car allowances. For the fiscal year ended December 31, 2022, Mr. Winn and Mr. Rudy Renda received an annual car allowance of $14,400. Mr. Gallarda received an annual car allowance of $13,800.

Employment Agreements

Southland LLC did not enter into written employment agreements with any of its NEOs. The total annual compensation of the Chief Executive Officer was determined upon the vote of the Southland LLC board of managers and the total annual compensation of the other NEOs was determined by the Chief Executive Officer. The NEOs were employed on at-will basis and were eligible to participate in Southland LLC’s group medical health and accident group insurance and similar benefit plans as well as its retirement plans.

As Southland LLC’s President and Chief Executive Officer, Frank S. Renda received a base salary of $299,840. Mr. Renda’s salary was determined annually upon the vote of the Southland LLC board of managers. Additionally, Mr. Renda was eligible to receive a discretionary cash bonus as determined by the Southland LLC board of managers, in its sole discretion. For the fiscal year ended December 31, 2022, Mr. Renda received a $200,000 cash bonus.

As Southland LLC’s Executive Vice President and co-Chief Operating Officer, Tim Winn received a base salary of $350,684 and an annual car allowance of $14,400. Mr. Winn’s salary was determined annually by the Chief Executive Officer. Additionally, Mr. Winn was eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2022, Mr. Winn received a $200,000 cash bonus.

As Southland LLC’s Executive Vice President and co-Chief Operating Officer - Strategy and Special Projects, Rudy V. Renda received a base salary of $247,840 and an annual car allowance of $14,400. Mr. Renda’s salary was determined annually by the Chief Executive Officer. Additionally, Mr. Renda is eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2022, Mr. Renda received a $200,000 cash bonus.

As Southland LLC’s Chief Financial Officer, Executive Vice President and Treasurer, Mr. Gallarda received a base salary of $300,000 and an annual car allowance of $13,800. Mr. Gallarda’s salary was determined annually by the Chief Executive Officer. Additionally, Mr. Gallarda was eligible to receive a discretionary cash bonus as determined by the Chief Executive Officer, in his sole discretion. For the fiscal year ended December 31, 2022, Mr. Gallarda was awarded a cash bonus of $270,000.

Potential Payments Upon Termination or Change of Control

On December 31, 2021 Southland LLC entered into a Key Employee Retention Agreement with Cody Gallarda (the “Retention Agreement”), pursuant to which Mr. Gallarda was entitled to termination benefits upon a termination of employment by Southland LLC. The Retention Agreement also provided that Mr. Gallarda would be entitled to termination benefits upon a change of control of Southland or upon a change in ownership of greater than 25% of the equity interests of Southland LLC, if such change of control or ownership resulted in Mr. Gallarda’s target compensation package or employment status being reduced. The termination benefits included severance payments equal to six months base salary, to be paid no later than 90 days following the date of termination, and all accrued but unused vacation as of the date of termination, to be paid with the last paycheck received by Mr. Gallarda in accordance with Southland LLC’s regular payroll practices. Southland LLC’s obligations to make the foregoing severance payments would not apply in the event Mr. Gallarda was terminated for cause or voluntarily resigned from Southland LLC; provided, however such voluntary resignation was not the result of a change of control or ownership triggering the termination benefits, as described above. The Retention Agreement further provided that if Mr. Gallarda received the termination benefits described above, or was otherwise terminated for cause, Mr. Gallarda would not solicit any Southland LLC employees for a period of two years following the termination date and would not solicit any Southland LLC customers for a period of one year following the termination date. The Business Combination did not trigger the foregoing payments.

Outstanding Equity Awards as of December 31, 2022

Southland LLC did not provide its NEOs with any equity-based compensation. Accordingly, there were no outstanding equity awards held by any Southland LLC NEOs as of December 31, 2022.

Director Compensation

No compensation was provided to Southland LLC’s directors in connection with their service as directors during the year ended December 31, 2022. There were no outstanding equity awards held by any Southland LLC directors as of December 31, 2022.

Executive and Director Compensation of the Company Following the Business Combination

Executive Compensation

Subsequent to the closing of the Business Combination, the Board appointed Mr. Burtnett, Mr. Pratt and Ms. Martins to the Compensation Committee, with Mr. Burtnett serving as chair. The Compensation Committee adopted an executive compensation program as described below.

The Company’s primary objective with respect to executive compensation is to maintain a reward system that aligns executive compensation with the Company’s overall business strategies and attracts and retains highly qualified executives. The Company intends to stay competitive in the marketplace with companies of comparable size, industry and complexity. The Company’s compensation philosophy for executives is guided by the following principles:

●	Pay for Performance. In making compensation decisions, the Company considers annual and long-term company performance and considers the compensation of its executive officers in relation to companies of comparable size, industry and complexity, taking the performance of the Company into consideration.

●	Reviewed Annually. The Compensation Committee of the Board annually reviews compensation levels to ensure the Company remains competitive and continues to attract, retain and motivate top-tier talent.

●	Alignment with Stockholder Interests. The Company’s compensation program is intended to closely align the interests of the Company’s NEOs with those of its stockholders in an effort to create long-term stockholder value.

The Company’s compensation philosophy is intended to reward demonstrated performance and encourage behavior that is in the long-term best interests of the Company and its stockholders. Compensation for its executive officers has four primary components: base salary, an annual cash incentive bonus, certain perquisites and additional compensation as outlined in applicable employment agreements and long-term compensation in the form of equity grants.

In connection with the Company’s executive compensation program, each of Messrs. Frank Renda, Winn, Rudy Renda and Gallarda entered into employment agreements with the Company (the “New Employment Agreements”). The New Employment Agreements generally provide for at-will employment and each executive’s annual base salary, eligibility to receive an annual cash performance bonus, eligibility to receive equity grants pursuant to the Company’s equity plans and eligibility to participate in the Company’s benefit plans.

The annual base salary of each executive, and such executive’s annual cash performance bonus, are expected to be reviewed annually by the Company. Mr. Frank Renda’s New Employment Agreement provides for an initial annual base salary of $650,000. Mr. Winn’s New Employment Agreement provides for an initial annual base salary of $500,000. Mr. Rudy Renda’s New Employment Agreement provides for an initial annual base salary of $500,000. Mr. Gallarda’s New Employment Agreement provides for an initial annual base salary of $400,000. Each executive’s New Employment Agreement provides for an annual cash performance bonus that is targeted, but not guaranteed, to be between 80% and 200% of such executive’s annual base salary for that particular year.

The New Employment Agreements also restrict Messrs. Frank Renda, Winn, and Rudy Renda’s ability to sell more than a certain percentage of his total, aggregate equity holdings in the Company or any of the Company’s affiliates during any calendar year. Each executive officer is subject to certain restrictive covenants, including but not limited to confidentiality, non-disclosure and non-solicitation covenants under his New Employment Agreement.

Further, the New Employment Agreements provide for the following payments upon termination of an executive’s employment, including in connection with a change in control:

●	Termination by the Company for Cause or Termination by Executive Without Good Reason. If the Company terminates an executive’s employment for cause or an executive terminates his employment without good reason, the Company will pay to the executive his base salary due through the date of termination and all accrued benefits, if any, to which the executive is entitled as of the date of termination, at the time such payments are due, and the executive’s rights with respect to equity or equity-related awards will be governed by the applicable terms of the related plan and/or separate award agreement.

●	Termination by the Company without Cause or Termination by Executive with Good Reason. If the Company terminates an executive’s employment other than for cause or disability or if an executive terminates his employment with good reason: (i) the Company will pay the executive (A) the executive’s base salary due through the date of termination, (B) a pro rata bonus at the time other employees receive annual bonuses for the calendar year in which the date of termination occurs and in all events by March 15 of the calendar year following the year in which such termination occurs, (C) all accrued benefits, if any, to which the executive is entitled as of the date of termination, in each case at the time such payments are due, (D) a cash lump sum in an amount equal to one (1) times the sum of the executive’s base salary and target annual bonus for the year of termination, payable in a lump sum on the 60th day following the date of termination (ii) all outstanding equity awards held by the executive immediately prior to his termination will immediately vest (with outstanding options remaining exercisable for the length of their remaining term), and (iii) the executive and his covered dependents will be entitled to continued participation in benefit plans on the same terms and conditions as applicable immediately prior to his date of termination for 18 months; provided that if such continued coverage is not permitted under the terms of such benefit plans, the Company will pay the executive an additional, lump sum amount that, on an after-tax basis, is equal to the cost of comparable coverage obtained by the executive, and (E) a cash, lump sum in an amount equal to any unpaid portion of the signing bonus and the deferred compensation, if any, payable in a lump sum on the 60th day following the date of termination.

●	Termination Upon a Change in Control. If there is (i) a termination of an executive’s employment by the Company without cause (and not as a result of death or disability) or a resignation by an executive with good reason during the two-year period following a change in control or (ii) a termination of an executive’s employment by the Company without cause (and not as a result of death or disability) within six (6) months prior to a change in control, if the termination was at the request of a third party or otherwise arose in anticipation of the change in control, the executive will receive the payments and benefits set forth in Termination by the Company without Cause or Termination by Executive with Good Reason, except that in lieu of the lump-sum payment under subsection (i)(D) thereof, the executive will receive a cash payment in an amount equal to two (2) times the sum of his base salary and target annual bonus for the year of termination (without taking into account any reductions which would constitute good reason), payable in a lump sum on the 60th day following the date of termination.

Director Compensation

Following the closing of the Business Combination, the Company continues to review the appropriate design for a non-employee director compensation program. The Company expects the program may consist of an annual cash retainer, committee retainers or equity awards subject to time-based vesting, subject to the discretion of the Board.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information known to us regarding the beneficial ownership of Common Stock as of March 21, 2023 by:

●	each person who is known by us to be the beneficial owner of more than five percent (5%) of the outstanding shares of Common Stock;

●	each of our current executive officers and directors; and

●	all of our current executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of Common Stock is based on 44,407,831 shares of Common Stock issued and outstanding as of March 21, 2023.

Name and Address of Beneficial Owner(1)	Number of shares of Common Stock	%
Gregory Monahan(2)	617,174	1.4
Brian Pratt(3)	2,4,77,990	5.6
Frank S. Renda(4)	22,117,537	49.8
Tim Winn(5)	6,220,558	14.0
Rudy V. Renda(6)	6,220,560	14.0
Cody Gallarda	-	*
Mario Ramirez	-	*
Izzy Martins	-	*
Kyle Burtnett	-	*
All Directors and Executive Officers of the Company as a Group (9 Individuals)	37,678,891	84.8

Five Percent Holders
Frank S. Renda(4)	22,117,537	49.8
Tim Winn(5)	6,220,558	14.0
Rudy V. Renda(6)	6,220,560	14.0
Frank Renda 2015 Irrevocable Trust	5,571,932	12.5

*	Less than one percent.

(1)	Unless otherwise noted, the business address of each person is c/o Southland Holdings, Inc., 1100 Kubota Drive, Grapevine, Texas 76051.
(2)	Represents (i) 614,674 shares and (ii) 2,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Monahan.
(3)	Represents (i) 150,000 shares held directly by Mr. Pratt, (ii) 1,717,554 shares and 125,000 shares issuable upon exercise of warrants exercisable within 60 days held by Pratt Capital I, LP, with which Mr. Pratt is affiliated, and (iii) 485,436 shares held by Pratt Capital LLC, with which Mr. Pratt is affiliated. With respect to the shares referenced in (ii)-(iii) in this footnote. Mr. Pratt disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(4)	Represents (i) 10,462,844 shares held directly by Mr. Renda; (ii) 5,571,932 shares held by the Frank Renda 2015 Irrevocable Trust; (iii) 2,006,635 shares held by the Dominic Vincent Renda Trust; (iv) 2,006,635 shares held by the Madison Nicole Renda Trust; (v) 2,006,635 shares held by the Santino Leonidas Renda Trust; and (vi) 62,856 shares held directly by Mr. Renda’s spouse. With respect to the shares referenced in (ii)-(vi) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(5)	Represents (i) 1,527,501 shares held directly by Mr. Winn; (ii) 1,520,690 shares held by the Walter Timothy Winn 2015 Irrevocable Trust; (iii) 1,520,690 shares held by the Debra Nicole Winn Irrevocable 2020 Trust; and (iv) 1,651,677 shares held directly by Mr. Winn’s spouse. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Winn disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(6)	Represents (i) 3,517,109 shares held directly by Mr. Renda; (ii) 1,351,725 shares held by the Rudolph V. Renda, Jr. 2015 Irrevocable Trust; (iii) 675,863 shares held by the Angelo Joseph Renda Trust; and (iv) 675,863 shares held directly by the Lola Sofia Renda Trust. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.

SELLING SECURITYHOLDERS

This prospectus relates to the offer and sale from time to time by the Selling Securityholders of up to (a) 53,669,877 shares of Common Stock, consisting of up to (i) 44,903,475 shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, assuming full satisfaction of all earnout targets set forth in the Merger Agreement, or otherwise received by certain Southland Members upon the Closing of the Business Combination; and (ii) 8,766,402 shares of Common Stock held by the Initial Stockholders and EBC (and its designees) or issuable upon the exercise of the Private Warrants held by the Initial Stockholders (or their transferees) and EBC (and its designees and transferees); and (b) 585,502 Private Warrants. When we refer to the “Selling Securityholders” in this prospectus, we refer to the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and other permitted transferees that hold any of the Selling Securityholders’ interest in the shares of Common Stock or Private Warrants after the date of this prospectus.

The following table sets forth information provided by or on behalf of each Selling Securityholder or otherwise reasonably available to the Company as of March 27, 2023, regarding (i) the aggregate number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants) and Private Warrants beneficially owned prior to the offering; (ii) the aggregate number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants or achievement of all earnout targets set forth in the Merger Agreement) and Private Warrants that may be offered from time to time by each Selling Securityholder pursuant to this prospectus and any accompanying prospectus supplement; and (iii) the number of shares of Common Stock (including shares of Common Stock issuable upon exercise of Warrants) and Private Warrants, and percentage ownership of, each Selling Securityholder, after the sale of securities offered hereby. The beneficial ownership percentages following the offering are based on 44,407,831 shares of Common Stock and 14,385,502 warrants to purchase shares of Common Stock, in each case issued and outstanding as of March 21, 2023, and have assumed that each Selling Securityholder will sell all shares of Common Stock and Private Warrants offered pursuant to this prospectus. In calculating percentages of shares of Common Stock owned by a particular Selling Securityholder, we treated as outstanding the number of shares of our Common Stock issuable upon exercise of that particular Selling Securityholder’s Warrants (if any) and did not assume the exercise or conversion of any other Selling Securityholder’s Warrants.

The Selling Securityholders listed in the table below may from time to time offer and sell any or all of the shares of Common Stock set forth below pursuant to this prospectus. We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such shares of Common Stock. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Our registration of the shares of Common Stock does not necessarily mean that the Selling Securityholders will sell all or any of such shares. The following table sets forth certain information provided by or on behalf of the Selling Securityholders concerning the Common Stock that may be offered from time to time by each Selling Securityholder with this prospectus and the beneficial ownership of the Selling Securityholders both before and after the offering of the securities covered by this prospectus, assuming the sale of all securities covered by this prospectus. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

Unless otherwise indicated, the business address of each person listed in the table below is c/o Southland Holdings, Inc., 1100 Kubota Drive, Grapevine, Texas 76051.

Before the Offering					After the Offering
Name and Address of Selling Securityholder	Common Stock Beneficially Owned Prior to the Offering	Private Warrants Beneficially Owned Prior to the Offering	Number of Shares of Common Stock Being Offered	Number of Private Warrants Being Offered	Number of Shares of Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Percentage of Outstanding Common Stock Beneficially Owned After the Offered Shares of Common Stock are Sold	Number of Private Warrants Beneficially Owned After the Offered Private Warrants are Sold

Frank S. Renda (1)	22,117,537	-	28,738,227	-	-	*	-
Gregory Monahan (2)	617,174	2,500	617,174	2,500	-	*	-
Brian Pratt (3)	2,477,990	125,000	2,477,990	125,000	-	*	-
Tim Winn (4)	6,220,558	-	8,082,627	-	-	*	-
Rudy V. Renda (5)	6,220,560	-	8,082,629	-	-	*	-
EarlyBirdCapital Inc. (6)	351,000	69,000	351,000	69,000	-	*	-
Kenneth Garschina (7)	428,750	61,250	428,750	61,250	-	*	-
Michael Martino (8)	428,750	61,250	428,750	61,250	-	*	-
CNSA LLC (9)	350,000	50,000	350,000	50,000	-	*	-
The Mont Blanc Investment Corporation (10)	260,000	30,000	210,000	30,000	50,000	*	-
Ancora (11)	385,002	55,002	385,002	55,002	-	*	-
Cohanzick Absolute Return Master Fund LTD (12)	175,000	25,000	175,000	25,000	-	*	-
8874867 Canada Inc. (13)	140,000	20,000	140,000	20,000	-	*	-
Craig Martin (14)	101,500	14,500	101,500	14,500	-	*	-
Jeremy Sg. & Louise E. Fowden (15)	87,500	12,500	87,500	12,500	-	*	-
TAH Capital LLC (16)	87,500	12,500	87,500	12,500	-	*	-
White Star Partners LP (17)	66,500	9,500	66,500	9,500	-	*	-
Eric S Rosenfeld (18)	1,696,505	9,250	1,696,505	9,250	-	*	-
Arbutus Family Holdings Ltd (19)	35,000	5,000	35,000	5,000	-	*	-
Justin Katz (20)	35,000	5,000	35,000	5,000	-	*	-
Stephen P Lack (21)	35,000	5,000	35,000	5,000	-	*	-
Triple J Holdings II LLC (22)	35,000	5,000	35,000	5,000	-	*	-
Samuel Read (23)	26,250	3,750	26,250	3,750	-	*	-
Sang Kim (24)	26,250	3,750	26,250	3,750	-	*	-
David D Sgro (25)	702,625	500	702,625	500	-	*	-
Adam Jaffe (26)	61,717	250	61,717	250	-	*	-
Shahrez Nadeem (27)	7,849	-	7,849	-	-	*	-
Steven Levine (28)	48,000	-	48,000	-	-	*	-
David Nussbaum (29)	48,000	-	48,000	-	-	*	-
Destinations Global Fixed Income Opportunities Fund (30)	23,904	-	23,904	-	-	*	-
RiverPark Strategic Income Fund (31)	17,216	-	17,216	-	-	*	-
Atalaya Capital Management LP (32)	913,243	-	52,941	-	860,302	1.9%	-
Jon D and Linda W Gruber Trust (33)	273,471	-	8,471	-	265,000	*	-

*	Less than one percent

(1)	Common Stock beneficially owned includes: (i) 10,462,844 shares held directly by Mr. Renda; (ii) 5,571,932 shares held by the Frank Renda 2015 Irrevocable Trust; (iii) 2,006,635 shares held by the Dominic Vincent Renda Trust; (iv) 2,006,635 shares held by the Madison Nicole Renda Trust; (v) 2,006,635 shares held by the Santino Leonidas Renda Trust; and (vi) 62,856 shares held directly by Mr. Renda’s spouse. With respect to the shares referenced in (ii)-(vi) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. “Number of Shares of Common Stock Being Offered” includes 6,620,690 earnout shares not currently beneficially owned that Mr. Renda, directly or indirectly, has the contingent right to receive pursuant to the Merger Agreement.
(2)	Common Stock beneficially owned includes (i) 614,674 shares and (ii) 2,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Monahan.
(3)	Common Stock beneficially owned includes: (i) 150,000 shares held directly by Mr. Pratt, (ii) 1,717,554 shares and 125,000 shares issuable upon exercise of warrants exercisable within 60 days held by Pratt Capital I, LP, with which Mr. Pratt is affiliated, and (iii) 485,436 shares held by Pratt Capital LLC, with which Mr. Pratt is affiliated. With respect to the shares referenced in (ii)-(iii) in this footnote. Mr. Pratt disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.
(4)	Common Stock beneficially owned includes: (i) 1,527,501 shares held directly by Mr. Winn; (ii) 1,520,690 shares held by the Walter Timothy Winn 2015 Irrevocable Trust; (iii) 1,520,690 shares held by the Debra Nicole Winn Irrevocable 2020 Trust; and (iv) 1,651,677 shares held directly by Mr. Winn’s spouse. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Winn disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. “Number of Shares of Common Stock Being Offered” includes1,862,069 earnout shares not currently beneficially owned that Mr. Winn, directly or indirectly, has the contingent right to receive pursuant to the Merger Agreement.
(5)	Common Stock beneficially owned includes: (i) 3,517,109 shares held directly by Mr. Renda; (ii) 1,351,725 shares held by the Rudolph V. Renda, Jr. 2015 Irrevocable Trust; (iii) 675,863 shares held by the Angelo Joseph Renda Trust; and (iv) 675,863 shares held directly by the Lola Sofia Renda Trust. With respect to the shares referenced in (ii)-(iv) in this footnote, Mr. Renda disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein. “Number of Shares of Common Stock Being Offered” includes 1,862,069 earnout shares not currently beneficially owned that Mr. Renda, directly or indirectly, has the contingent right to receive pursuant to the Merger Agreement.
(6)	Consists of Common Stock and Warrants held of record by EarlyBirdCapital, Inc. (“EarlyBirdCapital”). David Nussbaum, Steven Levine, and Amy Kaufmann as chairman, CEO, and Executive Vice President respectively, of EarlyBirdCapital, may be deemed to have the power to vote or dispose of the securities held by EarlyBirdCapital. EarlyBirdCapital is a broker-dealer and purchased the securities as ‘Risk Units’. The business address of EarlyBirdCapital is 1 Huntington Quadrangle, Melville, NY 11747.
(7)	Common Stock beneficially owned includes (i) 367,500 shares held directly by Mr. Garschina and (ii) 61,250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Garschina. The business address of Mr. Garschina is 110 East 59th Street New York, NY 10022.
(8)	Common Stock beneficially owned includes (i) 367,500 shares held directly by Mr. Martino and (ii) 61,250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Martino. The business address of Mr. Martino is 110 East 59th Street New York, NY 10022.
(9)	Common Stock beneficially owned includes (i) 300,000 shares held directly by Mr. Garschina and (ii) 50,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by CNSA LLC. The business address of CNSA LLC is 21 West 20th Street PH1 New York, NY 10011.
(10)	Common Stock beneficially owned includes (i) 230,000 shares held directly by The Mont Blanc Investment Corporation and (ii) 30,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by The Mont Blanc Investment Corporation. The business address of The Mont Blank Investment Corporation is 130 Adelaide Street West, Suite 2116, Toronto, Ontario, M5H 3P5.
(11)	Common Stock beneficially owned includes (i) 151,965 shares held directly by Merlin 3C7; (ii) 25,328 shares issuable upon exercise of warrants exercisable within 60 days held directly by Merlin 3C7; (iii) 151,635 shares held directly by Catalyst 3C7; (iv) 25,273 shares issuable upon exercise of warrants exercisable within 60 days held directly by Catalyst 3C7; (v) 13,365 shares held directly by Catalyst 3C1; (vi) 2,228 shares issuable upon exercise of warrants exercisable within 60 days held directly by Catalyst 3C1; (vii) 13,035 shares held directly by Merlin 3C1; and (viii) 2,173 shares issuable upon exercise of warrants exercisable within 60 days held directly by Merlin 3C1. The business address of Ancora and each of the foregoing is 6060 Parkland Blvd, Suite 200, Cleveland, OH 44124.
(12)	Common Stock beneficially owned includes (i) 150,000 shares held directly by Cohanzick Absolute Return Master Fund LTD and (ii) 25,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Cohanzick Absolute Return Master Fund LTD. The business address of Cohanzick Absolute Return Master Fund LTD is 427 Bedford Road Suite 230, Pleasantville, NY 10570.
(13)	Common Stock beneficially owned includes (i) 120,000 shares held directly by 8874867 Canada Inc. and (ii) 20,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by 8874867 Canada Inc. The business address of 8874867 Canada Inc. is 1825 Boul Laird, Mont-Royal QC H3P 2V2.
(14)	Common Stock beneficially owned includes (i) 87,000 shares held directly by Mr. Martin and (ii) 14,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Martin. The business address of Mr. Martin is 930 S El Molino Ave Pasadena,CA 91106.

(15)	Common Stock beneficially owned includes (i) 75,000 shares jointly held by Mr. and Mrs. Fowden and (ii) 12,500 shares issuable upon exercise of warrants exercisable within 60 days jointly held by Mr. and Mrs. Fowden. The business address of Mr. and Mrs. Fowden is 100 1st Avenue North Unit 3003 St. Petersburg, FL 33701.
(16)	Common Stock beneficially owned includes (i) 75,000 shares held directly by TAH Capital LLC and (ii) 12,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by TAH Capital LLC. The business address of TAH Capital LLC is 2620 North Dundee Street Tampa, FL 33629.
(17)	Common Stock beneficially owned includes (i) 57,000 shares held directly by White Star Partners LP and (ii) 9,500 shares issuable upon exercise of warrants exercisable within 60 days held directly by White Star Partners LP. D. Blair Baker is the general partner of White Star Partners, LP. The business address of White Star Partners LP is 200 Crescent Court, Suite 1450 Dallas, TX 75201.
(18)	Common Stock beneficially owned includes (i) 1,687,255 shares held directly by Mr. Rosenfeld and (ii) 9,250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Rosenfeld. The business address of Mr. Rosenfeld is 777 Third Avenue, 37th Floor New York, NY 10017.
(19)	Common Stock beneficially owned includes (i) 30,000 shares held directly by Arbutus Family Holdings Ltd and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Arbutus Family Holdings Ltd. The business address of Arbutus Family Holdings Ltd is 2294 King Edward Avenue, Vancouver British Columbia, Canada V6L 3B8.
(20)	Common Stock beneficially owned includes (i) 30,000 shares held directly by Mr. Katz and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Katz. The business address of Mr. Katz is 301 Dryden Rd. Dresher, PA 19025.
(21)	Common Stock beneficially owned includes (i) 30,000 shares held directly by Mr. Lack and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Lack. The business address of Mr. Lack is 55 Waugh Dr, Suite 1130 Houston, TX 77007.
(22)	Common Stock beneficially owned includes (i) 30,000 shares held directly by Triple J Holdings II LLC and (ii) 5,000 shares issuable upon exercise of warrants exercisable within 60 days held directly byTriple J Holdings II LLC. The business address of Triple J Holdings II LLC is 2 GEDNEY WAY CHAPPAQUA, NY 10514-1402.
(23)	Common Stock beneficially owned includes (i) 22,500 shares held directly by Mr. Read and (ii) 3,750 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Read. The business address of Mr. Read is 110 E 59th Street 30th Floor New York, NY 10022.
(24)	Common Stock beneficially owned includes (i) 22,500 shares held directly by Mr. Kim and (ii) 3,750 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Kim. The business address of Mr. Kim is 110 E 59th St 29th Floor New York, NY 10022.
(25)	Common Stock beneficially owned includes (i) 305,837 shares held directly by Mr. Sgro;(ii) 500 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Sgro; and (iii) an aggregate of 396,288 shares held by trusts established for Eric S. Rosenfeld’s children (the “Rosenfeld Children’s Trusts”). Mr. Sgro is the trustee of the Rosenfeld Children’s Trusts and has sole voting and dispositive power over the shares held by the Rosenfeld Children’s Trusts. Mr. Sgro disclaims beneficial ownership of such shares except to the extent of his ultimate pecuniary interest therein.. The business address of Mr. Sgro is 16 Brookfield Way, Princeton Junction, NJ 08550-3511.
(26)	Common Stock beneficially owned includes (i) 61,467 shares held directly by Mr. Jaffe and (ii) 250 shares issuable upon exercise of warrants exercisable within 60 days held directly by Mr. Jaffe. The business address of Mr. Jaffe is 777 Third Avenue, 37th Floor New York, NY 10017.
(27)	The business address of Mr. Nadeem is 777 Third Avenue, 37th Floor New York, NY 10017.
(28)	The business address of Mr. Levine is 1 Huntington Quadrangle, Melville, NY 11747.
(29)	The business address of Mr. Nussbaum is 1 Huntington Quadrangle, Melville, NY 11747.
(30)	The business address of Destinations Global Fixed Income Opportunities Fund is c/o CrossingBridge Advisors, LLC, 427 Bedford Road Suite 220, Pleasantville, NY 10570.
(31)	The business address of RiverPark Strategic Income Fund is c/o Cohanzick Management, LLC, 427 Bedford Road Suite 230, Pleasantville, NY 10570.
(32)	Common Stock beneficially owned includes (i) 52,941 shares held directly by ACM ASOF VIII Secondary-C LP (“ACM ASOF”) and (ii) 860,302 shares issuable upon exercise of Public Warrants exercisable within 60 days held directly by Atalaya Special Purpose Investment Fund II LP (“Atalaya Fund II”). Atalaya Capital Management LP (“ACM”) is the Manager of ACM ASOF and of Atalaya Fund II and has investment and dispositive power over the shares. Ivan Zinn is the Chief Investment Officer of ACM and has voting and dispositive power over the shares. The business address of ACM ASOF, ACM Fund II and ACM is One Rockefeller Plaza, 32nd Floor New York, NY 10020.
(33)	Common Stock beneficially owned includes (i) 123,471 shares held directly by the Jon D and Linda W Gruber Trust and (ii) 150,000 shares issuable upon exercise of warrants exercisable within 60 days held directly by Jon D and Linda W Gruber Trust. The business address of the Jon D and Linda W Gruber Trust is 10 Laguritas Road Ross, California 94957.

Selling Stockholder information for each additional Selling Stockholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Stockholder’s shares pursuant to this prospectus. To the extent permitted by law, a prospectus supplement may add, update, substitute or change the information contained in this prospectus, including the identity of each Selling Stockholder and the number of shares of common stock or warrants registered on its behalf. A Selling Stockholder may sell or otherwise transfer all, some or none of such shares of common stock or warrants in this offering. See “Plan of Distribution.”

For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described under “Executive Compensation” and “Management” and the registration rights described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2022 and each currently proposed transaction in which:

●	we have been or are to be a participant;

●	the amount involved exceeds or will exceed $120,000; and

●	any of our directors, executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Certain Relationships and Related Party Transactions – Southland LLC

Related Party Loans

On November 30, 2016, Southland LLC issued a promissory note for the principal amount of $3,198,341 to Frank S. Renda, its President and Chief Executive Officer and a manager on its board of managers (the “2016 Frank Renda Note”). The 2016 Frank Renda Note was issued by Southland LLC in connection with Southland LLC’s acquisition of Mr. Renda’s ownership interests in Oscar Renda Contracting, Inc., and it is secured by a security interest in such ownership interests. The 2016 Frank Renda Note bears interest at a rate of 1.29% per annum, which is due and payable annually as it accrues. There are no installment payments of principal due under the 2016 Frank Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on December 31, 2025. Southland LLC has not made any payments of principal under the 2016 Frank Renda Note. As of December 31, 2022, the aggregate principal amount outstanding under the 2016 Frank Renda Note was $3,198,341, and the aggregate outstanding accrued interest thereunder was $263,100. Mr. Renda now serves as President and Chief Executive Officer and as a director of the Company following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock of the Company following the consummation of the Business Combination.

On November 30, 2018, Southland LLC issued an unsecured promissory note for the principal amount of $1,196,686 to Frank S. Renda, its President and Chief Executive Officer and a manager on its board of managers (the “2018 Frank Renda Note”). The 2018 Frank Renda Note bears interest at a rate per annum equal to the long-term applicable federal rate with a monthly compounding period, as published by the Internal Revenue Service from time to time, or, if greater, the minimum rate of interest necessary under applicable law to avoid the existence of a taxable benefit to Mr. Renda in respect of the amount of interest payable thereunder. Interest under the 2018 Frank Renda Note is due and payable annually on December 31st of each year as it accrues. There are no installment payments of principal due under the 2018 Frank Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on November 30, 2023. Southland LLC has not made any payments of principal under the 2018 Frank Renda Note. As of December 31, 2022, the aggregate principal amount outstanding under the 2018 Frank Renda Note was $1,196,686, and the aggregate outstanding accrued interest thereunder was $112,587. Mr. Renda now serves as President and Chief Executive Officer and as a director of the Company following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding shares of Common Stock of the Company following the consummation of the Business Combination.

On November 30, 2016, Southland LLC issued a promissory note for the principal amount of $2,762,140 to Rudy V. Renda, its Executive Vice President and co-Chief Operating Officer - Strategy and Special Projects and a manager on its board of managers (the “2016 Rudy Renda Note”). The 2016 Rudy Renda Note was issued by Southland LLC in connection with Southland LLC’s acquisition of Mr. Renda’s ownership interests in Oscar Renda Contracting, Inc., and it is secured by a security interest in such ownership interests. The 2016 Rudy Renda Note bears interest at a rate of 1.29% per annum, which is due and payable annually as it accrues. There are no installment payments of principal due under the 2016 Rudy Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on December 31, 2025. Southland LLC has not made any payments of principal under the 2016 Rudy Renda Note. As of December 31, 2022, the aggregate principal amount outstanding under the 2016 Rudy Renda Note was $2,762,140, and the aggregate outstanding accrued interest thereunder was $227,217. Mr. Renda now serves as co-Chief Operating Officer and Executive Vice President of the Company following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding shares of common stock of the Company following the consummation of the Business Combination.

On November 30, 2018, Southland LLC issued an unsecured promissory note for the principal amount of $1,196,686 to Rudy V. Renda, its Executive Vice President and co-Chief Operating Officer - Strategy and Special Projects and a manager on its board of managers (the “2018 Rudy Renda Note”). The 2018 Rudy Renda Note bears interest at a rate per annum equal to the long-term applicable federal rate with a monthly compounding period, as published by the Internal Revenue Service from time to time, or, if greater, the minimum rate of interest necessary under applicable law to avoid the existence of a taxable benefit to Mr. Renda in respect of the amount of interest payable thereunder. Interest under the 2018 Rudy Renda Note is due and payable annually on December 31st of each year as it accrues. There are no installment payments of principal due under the 2018 Rudy Renda Note prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on November 30, 2023. Southland LLC has not made any payments of principal under the 2018 Rudy Renda Note. As of December 31, 2022, the aggregate principal amount outstanding under the 2018 Rudy Renda Note was $1,196,686, and the aggregate outstanding accrued interest thereunder was $112,587. Mr. Renda now serves as co-Chief Operating Officer and Executive Vice President of the Company following the consummation of the Business Combination. Mr. Renda is also the beneficial owner of more than 5% of the issued and outstanding shares of common stock of the Company following the consummation of the Business Combination.

On March 22, 2019, Southland LLC loaned the principal amount of $2,143,892 to Tim Winn, its Executive Vice President and co-Chief Operating Officer and a manager on its board of managers (the “Winn Loan”). The Winn Loan was not documented via a written loan agreement or promissory note and did not bear any interest. The Winn Loan was scheduled to become due and payable on March 22, 2029; however, Mr. Winn repaid the Winn Loan in full prior to the consummation of the Business Combination. Mr. Winn now serves as Executive Vice President and co-Chief Operating Officer and as a director of the Company following the consummation of the Business Combination. Mr. Winn is also the beneficial owner of more than 5% of the issued and outstanding shares of common stock of the Company following the consummation of the Business Combination.

Certain Relationships and Related Party Transactions - Legato II

Common Stock

In July 2021, Legato II issued an aggregate of 5,750,500 founder shares of Common Stock to the Initial Stockholders for an aggregate purchase price of $25,000 in cash, or approximately $0.005 per founder share. In November 2021, Legato II effected a dividend of 0.2 shares for each outstanding share, resulting in the Initial Stockholders holding 6,900,000 founder shares.

In August 2021, Legato II also issued to designees of EBC an aggregate of 240,000 EBC founder shares (after giving effect to the dividend effected in November 2021 described above) at a price of $0.0001 per share.

Private Placement Units

Simultaneously with the consummation of the IPO, Legato II consummated the private placement of 1,171,000 Units at a price of $10.00 per Unit, generating total proceeds of $11,710,000. The issuances of the were made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act. The Units were purchased by Legato II’s Initial Stockholders and EBC. The Units are identical to the Units sold in the IPO. The Initial Stockholders agreed not to transfer, assign or sell any of the Units, Warrants or Common Stock underlying the Units, and the Common Stock into which the Warrants underlying the Units are exercisable (except to certain transferees), until 30 days after the completion of the Business Combination.

Related Party Loans

On August 23, 2021, Eric Rosenfeld, Legato II’s Chief SPAC Officer, issued a $65,000 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Such note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The facility is no longer available.

On November 5, 2021, Mr. Rosenfeld issued a $31,500 principal amount unsecured promissory note to Legato II. The note was non-interest bearing and became payable on the consummation of the IPO. Such note balance was settled on November 26, 2021, shortly after the consummation of the IPO. The facility is no longer available.

Certain Relationships and Related Party Transactions - Company

Merger Consideration Notes

At Closing, in addition to the Merger Consideration Common Shares and in lieu of the Cash Consideration (as defined in the Merger Agreement), the Company issued unsecured promissory notes (the “Merger Consideration Notes”) to the Southland Members in exchange for the Southland Membership Interests. The Merger Consideration Notes are for the aggregate principal amount of $50,000,000, with each Southland Member’s Merger Consideration Note being for a principal amount equal to (a) $50,000,000 multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the effective time on the Closing Date. The Merger Consideration Notes bear interest at a rate of seven percent per annum. There are no installment payments of principal or accrued interest due under the Merger Consideration Notes prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on February 14, 2028.

Underwriter Notes

As previously disclosed, the Company was obligated to pay an aggregate of $9,660,000 in deferred underwriting commissions (the “Commissions”) to EBC, D.A. Davidson & Co. (“D.A. Davidson”), Thompson Davis & Co., Inc. (“Thompson Davis”) and Crag-Hallum Capital Group LLC (“Crag-Hallum” and together with EBC, D.A. Davidson and Thompson Davis, the “Underwriters”) upon the consummation of the Transactions. On the Closing Date, the Company paid the Commissions to the Underwriters via a combination of cash and promissory notes issued in favor of the Underwriters (the “Underwriter Notes”). The Underwriter Notes are for the aggregate principal amount of $4,831,100, with (a) EBC’s Underwriter Note being for a principal amount of $3,311,100, (b) D.A. Davidson’s Underwriter Note being for a principal amount of $500,000, (c) Thompson Davis’s Note being for a principal amount of $500,000 and (d) Crag-Hallum’s Underwriter Note being for a principal amount of $500,000. The Underwriter Notes bear interest at a rate of eight percent per annum. There are no installment payments of principal or accrued interest due under the Underwriter Notes prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, shall become due and payable on February 14, 2024; provided, however, that the Company agreed to make mandatory prepayments on the Underwriter Notes from to time to time in amounts equal to fifteen percent of the gross proceeds received by the Company from any equity lines, forward purchase agreements or other equity financing consummated by the Company prior to the maturity date.

Policies and Procedures for the Company’s Related Party Transactions

The Company’s Code of Ethics requires the Company to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the Audit Committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) the Company or any subsidiary is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of shares of Common Stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

The Company also requires each director and executive officer to annually complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

The Audit Committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent the Company enters into such transactions. All ongoing and future transactions between the Company and any officer or director or their respective affiliates will be on terms believed by the Company to be no less favorable to the Company than are available from unaffiliated third parties. Such transactions will require prior approval by the Audit Committee and a majority of the Company’s uninterested “independent” directors, or the members of the Company’s board who do not have an interest in the transaction, in either case who had access, at the Company’s expense, to the Company’s attorneys or independent legal counsel. The Company will not enter into any such transaction unless the Audit Committee and a majority of the disinterested “independent” directors determine that the terms of such transaction are no less favorable to the Company than those that would be available with respect to such a transaction from unaffiliated third parties.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. We urge to you read the applicable provisions of Delaware law and each of the Company’s Second Amended and Restated Certificate of Incorporation (the “Charter”) and the Company’s Amended and Restated Bylaws (the “Bylaws”), which are exhibits to the registration statement of which this prospectus is a part, carefully and in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capital Stock

The Charter authorizes the issuance of 550,000,000 shares of capital stock, consisting of (i) 500,000,000 shares of Common Stock, par value $0.0001 per share, and (ii) 50,000,000 shares of preferred stock (“Preferred Shares”), par value $0.0001 per share.

Common Stock

The Charter provides that the Company has one class of common stock, Common Stock, par value $0.0001 per share. As of March 21, 2023, there were 44,407,831 shares of Common Stock issued and outstanding.

Preferred Stock

The Charter provides that Preferred Shares may be issued from time to time in one or more series. The board of directors of the Company is authorized to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. The Company board is able, without stockholder approval, to issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Common Stock and could have anti-takeover effects. The ability of the board of directors of the Company to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control or the removal of existing management. We have no Preferred Shares outstanding at the date hereof. Although we do not currently intend to issue any Preferred Shares, we cannot assure you that we will not do so in the future.

Warrants

As of March 21, 2023, there were 14,385,502 Warrants outstanding, consisting of 13,800,000 Public Warrants and 585,502 Private Warrants.

Each whole Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the consummation of the Business Combination, except as described below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means that only a whole Warrant may be exercised at any given time by a Warrant holder. The Warrants will expire five years after the consummation of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

No Public Warrants are exercisable for cash unless the Company has an effective and current registration statement covering the issuance of the Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to such Common Stock. At the time of its IPO, Legato II agreed that as soon as practicable following its initial business combination (such as the Business Combination would constitute), it would use its best efforts to file a registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants and use its best efforts to cause such registration statement to become effective and maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed. Notwithstanding the foregoing, if a registration statement covering the issuance of the shares of Common Stock issuable upon exercise of the Public Warrants is not effective within 90 days following the Closing, holders of Public Warrants may, until such time as there is such an effective registration statement and during any period when the Company shall have failed to maintain such an effective registration statement, exercise Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the Public Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Public Warrants, multiplied by the difference between the exercise price of the Public Warrants and the fair market value (as defined below) by (y) the fair market value. The “fair market value” for this purpose shall mean the average reported last sale price of the Common Stock for the 10 trading days ending on the trading day prior to the date of exercise.

Outstanding Warrants of Legato II continue to be outstanding after the consummation of the Business Combination and are exercisable for one share of Common Stock. The Warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and Legato II. You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the Warrants. The warrant agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by a majority of the then outstanding Warrants.

Redemption of Warrants

Once the Warrants become exercisable, the Company may redeem the outstanding Warrants:

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;

●	if, and only if, the last reported sale price of Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading-day period commencing once the Warrants become exercisable and ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders; and

●	if, and only if, there is a current registration statement in effect with respect to the issuance of the shares of Common Stock underlying such Warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The Company does not intend to take any steps to notify holders of Warrants that such Warrants have become eligible for redemption except if it actually seeks to redeem the Warrants. In order to redeem the Warrants, the Company must provide 30 days’ prior written notice of redemption to each Warrant holder and have a current registration statement in effect with respect to the Common Stock underlying such Warrants. If the foregoing conditions are satisfied and the Company issues a notice of redemption, each Warrant holder can exercise his, her or its Warrant prior to the scheduled redemption date in accordance with the above. However, the price of the Common Stock may fall below the $18.00 trigger price (as adjusted) as well as the $11.50 Warrant exercise price (as adjusted) after the redemption notice is issued.

If the Company calls the Warrants for redemption as described above, the Company’s management will have the option to require all holders that wish to exercise Warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the fair market value by (y) the fair market value, as described above.

Exercise Limitations

A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in Common Stock, or by a split-up of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of the Common Stock.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of Common Stock on account of such Common Stock (or other shares of our capital stock into which the Warrants are convertible), then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event; provided, however, that the following would trigger an such an adjustment: (a) the anti-dilution adjustments described above with respect to stock dividends, split-ups and similar events; or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of Common Stock at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately to reflect any of the events referred to herein and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares of Common Stock issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

The Warrant holders do not have the rights or privileges of holders of Common Stock or any voting rights until they exercise their Warrants and receive Common Stock. After the issuance of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each Common Stock held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Dividends

Under the Charter, holders of Common Stock are entitled to receive ratable dividends, if any, as may be declared from time-to-time by the Company board out of legally available assets or funds. There are no current plans to pay cash dividends on Common Stock for the foreseeable future.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, under the Charter, the holders of Common Stock possess all voting power for the election of our directors and all other matters requiring stockholder action and are entitled or will be entitled, as applicable, to one vote per share on matters to be voted on by stockholders. Subject to certain limited exceptions, the holders of Common Stock shall at all times vote together as one class on all matters submitted to a vote of the holders of Common Stock under the Charter.

Preemptive or Other Rights

The Charter does not provide for any preemptive or other similar rights.

Election of Directors

The Company’s board currently consists of seven directors. The Charter provides that the board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Under the Charter, directors are elected by a plurality voting standard, whereby each of our stockholders may not give more than one vote per share towards any one director nominee.

Annual Stockholder Meetings

The Charter provides that annual stockholder meetings will be held at a date, time and place, if any, as exclusively selected by the Company’s board of directors. To the extent permitted under applicable law, the Company may conduct meetings by means of remote communication.

Stockholders’ Derivative Actions

Under the Delaware General Corporation Law (DGCL), any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Conflicts of Interest; Corporate Opportunity

Delaware law permits corporations to adopt provisions renouncing any interest or expectancy in certain opportunities that are presented to the corporation or its officers, directors or stockholders. The Charter provides that, to the maximum extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective affiliates, in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have as of the date of the Charter or in the future, and further provides that the Company will renounce any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except, the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company.

Limitations on Liability and Indemnification of Officers and Directors

Limitation of Liability; Indemnification

The Charter provides that to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Bylaws also provide that the Company will indemnify and hold harmless to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) actually and reasonably incurred by such person. The Company entered into indemnification agreements with the directors and officers of the Company’s substantially concurrent with the consummation of the Business Combination.

Insurance Coverage

The Bylaws will provide that the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, enterprise, or nonprofit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of the DGCL. In connection with the consummation of the Business Combination, each of Legato II and Southland LLC purchased a tail policy with respect to liability coverage for the benefit of their prior officers and directors for a period of six years following the Closing.

These provisions may discourage current shareholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders and stockholders. Furthermore, a shareholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

The Company believes that these provisions, the directors’ and officers’ liability insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

Certain Anti-Takeover Provisions of Delaware Law, the Company’s Charter and Bylaws

The Company’s Charter and Bylaws contain, and the DGCL contains, provisions as summarized in the following paragraphs that are intended to enhance the likelihood of continuity and stability in the composition of the Company’s board of directors. These provisions are intended to avoid costly takeover battles, reduce the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize stockholder value in connection with any unsolicited offer to acquire the Company. However, these provisions may have an anti-takeover effect and may delay, deter or prevent a merger or acquisition of the Company by means of a tender offer, a proxy contest or other takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the prevailing market price for the shares of Common Stock held by stockholders.

Classified Board of Directors

The Charter provides that the Company’s board of directors will be divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors.

Authorized but Unissued Shares

The authorized but unissued shares of Common Stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Forum Selection Clause

The Charter provides that unless the Company consents in in writing to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act, to the fullest extent permitted by law, shall be the federal district courts of the U.S.; however, this provision will not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to suits brought to enforce any duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. For purposes of this provision, “internal corporate claims” means claims, including claims in the right of the Company that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or as to which the DGCL confers jurisdiction upon the Court of Chancery.

Advance Notice of Director Nominations and New Business

The Bylaws state that in order for a stockholder of the Company to propose nominations of candidates to be elected as directors or any other proper business to be considered by stockholders at the annual meeting, such stockholder must, among other things, provide notice thereof in writing to the Secretary at the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided however that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held the preceding year, notice must be delivered no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the date on which public announcement of such meeting is first made by the Company. Such notice must contain, among other things, certain information about the stockholder giving the notice (and the beneficial owner, if any, on whose behalf the nomination or proposal is made) and certain information about any nominee or other proposed business.

Listing of Securities

Our Common Stock and Warrants are listed on the NYSE under the symbols “SLND” and “SLNDW,” respectively.

SECURITIES ELIGIBLE FOR FUTURE SALE

As of March 21, 2023, we had 44,407,831 issued and outstanding shares of Common Stock and 14,385,502 Warrants outstanding, consisting of 13,800,000 Public Warrants and 585,502 Private Warrants. Certain of our stockholders may be considered affiliates, which can impose some limitations on their resale of our securities. Any resales of restricted securities (as defined in Rule 144) will be subject to the registration requirements of the Securities Act, including the provisions of Rule 144 discussed below.

We cannot predict what effect, if any, sales of shares of our Common Stock or Warrants from time to time or the availability of shares of our Common Stock and Warrants for future sale may have on the market price of our securities. Sales of substantial amounts of Common Stock or Warrants, including pursuant to the offering covered by this prospectus, or the perception that such sales could occur, could adversely affect prevailing market prices for our securities and could impair our future ability to raise capital through an offering of equity securities or otherwise. See the section entitled “Risk Factors.”

Rule 144; Restrictions on Former Shell Companies

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or Warrants for at least six months would be entitled to sell their securities provided that (1) such person is not deemed to have been an affiliate of us at the time of, or at any time during the three months preceding, a sale and (2) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. A non-affiliate can also include the holding period of any prior owner who was not an affiliate of ours.

Persons who have beneficially owned restricted shares of our Common Stock or Warrants for at least six months but who are affiliates of ours at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three (3)-month period only a number of securities that does not exceed the greater of:

●	1% of the total number of shares of our Common Stock or Warrants then outstanding; or

●	the average weekly reported trading volume of our Common Stock or Warrants during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination-related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

●	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

●	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

●	the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period during which the issuer was required to file such reports and materials), other than Form 8-K reports; and

●	at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company.

Following the Closing on February 14, 2023, we were no longer a shell company. As a result, with respect to any securities they may hold which are restricted, the Initial Stockholders and any other holder of Private Warrants, as applicable, would be able to sell their private placement securities, in each case pursuant to Rule 144 without registration one year after the Closing Date, assuming the Company otherwise complies with the conditions set forth above. In addition to Rule 144 restrictions, the Initial Stockholders and Southland Members and each of their permitted transferees are subject to certain transfer restrictions described below.

Lock-Up and Escrow Agreements

Stock Escrow Agreement

In connection with the Company’s initial public offering, the Initial Stockholders entered into a Stock Escrow Agreement (the “Escrow Agreement”) with the Company and American Stock Transfer & Trust Company. Pursuant to the Escrow Agreement, among other things, the shares of Common Stock held by the Initial Stockholders were placed into an escrow account maintained by American Stock Transfer & Trust Company, acting as escrow agent. These shares will not be transferred, assigned, sold or released from escrow (subject to certain limited exceptions set forth below) for a period ending on the earlier of the 180-day anniversary of the date of the consummation of the Business Combination and the date on which the closing price of the Common Stock equals or exceeds $12.50 per share (as adjusted for share splits, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30-trading day period following the consummation of the Business Combination. The limited exceptions include transfers, assignments or sales (i) to our or our Initial Stockholders’ officers, directors, consultants or their affiliates, (ii) to an entity’s members upon its liquidation, (iii) to relatives and trusts for estate planning purposes, (iv) by virtue of the laws of descent and distribution upon death, or (v) pursuant to a qualified domestic relations order, in each case (except with our prior consent) where the transferee agrees to the terms of the Escrow Agreement and to be bound by these transfer restrictions. The Initial Stockholders also agreed not to transfer, assign or sell any of their units acquired in private placements, including the underlying shares of Common Stock and Private Warrants (except in connection with the same limited exceptions), until after the completion of the Business Combination.

Lock-up Agreement

Concurrently with the execution of the Merger Agreement, each of the Southland Members entered into an agreement (“Lock-Up Agreement”) not to transfer the shares of Common Stock received by such Southland Member at Closing as consideration pursuant to the Merger Agreement until six months from the Closing, subject to certain exceptions. The Lock-Up Agreement does not apply to any shares of Common Stock issued as earnout consideration upon the achievement of certain adjusted EBITDA targets in accordance with the Merger Agreement.

Registration Rights

In connection with the Business Combination, on the Closing Date, the Company, the Southland Members, the Initial Stockholders and EBC entered into the Amended and Restated Registration Rights Agreement. Pursuant to the Amended and Restated Registration Rights Agreement, among other things, the Southland Members, the Initial Stockholders and EBC (collectively, the “Rights Holders”) have specified rights to require the Company to register for resale under the Securities Act the shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, the Private Warrants held by the Initial Stockholders (or their transferees) and EBC (and its designees), the shares of Common Stock held by the Initial Stockholders (or their transferees) or issuable upon the exercise of the Private Warrants held by the Initial Stockholders (or their transferees) and the shares of Common Stock issued to EBC (and its designees) or issuable upon the exercise of the Private Warrants issued to EBC (and its designees) in connection with the Company’s initial public offering. In particular, the Rights Holders each have the ability to make a written demand for registration for resale of the securities held by the Rights Holders. Upon receipt thereof of any demand, the Company has committed to notify all other Rights Holders of their ability to include their securities with the registration. The Company has committed to keep such registration statement effective until all securities covered by such registration statement have been disposed of in accordance with the intended method(s) of distribution set forth in such registration statement or such securities have been withdrawn. Any other stockholders of the Company with piggyback registration rights may also participate in any such registrations, subject to customary cutbacks in an underwritten offering.

Warrant holders also have certain customary registration rights set forth in the Warrant Agreement, whereby the Company is required to, among other things, and as soon as reasonably practicable following the consummation of the Business Combination, use its best efforts to register under the Securities Act the shares of Common Stock issuable upon the exercise of the Warrants. The Company has agreed to keep such registration statement effective until the expiration of the Warrants.

Form S-8 Registration Statement

We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Common Stock issued or issuable under our 2022 Equity Incentive Plan. Any such Form S-8 registration statement will become effective automatically upon filing. We expect that the initial registration statement on Form S-8 will cover approximately 2,220,392 shares of Common Stock. Once these shares are registered, they can be sold in the public market upon issuance, subject to Rule 144 limitations applicable to affiliates and vesting restrictions.

PLAN OF DISTRIBUTION

This prospectus relates to the offer and sale from time to time by the Selling Securityholders named in this prospectus of up to (a) 53,669,877 shares of Common Stock, consisting of up to (i) 44,903,475 shares of Common Stock issued or issuable to the Southland Members pursuant to the Merger Agreement, assuming full satisfaction of all earnout targets set forth in the Merger Agreement, or otherwise received by certain Southland Members upon the Closing of the Business Combination; and (ii) 8,766,402 shares of Common Stock held by the Initial Stockholders and EBC (and its designees) or issuable upon the exercise of the Private Warrants held by the Initial Stockholders (or their transferees) and EBC (and its designees and transferees); and (b) 585,502 Private Warrants.

In addition, this prospectus relates to the issuance by us of up to an aggregate of 14,385,502 shares of Common Stock, which consists of (i) 585,502 shares of Common Stock issuable upon the exercise of the 585,502 Private Warrants (including shares that may be issued to the holder in lieu of fractional shares); and (ii) 13,800,000 shares of Common Stock issuable upon the exercise of the 13,800,000 Public Warrants (including shares that may be issued to the holder in lieu of fractional shares).

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Common Stock or Private Warrants.

We will not receive any of the proceeds from the sale of Common Stock or Private Warrants by the Selling Securityholders. We will receive proceeds from Warrants exercised in the event that such Warrants are exercised for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the Common Stock or Private Warrants less any discounts and commissions borne by the Selling Securityholders.

The shares of Common Stock and Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes any donee, pledgee, transferee or other successor in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. Each Selling Securityholder will act independently of us in making decisions with respect to the timing, manner and size of any sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Securityholders may sell their shares of Common Stock or Private Warrants by one or more of, or a combination of, the following methods:

●	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

●	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

●	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	an over-the-counter distribution in accordance with the rules of NYSE;

●	through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their shares on the basis of parameters described in such trading plans;

●	to or through underwriters or broker-dealers;

●	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

●	in privately negotiated transactions;

●	in options transactions;

●	through a combination of any of the above methods of sale; or

●	any other method permitted pursuant to applicable law.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. See “Securities Eligible for Future Sale.”

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares of Common Stock or Private Warrants or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Private Warrants in the course of hedging transactions, and broker-dealers or other financial institutions may engage in short sales of shares of Common Stock or Private Warrants in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of Common Stock or Private Warrants short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares of Common Stock or Private Warrants offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares of Common Stock or Private Warrants to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of shares of Common Stock or Private Warrants, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The Selling Securityholders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities offered in this prospectus by the Selling Securityholders. The anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities for the securities. We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

Under the Amended and Restated Registration Rights Agreement, we have agreed to indemnify the Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders have agreed to indemnify any underwriter against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act. We have agreed to maintain the effectiveness of this registration statement until all such securities have been sold under this registration statement or Rule 144 under the Securities Act or are no longer outstanding.

At the time a particular offer of shares of Common Stock or Warrants is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, American Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

Restrictions to Sell

The Initial Stockholders and the Southland Members agreed to certain restrictions on transfer with respect to their securities pursuant to the agreements described in the section entitled “Securities Eligible for Resale - Lock-Up and Escrow Agreements.”

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Winstead PC, Houston, Texas.

EXPERTS

The consolidated balance sheets of Southland Holdings, Inc. (F/K/A Legato Merger Corp. II as of December 31, 2022 and for the period from July 14, 2021 (inception) through December 31, 2021, the consolidated related statements of operations, changes in stockholders’ deficit and cash flows for the year ended 2022 and for the period from July 14, 2021 (inception) through December 31, 2021, and the related notes included in this prospectus have been audited by WithumSmith+Brown, PC, independent registered public accounting firm, as set forth in their report which is included herein. Such consolidated financial statements have been included herein in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

The financial statements of Southland Holdings LLC included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act, including exhibits, with respect to the securities offered by this prospectus. This prospectus, which forms a part of such registration statement, does not contain all of the information included in the registration statement and the exhibits thereto. For further information pertaining to us and our securities, you should refer to the registration statement and to its exhibits. The registration statement has been filed electronically and may be obtained in any manner listed below. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are summaries and are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement or a report we file under the Exchange Act, you should refer to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit to a registration statement or report is qualified in all respects by the filed exhibit.

We are subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings, including the registration statement of which this prospectus forms a part and the exhibits thereto, are available to the public over the Internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.southlandholdings.com, as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus. You may inspect a copy of the registration statement through the SEC’s website, as provided herein.

INDEX TO FINANCIAL STATEMENTS

Page
Audited Financial Statements of Legato Merger Corp. II
Report of Independent Registered Public Accounting Firm (PCAOB ID: 100)	F-2
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-3
Consolidated Statements of Operations for the Year Ended December 31, 2022 and for the Period from July 14, 2021 (Inception) through December 31, 2021	F-4
Consolidated Statements of Changes in Stockholders’ Deficit for the Year Ended December 31, 2022 and for the Period from July 14, 2021 (Inception) through December 31, 2021	F-5
Consolidated Statements of Cash Flows for the Year Ended December 31, 2022 and for the Period from July 14, 2021 (Inception) through December 31, 2021	F-6
Notes to the Consolidated Financial Statements	F-7

Audited Financial Statements of Southland Holdings LLC
Report of Independent Registered Public Accounting Firm (PCAOB ID: 248)	F-23
Consolidated Balance Sheets as of December 31, 2022 and December 31, 2021	F-25
Consolidated Statements of Operations for the Years Ended December 31, 2022, December 31, 2021 and December 31, 2020	F-26
Consolidated Statements of Comprehensive Income for the Years Ended December 31, 2022, December 31, 2021 and December 31, 2020	F-27
Consolidated Statements of Equity for the Years Ended December 31, 2022, December 31, 2021 and December 31, 2020	F-28
Consolidated Statements of Cash Flows for the Years Ended December 31, 2022, December 31, 2021 and December 31, 2020	F-29
Notes to the Consolidated Financial Statements	F-30

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of

Southland Holdings, Inc. (f/k/a Legato Merger Corp. II)

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Southland Holdings, Inc. (F/K/A Legato Merger Corp. II (the “Company”) as of December 31, 2022 and for the period from July 14, 2021 (inception) through December 31, 2021, the consolidated related statements of operations, changes in stockholders’ deficit and cash flows for the year ended 2022 and for the period from July 14, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and for the period from July 14, 2021 (inception) through December 31, 2021, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2021.

New York, New York

March 21, 2023

PCAOB ID Number 100

SOUTHLAND HOLDINGS, INC. (f/k/a LEGATO MERGER CORP. II)

Consolidated Balance Sheets

	As of
	December 31, 2022	December 31, 2021
ASSETS
Cash	$231,519	$1,100,031
Prepaid expenses	200,117	416,012
Total current assets	431,636	1,516,043

Cash held in Trust Account	283,319,605	280,164,163
Total assets	283,751,241	281,680,206

LIABILITIES, COMMON STOCK SUBJECT TO POSSIBLE REDEMPTION AND STOCKHOLDER’S DEFICIT
Accounts payable and accrued expenses	$2,945	$5,719
Franchise tax payable	137,884	77,582
Income tax payable	82,206	-
Total current liabilities	223,035	83,301

Deferred underwriting commissions	9,660,000	9,660,000
Total liabilities	9,883,035	9,743,301

Commitments and contingencies
Common stock subject to possible redemption, $0.0001 par value; 50,000,000 shares authorized, 27,600,000 shares issued and outstanding at redemption value at $10.27 and $10.15 per share, respectively	283,195,442	280,140,000

Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.0001 par value; 50,000,000 shares authorized, 8,311,000 non-redeemable shares issued and outstanding (excluding 27,600,000 shares subject to possible redemption)	831	831
Additional paid-in capital	-	-
Accumulated deficit	(9,328,067)	(8,203,926)
Total stockholders’ deficit	(9,327,236)	(8,203,095)
Total liabilities, common stock subject to possible redemption and stockholders’ deficit	$283,751,241	$281,680,206

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, INC. (f/k/a LEGATO MERGER CORP. II)

Consolidated Statements of Operations

	For the Year Ended December 31, 2022	For the Period from July 14, 2021 (Inception) Through December 31, 2021
General and administrative costs	$1,281,634	$162,602
Loss from operations	(1,281,634)	(162,602)

Other income:
Investment income on Trust Account	4,013,841	24,163
Gain (loss) before income tax provision	2,732,207	(138,439)

Provision for income taxes	$(800,905)	$-
Net loss	1,931,302	(138,439)

Weighted average shares outstanding of common stock, basic and diluted-Public Shares	28,771,000	6,260,292
Basic and diluted net loss per share, Public Shares	$0.05	$(0.01)
Weighted average shares outstanding of common stock, basic and diluted-Founders Shares	7,140,000	6,413,684
Basic and diluted net loss per share, Founder Shares	$0.05	$(0.01)

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, INC. (f/k/a LEGATO MERGER CORP. II)

Consolidated Statements of Equity (Deficit)

			Additional
	Common Stock		Paid-In	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balances at July 14, 2021 (inception)	-	$-	$-	$-	$-
Common shares issued to initial stockholders	6,900,000	690	24,310	-	25,000
Issuance of Representative Shares	240,000	24	846	-	870
Sale of private placement units	1,171,000	117	11,709,883	-	11,710,000
Initial classification of warrants included in the units sold in the Initial Public Offering	-	-	12,834,000	-	12,834,000
Common stock Accretion to redemption value	-	-	(24,569,039)	(8,065,487)	(32,634,526)
Net loss	-	-	-	(138,439)	(138,439)
Balance as of December 31, 2021	8,311,000	$831	$-	$(8,203,926)	$(8,203,095)
Accretion - increase in redemption value of common stock subject to redemptions	-	-	-	(3,055,443)	(3,055,443)
Net income	-	-	-	1,931,302	1,931,302
Balance as of December 31, 2022	8,311,000	$831	$-	$(9,328,067)	$(9,327,236)

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, INC. (f/k/a LEGATO MERGER CORP. II)

Consolidated Statements of Cash Flows

	For the Year Ended December 31, 2022	For the Period From July 14, 2021 (inception) through December 31, 2021
Cash flows from operating activities:
Net income	$1,931,302	$(138,439)
Adjustments to reconcile net income to net cash used in operating activities:
Investment income on Trust Account	(4,013,841)	(24,163)
Changes in operating assets and liabilities:
Prepaid expenses	215,895	(416,012)
Accounts payable	(2,774)	5,719
Franchise tax payable	60,302	77,582
Income tax payable	82,206
Net cash used in operating activities	(1,726,910)	(495,313)

Cash flows from investing activities:
Cash deposited in Trust Account	-	(280,140,000)
Cash withdrawn from Trust Account	858,398	-
Net cash provided by (used in) investing activities	858,398	(280,140,000)

Cash flows from financing activities:
Note payable - related party	-	96,500
Repayment of note payable - related party	-	(96,500)
Issuance of common stock to initial stockholders	-	25,000
Issuance of representative shares	-	870
Payment of offering costs associated with in initial public offerings	-	(6,000,526)
Sale of units in initial public offerings	-	276,000,000
Proceeds from private placement units	-	11,710,000
Net cash provided by financing activities	-	281,735,344

Net change in cash	(868,512)	1,100,031
Cash at beginning of period	1,100,031	-
Cash at end of period	$231,519	$1,100,031

Supplemental disclosure of non-cash financing activities:
Deferred underwriting commissions	$-	$9,660,000
Cash paid for income taxes	$718,700	$-

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, INC. (f/k/a LEGATO MERGER CORP. II)

Notes to the Consolidated Financial Statements

1.	Description of Business

Legato Merger Corp. II (the “Company”) was incorporated in Delaware on July 14, 2021 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities (a “Business Combination”).

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination, although it has focused its search on target businesses in the infrastructure, engineering and construction, industrial and renewables industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

On May 25, 2022, the Company, Legato Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), and Southland Holdings LLC, a Texas limited liability company (“Southland”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the Merger Agreement, upon the closing (“Closing”) of the transactions contemplated by the Merger Agreement (the “Transactions”), Merger Sub will merge with and into Southland (the “Merger”), with Southland being the surviving entity of the Merger (“Surviving Company”) and becoming a wholly owned subsidiary of the Company. In connection therewith, the members of Southland (“Southland Members”) will receive shares of common stock, par value $0.0001 per share, of the Company, cash and the right to receive certain contingent consideration in exchange for all the outstanding limited liability company membership interests of Southland (“Southland Membership Interests”). See Note 10 – Merger Agreement.

At December 31, 2022, the Company had not yet commenced any operations. All activity through September 30, 2022 relates to the Company’s formation, the public offering described below, the search for a target business with which to consummate a Business Combination and entering into the Merger Agreement with Southland. The registration statement for the Company’s Initial Public Offering was declared effective on November 22, 2021. On November 24, 2021, the Company consummated the offering of 24,000,000 units at $10.00 per Unit, generating gross proceeds of $240,000,000 which is described in Note 3 (“Initial Public Offering”). Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 1,045,500 units, at a price of $10.00 per unit in a private placement (“Private Placement”) to certain holders of the Company’s founder shares (“Initial Stockholders”) and EarlyBirdCapital, Inc., the representative of the underwriters in the Initial Public Offering (“EBC”), generating gross proceeds of $10,450,000 (“Private Units”), which is described in Note 4. Transaction costs amounted to $13,680,526, consisting of $4,800,000 in underwriting fees, $8,400,000 of deferred underwriting fees and $480,526 of other offering costs. On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 Private Units at $10.00 per unit, generating total proceeds of $1,260,000. Transaction costs associated with the underwriters’ full exercise of their over-allotment option amounted to $15,660,526, consisting of $5,520,000 in cash underwriting fees and $9,660,000 of deferred underwriting fees.

Following the closing of the Initial Public Offering, the over-allotment and the Private Placement, $280,140,000 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Units was placed in a trust account (the “Trust Account”) and will be invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund selected by the Company meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of (i) the consummation of a Business Combination; (ii) the redemption of any shares sold in the Initial Public Offering (“Public Shares”) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to redeem 100% of its Public Shares if it does not complete an initial Business Combination within 18 months from the closing of the Initial Public Offering (the “Combination Period”); or (iii) the distribution of the Trust Account, as described below, except that interest earned on the Trust Account can be released to pay the Company’s tax obligations, if the Company is unable to complete an initial Business Combination within the Combination Period or upon any earlier liquidation of the Company. The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and Private Units, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. NASDAQ rules provide that the Company’s initial Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less taxes payable) at the time of the signing a definitive agreement in connection with a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.

The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.15 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.

The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 either immediately prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the outstanding shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other legal reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation, conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Company’s officers, directors and initial stockholders (the “Insiders”) have agreed to vote their Founder Shares (as defined in Note 5), the shares of common stock included in the Private Units (the “Private Shares”) and any Public Shares held by them in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction.

The Company will also provide its stockholders with the opportunity to redeem all or a portion of their Public Shares in connection with any stockholder vote to approve an amendment to the Company’s Amended and Restated Certificate of Incorporation that would affect the substance or timing of the Company’s obligation to redeem 100% of Public Shares if it does not complete an initial Business Combination within the Combination Period. The stockholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially $10.15 per share, plus any pro rata interest earned on the funds held in the Trust Account, net of taxes payable). There will be no redemption rights with respect to the Company’s warrants in connection with such a stockholder vote to approve such an amendment to the Company’s Amended and Restated Certificate of Incorporation.

The Company will have until the expiration of the Combination Period to consummate its initial Business Combination. If the Company is unable to consummate a Business Combination within the Combination Period and stockholders do not otherwise extend the Combination Period by approving an amendment to the Company’s Amended and Restated Certificate of Incorporation, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the Trust Account not previously released to the Company to pay its tax obligations and up to $100,000 of interest to pay dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and; (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.

The Insiders have agreed to waive their redemption rights with respect to any Founder Shares and Private Shares, as applicable, (i) in connection with the consummation of a Business Combination, (ii) in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation to modify the substance or timing of the Company’s obligation to allow redemption as provided in its charter, and (iii) if the Company fails to consummate a Business Combination within the Combination Period. The Insiders have also agreed to waive their redemption rights with respect to any Public Shares held by them in connection with the consummation of a Business Combination and in connection with a stockholder vote to amend the Company’s Amended and Restated Certificate of Incorporation as described above. However, the Insiders will be entitled to redemption rights with respect to Public Shares if the Company fails to consummate a Business Combination or liquidates within the Combination Period. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Initial Public Offering. Placing funds in the Trust Account may not protect those funds from third party claims against the Company. Although the Company will seek to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities it engages, execute agreements with the Company waiving any claim of any kind in or to any monies held in the Trust Account, there is no guarantee that such persons will execute such agreements. Crescendo Advisors, LLC, an entity affiliated with Mr. Rosenfeld, the Company’s Chief SPAC Officer, has agreed that it will be liable to ensure that the proceeds in the trust account are not reduced below $10.15 per share by the claims of target businesses or claims of vendors or other entities that are owed money by the Company for services rendered or contracted for or products sold to it. However, the Company has not independently verified whether Crescendo Advisors LLC has sufficient funds to satisfy its indemnity obligations, the Company has not asked it to reserve for such obligations, and the Company does not believe it has any significant liquid assets.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The company considers all short-term investments with an original maturity of three months or less when purchased to be a cash equivalent. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investments Held in Trust Account

The Company’s portfolio of investments is comprised solely of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities, or a combination thereof. The Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in investment income on Trust Account in the accompanying statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Common Stock Subject to Possible Redemption

The Company accounts for its common stock subject to possible conversion in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” Common stock subject to mandatory redemption is classified as a liability instrument and measured at fair value. Conditionally redeemable common stock (the 27,600,000 public shares, including common stock that features redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, common stock is classified as stockholders’ equity. The Company’s common stock sold in the Initial Public Offering features certain redemption rights that are considered to be outside of its control and subject to occurrence of uncertain future events. Accordingly, common stock subject to possible redemption is presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s consolidated condensed balance sheets.

The Company recognizes changes in redemption value as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount. The change in the carrying value of redeemable shares of common stock resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognizes changes in the redemption value as a accretion as reflected on the accompanying unaudited consolidated condensed statements of changes in stockholders’ deficit.

Offering Costs

The Company complies with the requirements of Financial Accounting Standards Board (“FASB”) ASC 340-10-S99-1. Offering costs consist of legal, accounting, underwriting fees and other costs incurred that directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to the total proceeds received. Upon the completion of the Initial Public Offering, costs associated with the common stock issued were charged against their carrying value. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Income Taxes

The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021, respectively. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company may be subject to potential examination by federal, state and city taxing authorities in the areas of income taxes. These potential examinations may include questioning the timing and amount of deductions, the nexus of income among various tax jurisdictions and compliance with federal, state and city tax laws. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months. The Company is subject to income tax examinations by major taxing authorities since inception. Deferred tax assets were deemed de minimis as of December 31, 2022, and 2021, respectively.

Net Income per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net income per common share is computed by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period (the public and private shares, inclusive of the full exercise of the overallotment option). The Company has not considered the effect of the warrants sold in the Initial Public Offering and Private Placement to purchase an aggregate of 14,385,002 shares in the calculation of diluted earnings per share, since their contingency had not been met yet. Accretion associated with the common shares are excluded from earnings per share as the redemption value approximates fair value. As a result, diluted earnings per common share is the same as basic earnings per common share for the periods.

The following table reflects the calculation of basic and diluted net income per common share (in dollars):

	FOR THE YEAR ENDED DECEMBER 31, 2022		FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Public Shares (basic and diluted)	Founders Shares (basic and diluted)	Public Shares (basic and diluted)	Founders Shares (basic and diluted)
Basic and diluted net income per common share
Numerator:
Allocation of net income as adjusted	$1,547,311	$383,991	$(68,381)	$(70,057)
Denominator:
Basic weighted average shares outstanding	$28,771,000	$7,140,000	6,260,292	6,413,684

Basic and diluted net loss per common share	$0.05	$0.05	$(0.01)	$(0.01)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation coverage limit of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the balance sheet, primarily due to their short-term nature.

The Company follows the guidance in ASC 820 for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets and liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.

Recent Accounting Pronouncements

The Company’s management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Accounting for Warrants

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the instruments’ specific terms and applicable authoritative guidance in FASB ASC 480, “Distinguishing Liabilities from Equity” (“ASC 480”), and ASC 815, “Derivatives and Hedging” (“ASC 815”). The assessment considers whether the instruments are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the instruments meet all of the requirements for equity classification under ASC 815, including whether the instruments are indexed to the Company’s own common shares and whether the instrument holders could potentially require “net cash settlement” in a circumstance outside of the Company’s control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, was conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the instruments are outstanding. The Company has concluded that the Public Warrants and Private Warrants issued pursuant to the warrant agreement qualify for equity accounting treatment.

3.	Initial Public Offering

Pursuant to the Public Offering, on November 24, 2021, the Company sold 24,000,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one share of common stock and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one share of common stock at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

On December 1, 2021, the Company consummated the closing of the sale of an additional 3,600,000 Units (“Option Units”) at $10.00 per Option Unit pursuant to the underwriters’ exercise in full of their over-allotment option, generating gross proceeds of $36,000,000.

4.	Private Placement

Simultaneously with the Public Offering, the initial stockholders and EBC purchased an aggregate of 1,045,500 Private Units, at $10.00 per Private Unit for a total purchase price of $10,450,000. Each Private Unit consists of one share of common stock or “private share,” and one-half of one warrant or “private warrant”. The proceeds from the Private Units were added to the proceeds from the Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the required time period, the proceeds from the sale of the Private Units will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Warrants will expire worthless. There will be no redemption rights or liquidating distributions from the Trust Account with respect to the private warrants.

On December 1, 2021, the Company also consummated the closing of the sale of an additional 126,000 Private Units at $10.00 per Private Unit, generating gross proceeds of $1,260,000, to the original purchasers of the Private Units in respect of their obligation to purchase such additional Private Units upon the exercise of the underwriters’ over-allotment option.

5.	Related Party Transactions

Founders Shares

In July 2021, the Company issued an aggregate of 5,750,000 shares of common stock (the “Founder Shares”) for an aggregate purchase price of $25,000. On November 22, 2021, the Company effected a stock dividend of 0.2 shares for each share outstanding, resulting in 6,900,000 Founder Shares and 240,000 representative shares, totaling 7,140,000 being issued and outstanding. The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the holders to the extent that the over-allotment is not exercised in full or in part, so that the holders will collectively own 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the initial stockholders do not purchase any Public Shares in the Public Offering and excluding the Representative Shares (as defined in Note 7)). On December 1, 2021, the underwriters fully exercised their over-allotment option. As a result of the underwriters’ election to fully exercise their over-allotment option, a total of 900,000 Founder Shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees) until (i) the earlier of 180 days after the completion of a Business Combination and the date on which the closing price of the common shares equals or exceeds $12.50 per share (as adjusted for share splits, share capitalizations, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after a Business Combination and (ii) if, subsequent to a Business Combination, the Company completes a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their ordinary shares for cash, securities or other property.

Administrative Service Fee

The Company presently occupies office space provided by an entity controlled by Crescendo Advisors II, LLC. Such entity agreed that until the Company consummates a Business Combination, it will make such office space, as well as general and administrative services including utilities and administrative support, available to the Company as may be required by the Company from time to time. The Company has agreed to pay an aggregate of $15,000 per month to Crescendo Advisors II, LLC, an entity controlled by a related party, for such services commencing on the effective date of the Public Offering. The company incurred and paid the affiliate $180,000 and $19,500 for the year ended December 31, 2022 and 2021, respectively.

Note — Related Party

On August 23, 2021, Eric Rosenfeld, the Company’s Chief SPAC Officer, issued a $65,000 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Initial Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The facility is no longer available.

On November 5, 2021, Eric Rosenfeld, the Company’s Chief SPAC Officer, issued a $31,500 principal amount unsecured promissory note to the Company. The note is non-interest bearing and became payable on the consummation of the Public Offering. Due to the short-term nature of the note, the fair value of the note approximates the carrying amount. The Note balance was settled on November 26, 2021, shortly after the consummation of the Initial Public Offering. The facility is no longer available.

Working Capital Loans

In order to finance transaction costs in connection with a Business Combination, the Initial Stockholders, the Company’s officers and directors or their affiliates may, but are not obligated to, loan the Company funds from time to time or at any time, as may be required (“Working Capital Loans”). Each Working Capital Loan would be evidenced by a promissory note. The Working Capital Loans would either be paid upon consummation of a Business Combination, without interest, or, at the option of the lender, converted into units, which would be identical to the Private Units, upon consummation of a Business Combination. In the event that a Business Combination does not close, the Company may use a portion of the proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. As of December 31, 2022, and 2021, respectively, no Working Capital Loans were outstanding.

6.	Commitments and Contingencies

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy are not determinable as of the date of these financial statements and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these financial statements.

Registration Rights

The holders of the founders’ shares and representative shares issued and outstanding on the date of Public Offering, as well as the holders of the private units and any units our initial stockholders, officers, directors or their affiliates may be issued in payment of working capital loans made to us (and all underlying securities), are entitled to registration rights pursuant to an agreement signed on the effective date of the Public Offering. The holders of a majority of these securities are entitled to make up to two demands that we register such securities. The holders of the majority of the founders’ shares can elect to exercise these registration rights at any time commencing three months prior to the date on which these shares of common stock are to be released from escrow. The holders of a majority of the representative shares, private units and units issued to our initial stockholders, officers, directors or their affiliates in payment of working capital loans made to us (or underlying securities) can elect to exercise these registration rights at any time after we consummate a business combination. Notwithstanding anything to the contrary, EBC may only make a demand on one occasion and only during the five-year period beginning on the effective date of the registration statement of which this prospectus forms a part. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination; provided, however, that EBC may participate in a “piggy-back” registration only during the seven-year period beginning on the effective date of the registration statement of which this prospectus forms a part. We will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriters were entitled to be paid cash underwriting commissions of 2.00% of the gross proceeds of the Initial Public Offering.

EarlyBirdCapital is also entitled to a deferred underwriting commission of 3.50% of the gross proceeds of the Initial Public Offering

On November 29, 2021, the underwriters exercised their over-allotment option in full to purchase an additional 3,600,000 Units. As a result, on December 1, 2021, the Company sold an additional 3,600,000 Units at $10.00 per Unit for an aggregate amount of $36,000,000. In connection with the underwriters’ exercise of their over-allotment option, the Company also consummated the sale of an additional 126,000 Private Units at $10.00 per unit, generating total proceeds of $1,260,000.

The underwriters were paid $5,520,000 in cash underwriting fees and EarlyBirdCapital is entitled to an aggregate of $9,660,000 of deferred underwriting fees.

7.	Common Stock Subject to Possible Redemption

The Company’s common stock sold in the Initial Public Offering features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. Holder of the Company’s common stock are entitled to one vote for each share. As of December 31, 2022 and December 31, 2021, there were 27,600,000 Public Shares outstanding, all of which were subject to redemption.

As of December 31, 2022 and December 31, 2021, common stock reflected on the consolidated condensed balance sheets are reconciled on the following table:

Gross Proceeds	$276,000,000
Less:
Proceeds allocated to public warrants	(12,834,000)
Common stock issuance cost	(15,660,526)
Plus:
Accretion of carrying value to redemption value	32,634,526
Common Stock subject to possible redemption, December 31, 2021	$280,140,000
Accretion – increase in redemption value of common stock subject to redemption	3,055,443
Common Stock subject to possible redemption, December 31, 2022	$283,195,443

8.	Stockholders’ Deficit

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with a par value of $0.0001 per share with such designation, rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022, and 2021, respectively, there are no shares of preferred stock issued or outstanding.

Common Stock

The Company is authorized to issue 50,000,000 shares of common stock with a par value of $0.0001 per share. As of December 31, 2022 and 2021, respectively, 35,911,000 shares of common stock were issued and outstanding, presented as temporary equity on the consolidated condensed balance sheets, comprised of 240,000 Representative Shares (as described below), 6,900,000 Founder Shares, 27,600,000 public shares, and 1,171,000 private shares.

All of the Founder Shares were placed into an escrow account on the closing of the Proposed Public Offering. Subject to certain limited exceptions, these shares will not be released from escrow until the earlier of one year after the date of the consummation of an initial Business Combination and the date on which the closing price of the common stock exceeds $12.50 per share for any 20 trading days within a 30-trading day period following the consummation of an initial Business Combination, or earlier if, subsequent to the Company’s initial Business Combination, the Company consummates a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Representative Shares

The Company has issued to the designees of EBC 240,000 shares of common stock (the “Representative Shares”) for a nominal consideration, paid to the Company, shortly after the IPO. The Company accounted for the Representative Shares as an offering cost of the Proposed Offering, with a corresponding credit to stockholders’ equity. The Company estimated the fair value of Representative Shares to be $870 based upon the price of the Founder Shares issued to the Initial Stockholders. The holders of the Representative Shares have agreed not to transfer, assign or sell any such shares until the completion of a Business Combination. In addition, the holders have agreed (i) to waive their redemption rights with respect to such shares in connection with the completion of a Business Combination and (ii) to waive their rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete a Business Combination within the Combination Period.

The Representative Shares have been deemed compensation by FINRA and are therefore subject to a lock-up for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering pursuant to Rule 5110(e)(1) of FINRA’s NASD Conduct Rules. Pursuant to FINRA Rule 5110(e)(1), these securities will not be the subject of any hedging, short sale, derivative, put or call transaction that would result in the economic disposition of the securities by any person for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering, nor may they be sold, transferred, assigned, pledged or hypothecated for a period of 180 days immediately following the effective date of the registration statement related to the Proposed Offering except to any underwriter and selected dealer participating in the Proposed Offering and their bona fide officers or partners.

Warrants

As of December 31, 2022 and 2021, respectively the Company has 13,800,000 Public Warrants and 585,502 Private Placement Warrants outstanding. The Public Warrants and Private Placement Warrants are identical except as described below. Warrants may only be exercised for a whole number of shares. No fractional Warrants will be issued upon separation of the Units and only whole Warrants will trade. The Warrants will become exercisable 30 days after the completion of a Business Combination; provided that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of common stock issuable upon exercise of the Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). The Company agreed that as soon as practicable after the closing of a Business Combination, the Company will use its best efforts to file with the SEC a registration statement covering the issuance of the shares of common stock issuable upon exercise of the Warrants, and use its best efforts to cause the same to become effective as soon as possible and to maintain the effectiveness of such registration statement and a current prospectus relating to those shares until the Warrants expire or are redeemed.

The Warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors, and in the case of any such issuance to the Company’s initial stockholders or their affiliates, without taking into account any founders’ shares held by them prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the completion of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants will not be transferable, assignable or salable until after the completion of a Business Combination, subject to certain limited exceptions.

Redemption of Warrants: Once the Warrants become exercisable, the Company may redeem the outstanding warrants:

-	in whole and not in part;

-	at a price of $0.01 per warrant;

-	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

-	if, and only if, the last reported sale price of common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30 trading day period commencing once the Warrants become exercisable and ending three business days before the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the Warrants as described above unless an effective registration statement under the Securities Act covering the common stock issuable upon exercise of the Warrants is effective and a current prospectus relating to those of shares is available throughout the 30-day redemption period or the Company has elected to require the exercise of the warrants on a “cashless basis”.

9.	Income Tax

The Company’s net deferred tax assets (liabilities) as of December 31, 2022, and December 31, 2021, is as follows:

Deferred tax assets:	FOR THE YEAR ENDED DECEMBER 31, 2022	FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Start-up costs	$1,166,654	$53,469
Net operating loss carryforwards	-	-
Total deferred tax assets	1,166,654	53,469
Valuation allowance	(1,166,654)	(53,469)
Deferred tax assets, net of allowance	$-	$-

The income tax provision for the year ended December 31, 2022, and for the period from July 14, 2021 (inception) through December 31, 2021 consists of the following:

	FOR THE YEAR ENDED DECEMBER 31, 2022		FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Federal
Current		$800,905	$-
Deferred		(227,143)	(53,469)
State
Current	$		$-
Deferred		-	-
Change in valuation allowance		227,143	53,469
Income tax provision		$800,905	$-

As of December 31, 2022, and December 31, 2021, the Company had available U.S. federal operating loss carry forwards of approximately $0 and $53,469, respectively, that may be carried forward indefinitely.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which temporary differences representing future deductible amounts become deductible. Management considers the scheduled reversal of deferred tax assets, projected future taxable income and tax planning strategies in making this assessment. After consideration of all the information available, management believes that significant uncertainty exists with respect to future realization of the deferred tax assets and has therefore established a full valuation allowance. For the year ended December 31, 2022, and for the period from July 14, 2021 (inception) through December 31, 2021, the change in the valuation allowance was $227,143 and $53,469, respectively.

A reconciliation of the federal income tax rate to the Company’s effective tax rate as of December 31, 2022, and December 31, 2021 is as follows:

	FOR THE YEAR ENDED DECEMBER 31, 2022	FOR THE PERIOD FROM JULY 14, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
Statutory federal income tax rate	21.0%	21.0%
State taxes, net of federal tax benefit	0.0%	0.0%
Change in valuation allowance	7.9%	(21.0)%
Income tax provision	28.9%	0.0%

The Company files income tax returns in the U.S. federal jurisdiction which remain open and are subject to examination.

10.	Fair Value Measurements

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2022, and 2021, respectively, and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

December 31, 2022

Description	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account - Money Market Funds and Treasuries	$283,319,605	$-	$-

December 31, 2021

Description	Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Other Unobservable Inputs
	(Level 1)	(Level 2)	(Level 3)
Assets:
Investments held in Trust Account - Money Market Funds and Treasuries	$280,164,163	$-	$-

Level 1 assets include investments comprised solely of U.S. government securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers to/from Levels 1, 2, and 3 during the years ended December 31, 2022, and 2021, respectively.

11.	Merger Agreement

On May 25, 2022, the Company, Merger Sub and Southland entered into the Merger Agreement. Pursuant to the Merger Agreement, upon the Closing of the Transactions, Merger Sub will merge with and into Southland, with Southland being the surviving entity of the Merger and becoming a wholly owned subsidiary of the Company.

Pursuant to the Merger Agreement, at the Effective Time (as defined below), by virtue of the Merger and without any further action on the part of the parties to the Merger Agreement, each Southland Membership Interest (expressed as a percentage) issued and outstanding immediately before the effective time of the Merger (the “Effective Time”) will be converted into and become the right to receive (I) a number of shares of the Company’s Common Stock (the “Per Membership Interest Merger Consideration”) equal to (a) (i) $343,000,000 divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%), (II) the right to receive a number of shares of the Company’s Common Stock (the “Earnout Merger Consideration”) equal to (a) (i) $105,000,000 divided by (ii) $10.15, multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time, upon the achievement of certain targets and (III) an amount of cash (the “Cash Consideration” and together with the Per Membership Interest Merger Consideration and Earnout Merger Consideration, the “Merger Consideration”) equal to (a) $50,000,000 multiplied by (b) such Southland Member’s percentage of all Southland Membership Interests issued and outstanding immediately prior to the Effective Time (i.e., 100%); provided, however, that in lieu of receiving all or part of the Cash Consideration, up to $50,000,000 of cash held by Southland or its subsidiaries may be distributed to the Southland Members, or to such other persons as instructed by the Southland Members, if either (1) there is not sufficient funds in the Trust Account to pay such amount in cash or (2) Southland elects, in its sole discretion, to make such dividend at or prior to the Closing. Any cash paid as a dividend on or prior to the Closing pursuant to such provision shall reduce the Cash Consideration payable to the Southland Members at Closing by a like amount.

The Merger Agreement provides for the payment of up to an aggregate of 10,344,828 additional shares of the Company’s Common Stock as earnout consideration as described below. As used in the following discussion of the earnout consideration, “Adjusted EBITDA” means, for the applicable fiscal year, using results and expenses taken from the audited financial statements of the Company and its subsidiaries, including but not limited to Southland and its affiliates, on a consolidated basis, but excluding any results attributable to businesses acquired after the date of the Merger Agreement except for certain permitted acquisitions, the following calculation: income before provision for income taxes, plus interest expense, less interest income, plus depreciation and amortization, plus any expenses arising solely from the Merger charged to income in such fiscal year, including but not limited to filing fees borne by Southland with respect to the Registration Statement (as defined below) and notifications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”), plus expenses relating to certain incentive compensation arrangements. In addition, any Company or Merger Sub expenses incurred prior to or at the Closing that are included in the Company’s 2022 income statement will be excluded for purposes of Adjusted EBITDA calculation. For the purposes of calculating Adjusted EBITDA for the fiscal year of the Company ending December 31, 2022, Adjusted EBITDA shall be calculated after giving pro forma effect to the Merger as if the Merger was consummated on the first day of such fiscal year.

If, for the fiscal year of the Company ending December 31, 2022, Legato has Adjusted EBITDA equal to or greater than $125,000,000 (the “2022 Base Target”), the Company shall issue to the holders of Southland Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of the Company’s Common Stock; provided that if the Company has Adjusted EBITDA equal to or greater than $145,000,000 (the “2022 Bonus Target”), then the aggregate number of shares of Common Stock to be issued to the holders of Southland Membership Interests shall be increased to 5,172,414 shares; and

If, for the fiscal year of the Company ending December 31, 2023, Legato has Adjusted EBITDA equal to or greater than $145,000,000 (the “2023 Base Target”), the Company shall issue to the holders of Southland Membership Interests outstanding immediately prior to the Effective Time, in the aggregate, 3,448,276 shares of the Company’s Common Stock; provided that if the Company has Adjusted EBITDA equal to or greater than $165,000,000 (the “2023 Bonus Target”), then the aggregate number of shares of Common Stock to be issued to the holders of Southland Membership Interests shall be increased to 5,172,414 shares.

On February 14, 2023, Legato II and Southland consummated the previously disclosed Business Combination.

12.	Subsequent Events

The Company evaluated subsequent events and transaction that occurred up to the date the financial statements were issued. Other than as described below and disclosed in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

On February 14, 2023, Southland completed its Merger pursuant to the Merger Agreement as described in the Basis of Presentation. As contemplated by the Merger Agreement and as described in Southland’s definitive proxy statement filed with the Securities and Exchange Commission (“SEC”) on January 27, 2023 (“Proxy Statement”), (i) Legato’s name changed to “Southland Holdings, Inc.,” (ii) each share of common stock of Legato that was not redeemed remained as one share common stock of Southland, (iii) each warrant of Legato became a warrant to purchase one share of common stock of Southland, and (iv) Merger Sub merged with and into Southland LLC, with Southland LLC being the surviving company in the merger and, after giving effect to such merger, continuing as a wholly owned subsidiary of Southland.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Southland Holdings, LLC

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Southland Holdings, LLC and subsidiaries (the “Company”) as of December 31, 2022 and 2021, the related consolidated statements of operations, comprehensive income, equity, and cash flows for each of the three years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical audit matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Claims and estimates to complete associated with long-term contracts

As described further in Notes 2 and 7 to the financial statements, revenues derived from long-term contracts are recognized as the performance obligations are satisfied over time. The Company uses the input method, measured by the percentage of cost incurred to date to estimated total costs for each project to recognize revenue. Under the input method, the determination of the progress towards completion requires management to prepare estimates of the costs to complete. In addition, the Company’s contracts may include variable consideration related to contract modifications through claims, and management must estimate the timing and amount of claims revenue to recognize. We identified claims and estimates to complete associated with long-term contracts as a critical audit matter.

The principal consideration for our determination that estimates to complete associated with long-term contracts is a critical audit matter is that auditing management’s estimate of the progress toward completion of its projects was complex and subjective. This is due to the considerable auditor judgment required to evaluate management’s determination of the forecasted costs to complete its long-term contracts as future results may vary significantly from past estimates due to changes in facts and circumstances. In addition, the principal consideration for our determination that claims associated with long-term contracts is a critical audit matter is that auditing the Company’s measurement of variable consideration is complex and highly judgmental and can have a material effect on the amount and timing of revenue recognized.

Our audit procedures related to the claims and estimates to complete associated with long-term contracts included the following, among others:

●	For a selection of long-term contracts, we evaluated the reasonableness of significant assumptions used to develop the estimates to complete by conducting interviews with project personnel and performing a retrospective analysis using historical actual costs and trends.

●	We tested the completeness and accuracy of the costs incurred to date and the total estimated costs for a sample of long-term contracts.

●	For a selection of long-term contracts, we tested the estimated variable consideration related to recorded claims revenue by evaluating the likelihood of a significant reversal of revenue at a later date, and tracing amounts to supporting documentation.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2022.

Dallas, Texas
March 22, 2023

SOUTHLAND HOLDINGS, LLC

Consolidated Balance Sheets

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents	$57,915	$63,342
Restricted cash	14,076	47,900
Accounts receivable, net	135,678	126,702
Retainage receivables	122,682	110,971
Contract assets	512,906	374,624
Other current assets	24,047	22,977
Total current assets	867,304	746,516

Property and equipment, net	114,084	156,031
Right-of-use assets	16,893	15,816
Investments - unconsolidated entities	113,724	103,610
Investments - limited liability companies	2,590	1,926
Investments - private equity	3,261	3,925
Goodwill	1,528	1,528
Intangible assets, net	2,218	3,215
Other noncurrent assets	3,703	3,186
Total noncurrent assets	258,001	289,237
Total assets	1,125,305	1,035,753

Accounts payable	$126,385	$146,455
Retainage payable	33,677	32,706
Accrued liabilities	121,584	115,057
Current portion of long-term debt	46,322	41,333
Short-term lease liabilities	16,572	20,048
Contract liabilities	131,557	111,286
Total current liabilities	476,097	466,885

Long-term debt	227,278	195,597
Long-term lease liabilities	10,032	13,496
Deferred tax liabilities	3,392	5,962
Other noncurrent liabilities	48,622	51,462
Total long-term liabilities	289,324	266,517
Total liabilities	765,421	733,402

Commitment and contingencies (Note 18)

Noncontrolling Interest	10,446	11,057
Members’ capital	327,614	267,831
Preferred stock	24,400	24,400
Accumulated other comprehensive income	(2,576)	(937)
Total equity	359,884	302,351
Total liabilities and equity	$1,125,305	$1,035,753

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Operations

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$1,161,431	$1,279,186	$1,057,936
Cost of construction	1,020,497	1,164,998	964,536
Gross profit	140,934	114,188	93,400
Selling, general, and administrative expenses	58,231	58,136	49,653
Operating income	82,703	56,052	43,747
(Gain) loss on investments, net	76	(898)	(2,068)
Other income, net	(2,204)	(2,780)	(1,839)
Interest expense	8,891	7,255	8,096
Earnings before income taxes	75,940	52,475	39,558
Income tax expense	13,290	10,945	9,406
Net income	62,650	41,530	30,152
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)
Net income attributable to Southland Holdings	$60,542	$38,720	$33,668

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC

Consolidated Statements of Comprehensive Income

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Net income	$62,650	$41,530	$30,152
Foreign currency translation adjustment(1)	(1,718)	838	(771)
Comprehensive income	$60,932	$42,368	$29,381
Comprehensive income attributable to:
Noncontrolling interest	2,029	2,849	(3,361)
Members’ capital	$58,903	$39,519	$32,742

(1)	Foreign currency translation adjustment is presented net of nominal tax expense for the years ended December 31, 2022, December 31, 2021, and December 31, 2020.

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Equity

(Amounts in thousands)	Preferred stock	Accumulated other comprehensive income	Members’ capital	Majority	Noncontrolling interest	Total equity
Balance as of December 31, 2019	$35,000	$(809)	$212,461	$246,652	$7,147	$253,799
Preferred stock	(9,000)	-	-	(9,000)	-	(9,000)
Preferred stock dividends	-	-	(1,039)	(1,039)	(188)	(1,227)
Other	-	-	(4)	(4)	16	12
Distributions to members	-	-	(10,334)	(10,334)	-	(10,334)
Net income (loss)	-	-	33,668	33,668	(3,516)	30,152
Other comprehensive income loss	-	(927)	-	(927)	156	(771)
Balance as of December 31, 2020	$26,000	$(1,736)	$234,752	$259,016	$3,615	$262,631
Preferred stock	(1,600)	-	(709)	(2,309)	(128)	(2,437)
Acquisition of Heritage minority interest	-	-	(3,942)	(3,942)	3,792	(150)
Other	-	-	-	-	3	3
Capital contributions from noncontrolling interest	-	-	-	-	926	926
Distributions to members	-	-	(990)	(990)	-	(990)
Net income	-	-	38,720	38,720	2,810	41,530
Other comprehensive loss	-	799	-	799	39	838
Balance as of December 31, 2021	$24,400	$(937)	$267,831	$291,294	$11,057	$302,351
Preferred stock	-	-	(1,037)	(1,037)	(188)	(1,225)
Distributions to members	-	-	278	278	(2,452)	(2,174)
Net income	-	-	60,542	60,542	2,108	62,650
Other comprehensive income	-	(1,639)	-	(1,639)	(79)	(1,718)
Balance as of December 31, 2022	$24,400	$(2,576)	$327,614	$349,438	$10,446	$359,884

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC
Consolidated Statements of Cash Flows

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Cash flows from operating activities:
Net income	$62,650	$41,530	$30,152
Adjustments to reconcile net income to net cash used in operating activities
Depreciation and amortization	45,697	47,468	39,370
Deferred taxes	(2,103)	(271)	476
Gain on sale of assets	(3,377)	(5,168)	(2,562)
Foreign currency remeasurement loss (gain)	548	136	(6)
(Earnings) loss from equity method investments	(9,299)	(7,239)	(700)
TZC investment present value accretion	(2,355)	(2,265)	(552)
Gain on trading securities, net	(260)	(1,145)	(2,354)
(Increase) decrease in accounts receivable	(18,432)	(7,412)	15,739
Increase in contract assets	(138,677)	(2,116)	(58,523)
Increase in prepaid expenses and other current assets	(1,293)	(765)	(10,016)
(Increase) decrease in ROU assets	(1,315)	5,990	(8,443)
(Decrease) increase in accounts payable and accrued expenses	(13,546)	26,480	(752)
Increase (decrease) in contract liabilities	20,049	(188,654)	(59,945)
Increase (decrease) in operating lease liabilities	1,264	(5,974)	8,219
Other	(5,753)	8,832	(274)
Net cash used in operating activities	(66,202)	(90,573)	(50,171)

Cash flows from investing activities:
Purchase of fixed assets	(4,765)	(18,797)	(30,995)
Proceeds from sale of fixed assets	10,064	11,251	7,232
Loss on investment in limited liability company	336	248	-
Purchase of interest in limited liability company	-	-	(534)
Purchase of trading securities	-	(391)	(743)
Proceeds from the sale of trading securities	927	175	4,645
Purchase of interest of other investments	-	(150)	-
Receipt of funds from sureties	-	-	231,893
Acquisitions, net of cash acquired	-	-	(5,038)
Capital contribution to investees	(1,000)	(835)	(10,643)
Net cash provided by (used in) investing activities	5,562	(8,499)	195,817

Cash flows from financing activities:
Borrowings on line of credit	75,000	67,000	57,000
Payments on line of credit	-	(82,000)	(77,000)
Borrowings on notes payable	281	206,172	34,370
Payments on notes payable	(42,934)	(153,587)	(51,185)
Payments of deferred financing costs	-	(260)	(45)
Advances to related parties	(1,603)	(1,571)	(836)
Payments from related parties	5	1,260	74
Other	-	-	150
Payments on finance lease	(8,157)	(4,716)	(4,124)
Capital contributions from noncontrolling members	-	926	-
Distributions	(2,457)	(2,620)	(6,169)
Preferred stock dividends	-	-	(188)
Net cash provided by (used in) financing activities	20,135	30,604	(47,953)

Effect of exchange rate on cash	1,254	(686)	968

Net (decrease) increase in cash and cash equivalents and restricted cash	(39,251)	(69,154)	98,661
Beginning of period	111,242	180,396	81,735
End of period	$71,991	$111,242	$180,396

Supplemental cash flow information
Cash paid for income taxes	$10,392	$14,093	$1,851
Cash paid for interest	$9,044	$7,519	$8,580
Non-cash investing and financing activities:
Lease assets obtained in exchange for new leases	$19,558	$16,051	$35,333
Assets obtained in exchange for notes payable	$4,091	$-	$-

See accompanying notes to the consolidated financial statements

SOUTHLAND HOLDINGS, LLC

Notes to the Consolidated Financial Statements

1.	Description of Business

Southland Holdings, LLC (“Southland”, the “Company”, “we”, “us”, or “our”) is a diverse leader in specialty infrastructure construction with roots dating back to 1900. We design and construct projects in the bridges, tunnels, transportation and facilities, marine, steel structures, water and wastewater treatment, and water pipelines end markets.

Southland is based in Grapevine, Texas. It is the parent company of Johnson Bros. Corporation, American Bridge Holding Company (“American Bridge”), Oscar Renda Contracting, Southland Contracting, Mole Constructors, Heritage Materials and other affiliates. With the combined capabilities of these six primary subsidiaries and their affiliates, Southland has become a diversified industry leader with both public and private customers. The majority of our customers are located in the United States.

COVID-19 Considerations

Certain impacts to public health conditions particular to the coronavirus (“COVID-19”) outbreak have had a significant negative impact on our operations and profitability. The continuing extent of the impact to our financial performance will depend on future developments, including (i) the duration and spread of the outbreak, (ii) the restrictions and advisories, (iii) the effects on the financial markets, and (iv) the effects on the economy overall, all of which are highly uncertain and cannot be predicted. If our financial performance is impacted because of these developments for an extended period, our results may be materially adversely affected. We cannot anticipate how the potential widespread distribution of a vaccine will mitigate this impact on either COVID-19 or on future variants of the disease.

We are eligible for the Canada Emergency Wage Subsidy (“CEWS”), a subsidy program offered by the Canada Revenue Agency to qualifying employers who have seen a drop in revenue due to COVID-19. Employers are eligible for a subsidy of up to 75% of eligible remuneration, paid by an eligible entity that qualified, to each eligible employee – up to a maximum of $847 per week. For CEWS periods through expiration of the program, we have qualified for subsidies of $2.5 million. We received subsidies of $0.1 million in 2022 and $2.4 million in 2021, which are included in labor and related costs.

Under the provision of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), employers were eligible for a refundable employee retention credit subject to certain criteria. As of December 31, 2022, the Companies had filed a claim with the IRS and expect to receive a refund of $2.4 million in 2023, which is included in other current assets.

2.	Summary of Significant Accounting Policies

a.	Basis of Presentation

These consolidated financial statements have been prepared in conformity with United States Generally Accepted Accounting Principles (“GAAP”). The Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) contains guidance that form GAAP. New guidance is released via Accounting Standards Update (“ASU”).

The consolidated financial statements include the accounts of Southland Holdings, LLC and our majority-owned and controlled subsidiaries and affiliates as detailed below. All significant intercompany transactions are eliminated within the consolidations process. Investments in non-construction related partnerships and less-than-majority owned subsidiaries that we do not control, but where we have significant influence are accounted for under the equity method. Certain construction related joint ventures and partnerships that we do not control, nor do we have significant influence are accounted for under the equity method for the balance sheet and under the proportionate consolidation method for the statement of operations.

These consolidated financial statements include the accounts of Southland Holdings, LLC, Southland Contracting, Inc., Johnson Bros. Corporation, a Southland Company (“Johnson Bros. Corporation”), Mole Constructors, Inc., Oscar Renda Contracting, Inc. (“Oscar Renda Contracting”), Heritage Materials, LLC, American Bridge, Renda Pacific LLC, Southland Renda JV (“Southland Renda”), Southland Mole JV (“Southland Mole”), Southland RE Properties LLC, Oscar Renda Contracting of Canada, Ltd., Southland Mole of Canada Ltd. (“Southland Mole of Canada”), Southland Technicore Mole JV (“Southland Technicore Mole”), and Southland Mole of Canada / Astaldi Canada Design & Construction JV (“Southland Astaldi”).

Southland Holdings, LLC, Renda Pacific, LLC, Southland RE Properties, LLC, and Heritage Materials, LLC, are limited liability companies. The members’ liability is limited to our investments within those companies.

b.	Reclassifications

Certain reclassifications have been made to the Company’s prior period consolidated financial information to conform to the current year presentation. These presentation changes did not impact the Company’s consolidated net income, consolidated cash flows, total assets, total liabilities or total equity.

c.	Business Combinations

Business combinations are accounted for using the acquisition method of accounting. We use the fair value of assets acquired and liabilities assumed to account for the purchase price of the acquired business. The determination of fair value requires estimates and judgments of future cash flow expectations to assign fair values to the identifiable tangible and intangible assets. GAAP provides a “measurement period” of up to one year in which to finalize all fair value estimates associated with the acquisition of a business. Most estimates are preliminary until the end of the measurement period. During the measurement period, any material, including material items that were newly discovered, that existed at the acquisition date would be reflected as an adjustment to the initial valuations and estimates. Any changes that do not qualify as measurement period adjustments are included in current period earnings. After the measurement period, any adjustments would be recorded as current period income or expense.

d.	Operating Cycle

Assets and liabilities related to long-term contracts are included in current assets and current liabilities in the accompanying consolidated balance sheets as they will be settled in the normal course of contract completion. Some of these contracts will require more than one year to settle.

e.	Foreign Operations and Foreign Exchange Risk

Foreign operations are subject to risks inherent in operating under different legal systems and various political and economic environments. Among the risk are changes in existing tax laws, possible limitations on foreign investment and income repatriation, government price or foreign exchange controls, asset seizure, domestic and foreign import or export changes, and restrictions on currency exchange. Net assets of foreign operations for the years ended December 31, 2022, and December 31, 2021, are approximately 21% and 18%, respectively, of our total net assets.

The financial records of Southland Technicore Mole joint venture, Renda Contracting of Canada, Inc., Southland Mole of Canada, Southland Astaldi joint venture, and various consolidated American Bridge subsidiaries are maintained in local currencies. Results of foreign operations are translated from the local currency to the U.S. dollar (functional and reporting currency) using the average exchange rates during the period, while assets and liabilities are translated at the exchange rate in effect at the reporting date. Certain long-lived assets and liabilities are converted at historical rates. Resulting gains or losses from translating foreign currency financial statements are recorded as other comprehensive income (loss).

We enter foreign currency transactions when a transaction is denominated in currency other than our functional currency. A transaction is initially measured and recorded using the exchange rate on the date of the transaction. Transactions are then remeasured at the end of each reporting period using the exchange rate at that date. The resulting gains or losses are recorded in the consolidated statements of operations within other income, net.

f.	Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Management periodically evaluates estimates used in the preparation of the consolidated financial statements for continued reasonableness. It is reasonably possible that changes may occur in the near term that would affect our estimates with respect to the input method, the allowance for doubtful accounts, recoverability of unapproved contract modifications, and deferred tax assets.

g.	Segments

We manage our business using two distinct operating segments. Our chief operating decision maker (“CODM”) reviews information pertaining to our Transportation and Civil segments.

The classification of revenue and gross profit for segment reporting purposes is reliant on management judgment. At times, our segments undertake projects together or share resources and equipment. We also allocate some costs between segments which can include facility costs, equipment costs, and other operating expenses.

h.	Concentration Risk

Accounts receivable from seven customers comprised approximately 55% of contract receivables in 2022 and 42% of contract receivables from five customers as of December 31, 2021. As of December 31, 2022, we have two customers that each comprise 11% of our contract receivables.

The percentage of our labor force subject to collective bargaining agreements was 26%, 18%, and 17% as of December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The collective bargaining agreements are due to expire by 2026.

During the year ended December 31, 2022, revenue earned from operations in Texas and Florida was approximately 24.9% and 16.3%, respectively. Remaining revenue earned was from operations is 23 other states or territories. Foreign revenue earned was 15% of total revenue in 9 provinces.

During the year ended December 31, 2021, revenue earned from operations in Texas and Florida was approximately 26.9% and 18.1%, respectively. Remaining revenue earned was from operations in 33 other states, or territories. Foreign revenue earned was 9% of total revenue in 7 provinces.

During the year ended December 31, 2020, revenue earned from operations in Texas and Florida was approximately 37.7% and 10.8%, respectively. Remaining revenue earned was from operations in 31 other states, territories, or provinces. Foreign revenue earned was less than 4% of total revenue.

i.	Revenue and Cost Recognition

We recognize revenue in accordance with FASB ASC 606 (“ASC 606”). In accordance with ASC 606, we follow the five-step process to recognize revenue:

1.	Identify the contract

2.	Identify performance obligations

3.	Determine the transaction price

4.	Allocate the transaction price

5.	Recognize revenue

Most of our contracts consist of firm fixed-price and fixed-price per unit. The transaction price of a contract is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. Our contracts do not include a significant financing component. The transaction price for our contracts may include variable consideration, which includes increases to transaction price for approved and unpriced change orders, claims, increased performance of units and incentives, and reductions to transaction price for decreased performance of units and liquidated damages.

Variable consideration is recognized when realization of the adjustment is probable, and the amount can be reasonably determined. We recognize adjustments in estimated profit on contracts under the cumulative catch-up method. Our performance obligations are generally satisfied over time as work progresses. Revenue is recognized over time using the input method, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts. Because of the uncertainties in estimating costs, it is reasonably possible that the estimated used will change within the near term.

Cost of construction includes all direct material, subcontractor, equipment, and labor and certain other direct costs, as well as those indirect costs related to contract performance. Selling, general and administrative costs are charged to operations as directly incurred. Costs to mobilize equipment to a jobsite, prior to substantive work beginning (“mobilization costs”) and costs to insure a contract (“bonds and insurance”) are capitalized as incurred and amortized over the expected duration of the contract. Capitalized contract costs are included as contract assets on the consolidated balance sheets and are amortized over the expected contract length. Provisions for estimated losses on incomplete contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, and estimated profitability may result in revisions to costs and income, which are recognized in the period in which the revisions are determined. Changes in estimated job profitability resulting from job performance, job conditions, contract penalty provisions, claims, change orders, and settlements, are accounted for as changes in estimates in the current period.

(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs to insure	$25,091	$12,770
Mobilization costs	6,990	5,358
Costs to fulfill contracts, net	$32,081	$18,128

During the years ended December 31, 2022 and December 31, 2021, we amortized $14.5 million and $18.9 million, respectively, of mobilization and costs to insure contracts to cost of construction in the consolidated statements of operations.

Contract assets represent revenues recognized in excess of amounts billed. We anticipate substantially all incurred costs associated with contract assets to be billed and collected within one year or the lifecycle of a construction project. Contract liabilities represents billings in excess of revenues recognized.

We report revenue net of any taxes collected from the customer and remitted to government agencies.

j.	Fair Value Measurement

FASB ASC 820, Fair Value Measurements and Disclosures, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobserved inputs (level 3 measurements). The three levels are defined as follows:

Level 1

Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that we have the ability to access.

Level 2

Inputs to the valuation methodology include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets in inactive markets, inputs other than quoted prices that are observable for the asset or liability, inputs that are derived principally from or corroborated by observable market data by correlation or other means. If the asset or liability has a specified (contractual) term, the level 2 input must be observable for substantially the full term of the asset or liability.

Level 3

Inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

All assets and liabilities have been valued using a market approach, except for Level 3 assets. Fair values for assets in Level 2 are estimated using quoted market prices for the funds’ investment assets in active and inactive markets. Fair values for assets in Level 3 are estimated based on estimated fair values of the funds’ underlying assets as provided by third-party pricing information without adjustment, which are believed to be illiquid. There were no significant transfers in or out of Levels 1, 2, or 3 during 2021 or 2022.

k.	Cash, Cash Equivalents, and Restricted Cash

We consider all highly liquid instruments purchased with a maturity of three months or less as cash equivalents. We maintain our cash in accounts at certain institutions. The majority of our balances exceed federally insured limits.

We have not experienced any losses in these accounts, and we do not believe they are exposed to any significant credit risk.

Restricted cash and cash equivalents consist of amounts held in accounts in our name at certain financial institutions. These accounts are subject to certain control provisions in favor of various surety and insurance companies for purposes of compliance and security perfections.

Under the terms of the agreements related to the acquisition of American Bridge, the restricted cash deposited by the sureties is of immediate use for completing the active bonded projects at the time of acquisition. As the bonded projects progress toward completion, there are provisions that remove the restrictions on the restricted cash balances based upon the completion status of the backlog of bonded contracts acquired in the acquisition of American Bridge. See Note 4 for more information.

(Amounts in thousands)	December 31, 2022	December 31, 2021
Cash and cash equivalents at beginning of period	$63,342	$30,889
Restricted cash at beginning of period	47,900	149,507
Cash, cash equivalents, and restricted cash at beginning of period	$111,242	180,396

Cash and cash equivalents at end of period	$57,915	$63,342
Restricted cash at end of period	14,076	47,900
Cash, cash equivalents, and restricted cash at end of period	$71,991	111,242

l.	Accounts Receivable, Net

We provide an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information, and existing economic conditions. Normal contracts receivable are due 30 days after the issuance of the invoice. Retainages are due 30 days after completion of the project and acceptance by the contract owner. Warranty retainage receivables are typically due two years after completion of the project and acceptance by the contract owner. Receivables past due more than 120 days are considered delinquent. Delinquent receivables are written off based on individual credit evaluation and specific circumstances of the customer.

We expect to collect $62.3 million of our outstanding retainage receivables, net, within the next twelve months.

We can apply in writing at the time of substantial performance of the contract to substitute the amount retained as warranty receivable with a substitute bond of equal or greater value. It is at the discretion of the owners to accept a substitute bond.

As of December 31, 2022, and December 30, 2021, we had an allowance for doubtful accounts of $1.5 million and $3.0 million, respectively.

m.	Inventory

Inventory consists mainly of materials utilized for Heritage Materials’ materials producing plants, is stated at the lower of cost (first in, first out) or net realizable value and is reported in other current assets. As of December 31, 2022, and December 31, 2021, we had inventory of $9.8 million and $10.4 million, respectively.

n.	Debt Issuance Costs

We capitalize costs related to the issuance of debt. Debt issuance costs are presented with noncurrent liabilities as a reduction of long-term debt on our consolidated balance sheets. The amortization of such costs is recognized as interest expense using the interest method over the term of the respective debt instruments to which they pertain.

o.	Property and Equipment

Depreciation on property and equipment is provided by the straight-line method over the estimated useful life of the assets and includes amortization of finance leases. Assets for certain joint ventures are depreciated over the estimated life of the contract. Maintenance and repairs are expensed as incurred, while replacements and improvements are capitalized.

In the case of property and equipment disposal, costs and related accumulated depreciation are eliminated from the accounts and any resulting gain or loss on a sale or retirement of property and equipment used in construction are recorded within cost of construction. Gains and losses related to all other property and equipment are reflected in other income, net.

A summary of the estimated useful lives is as follows:

Buildings	40 years
Leasehold improvements	Lesser of 15 years or lease term
Auto and trucks	3-7 years
Machinery and equipment	5-10 years
Office and safety equipment	3-7 years

Useful lives of fixed assets may be adjusted as differing equipment use and circumstances present.

p.	Goodwill and Indefinite-Lived Intangibles

Goodwill and indefinite-life intangibles are tested for impairment annually in the fourth quarter, or more frequently if events or circumstances indicate that goodwill or indefinite-lived intangibles may be impaired. We evaluate goodwill at the reporting unit level (operating segment or one level below an operating segment). We identify our reporting unit and determine the carrying value of the reporting unit by assigning the assets and liabilities, including the existing goodwill and indefinite-lived intangibles, to the reporting unit. Our reporting units are based on our organizational and reporting structure. We currently identify three reporting units. We begin with a qualitative assessment using inputs based on our business, our industry, and overall macroeconomic factors. If our qualitative assessment deems that the fair value of a reporting unit is more likely than not less than its carrying amount, we then complete a quantitative assessment to determine the fair value of the reporting unit and compare it to the carrying amount of the reporting unit. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, based on the result of our qualitative assessments which determined that it was more likely than not that the fair value of the reporting units exceeded the carrying amounts and that the fair value of the indefinite-lived intangible assets exceeded the carrying amounts, we did not complete quantitative assessments and we did not record any impairment of goodwill or indefinite-lived intangible assets.

q.	Valuation of Long-Lived Assets

We review long-lived assets, including finite-lived intangible assets subject to amortization, for impairment upon the occurrence of events or changes in circumstances that would indicate that the carrying value of the asset or group of assets may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to the future net cash flows expected to be generated by the asset or group of assets. If such assets are not considered to be fully recoverable, any impairment to be recognized is measured by the amount by which the carrying amount of the asset or group of assets exceeds its respective fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

Intangible assets with a definite useful life are amortized over their useful lives. For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded amortization expense of $1.0 million, $1.8 million, and $0.9 million, respectively.

r.	Commitments and Contingencies

We are involved in various lawsuits and claims that arise in the normal course of business. Amounts associated with lawsuits or claims are reserved for matters in which it is believed that losses are probable and can be reasonably estimated. In addition to matter in which it is believed that losses are probable, disclosure is also provided for matters in which the likelihood of an unfavorable outcome is at least reasonably possible but for which a reasonable estimate of loss or range of loss is not possible. Legal fees are expensed as incurred.

We self-insure workers’ compensation, general liability, and auto insurance up to $0.3 million per claim for Southland Contracting, Inc., American Bridge Company, and Johnson Bros. Corporation, except in New York, which general liability is $2.0 million per claim. The policies covering Oscar Renda Contracting, Inc. and Heritage Materials, LLC have a $100 thousand deductible per claim.

As of December 31, 2022, and December 31, 2021, we had $12.8 million and $12.1 million, respectively, in self-insurance reserves.

s.	Income Taxes

Southland Holdings, with the consent of its members, elected to be taxed as an S Corporation, under the provisions of Subchapter S of the Internal Revenue Code. Southland Contracting, Inc., Johnson Bros. Corporation, Southland Mole of Canada, Southland RE Properties L.L.C., and Mole Constructors, Inc. also made “S-elections” with the consent of their respective shareholders. Renda Pacific, LLP, is treated as a partnership for federal income tax purposes and is not subject to federal income tax at the entity level. As a joint venture, Southland Mole joint venture and Southland Renda joint venture are treated as partnerships for federal income tax purposes and do not pay federal income taxes. Heritage Materials, LLC, STM JV and SA JV are disregarded entities for tax purposes; their income is attributed to their respective joint venture owners.

Under those provisions, the above companies do not pay federal corporate income taxes on their taxable income. Instead, the owners are liable for federal income taxes on their respective shares of our income. Accordingly, no provision has been made for federal income tax in the accompanying consolidated financial statements.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. are subject to foreign taxes on their respective share of taxable income from operations outside of the US.

Southland Contracting, Inc., Southland Mole of Canada, and Mole Constructors, Inc. pay state taxes in the states in which their jobs are located. All other companies pay gross margin tax in Texas.

Oscar Renda Contracting, Inc. is a corporation and has not made an “S-election.” Oscar Renda Contracting, Inc. files income tax returns in the U.S. federal jurisdiction and various U.S. state jurisdictions. Oscar Renda Contracting, Inc.’s tax year-end is December 31.

American Bridge is a corporation and has not made an “S-election.” American Bridge files income tax returns in the U.S. federal jurisdiction, American Bridge’s tax year-end is December 31.

Oscar Renda Contracting of Canada, Inc., a wholly owned subsidiary of Oscar Renda Contracting, Inc., is subject to foreign taxes on their taxable income from operations outside of the U.S.

For entities subject to income tax, income taxes are recognized during the year in which transactions enter into the determination of financial statement income (loss). Any taxes on foreign income in excess of a deemed return on tangible assets of foreign corporations are accounted for as period costs. Deferred income tax assets and liabilities are recognized for the future tax consequences of temporary differences between the book carrying amount and the tax basis of assets and liabilities including net operating loss carryforwards. A valuation allowance is provided against a deferred income tax asset when it is “more likely than not” the asset will not be realized. Similarly, if a determination is made that it is “more likely than not” the deferred income tax asset will be realized, the related valuation allowance would be reduced and a benefit to earnings would be recorded. Penalties and interest are recognized as a component of the income tax provision.

Tax benefits are recognized in the consolidated financial statements for tax positions taken or expected to be taken in a tax return when it is “more likely than not” that the tax authorities will sustain the tax position solely on the basis of the position’s technical merits. Consideration is given primarily to legislation and statutes, legislative intent, regulations, rulings, and case law as well as their applicability to the facts and circumstances of the tax position when assessing the sustainability of the tax position. In the event a tax position no longer meets the “more likely than not” criteria, the tax benefit is reversed by recognizing a liability and recording a charge to earnings. Conversely, if a tax position subsequently meets the “more likely than not” criteria, a tax benefit would be recognized by reducing the liability and recording a credit to earnings.

We classify interest and penalties attributable to income taxes as part of income tax expense.

t.	Leases

Leases are recognized under Accounting Standards Codification 842, Leases (“Topic 842”). We determine whether a contract contains a lease at contract inception and classify it as either finance or operating. A contract contains a lease if there is an identified asset, and we have the right to control the asset.

Finance leases are generally those that allow us to substantially utilize or pay for the entire asset over its estimated useful life. Finance leases are recorded in property and equipment, net, and finance lease liabilities within short-term lease liabilities and long-term lease liabilities on the consolidated balance sheets. Finance lease right-of-use assets are amortized in costs of construction on a straight-line basis over the shorter of the estimated useful lives of the assets or the lease term, with the interest component for lease liabilities included in interest expense and recognized using the effective interest method over the lease term.

Operating lease right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Operating leases are recorded in right-of-use assets, short-term lease liabilities, and long-term lease liabilities on our consolidated balance sheets. In the consolidated statements of operations, lease expense for operating lease payments is recognized on a straight-line basis over the lease term and recorded in cost of construction for leases related to our projects or selling, general, and administrative expenses for all other leases.

Topic 842 allows lessees an option to not recognize right-of-use assets and lease liabilities arising from short-term leases. A short-term lease is defined as a lease with an initial term of 12 months or less. We elected to not recognize short-term leases as right-of-use assets and lease liabilities on the consolidated balance sheets. All short-term leases which are not included on our consolidated balance sheets will be recognized within lease expense. Leases that have an initial term of 12 months or less with an option for renewal will need to be assessed in order to determine if the lease qualifies for the short-term lease exception. If the option is reasonably certain to be exercised, the lease does not qualify as a short-term lease.

Finance and operating lease right-of-use assets and lease liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Our lease liabilities are recognized based on the present value of the remaining fixed lease payments, over the lease term, using a discount rate. For the purpose of lease liability measurement, we consider only payments that are fixed and determinable at the time of commencement. Some leasing arrangements require variable payments that are dependent upon usage or output, or may vary for other reasons, such as insurance or tax payments. Any variable payments are expensed as incurred. We use our incremental borrowing rate at the commencement date in determining the present value of the lease payments for all asset classes, unless the implicit rate is readily determinable. Our lease terms may include options to extend or terminate the lease and are recognized when it is reasonably certain that we will exercise that option. We have lease agreements with lease and non-lease components, which are accounted for as a single lease component for all classes of leased assets for which we are the lessee. For certain equipment leases, the portfolio approach is applied to account for the operating lease right-of-use assets and lease liabilities. Lease assets are tested for impairment in the same manner as long-lived assets used in operations. See Note 12 for additional information.

u.	Recent Accounting Pronouncements

In December 2019, FASB issued ASU 2019-12, Income Taxes (“Topic 740”): Simplifying the Accounting for Income Taxes (“Update 2019-12”), which removes certain exceptions for investments, intra-period allocations and interim tax calculations and adds guidance to reduce complexity in accounting for income taxes. Update 2019-12 was adopted as of January 1, 2021. The various amendments in Update 2019-12 are applied on a retrospective basis, modified retrospective basis and prospective basis, depending on the amendment. Our adoption of Update 2019-12 did not have a material impact on our consolidated financial statements and related disclosures.

In March 2020, FASB issued ASU 2020-04, Reference Rate Reform (“Topic 848”): Facilitation of the Effects of Reference Rate Reform on Financial Reporting (“Update 2020-04”), which provides optional expedients and exceptions for applying U.S. GAAP principles to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The amendments in Update 2020-04 apply only to contracts, hedging relationships, and other transactions that reference LIBOR or another reference rate expected to be discontinued because of reference rate reform. We adopted Topic 848 as of January 1, 2021. The expedients and exceptions provided by the amendments do not apply to contract modifications made and hedging relationships entered into or evaluated after December 31, 2022, except for hedging relationships existing as of December 31, 2022, that an entity has elected optional expedients for and that are retained through the end of the hedging relationship. The provisions in Update 2020-04 are effective upon issuance and can be applied prospectively through December 31, 2022. Interest on the Second Amended and Restated Credit Facility accrues at an annual rate of LIBOR. Our adoption of Update 2020-04 did not have a material impact on our consolidated financial statements and related disclosures. Our other outstanding debt uses the Secured Overnight Financing Rate (“SOFR”), and we do not have any other agreements that use LIBOR outside of our revolving credit facility.

In June 2016, FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, (“Topic 326”). The standard requires the immediate recognition of estimated credit losses expected to occur over the life of financial assets rather than the current incurred loss impairment model that recognizes losses when a probability threshold is met. Topic 326 is effective for annual periods beginning after January 1, 2023, and interim periods within those fiscal years. The implementation of Topic 326 in 2023 will not have a material impact on our consolidated financial statements given the nature of our contracts and our historical loss experience.

3.	Business Combinations

American Bridge Holding Company and Subsidiaries

On September 30, 2020, Southland acquired 100% of the common stock of American Bridge for approximately $20.0 million.

The acquisition of American Bridge, a builder of specialty construction projects, will allow us to grow our business through new technical expertise, customers, and equipment. During the year ended December 31, 2020, we incurred acquisition costs of $5.0 million that were recorded in selling, general, and administrative costs.

As required by the terms of the acquisition related agreements, Southland assumed the obligation to complete American Bridge’s contract backlog under an agreement with the sureties of American Bridge. In consideration for assuming the obligation of completing the contract backlog in accordance with the performance bonds in place at the transaction date, the sureties contributed $225.0 million to American Bridge. The $225.0 million was restricted to funding the ongoing construction costs of completing the contract backlog. As of December 31, 2022, with respect to the cash contributed by the sureties at the acquisition date, there are no restricted cash and cash equivalents in the accompanying consolidated balance sheets.

The $225.0 million contributed from the sureties represent advance payments related to the completion of the contract backlog and other additional contingencies. Accordingly, these amounts have been classified as contract liabilities and in other noncurrent liabilities. Consistent with the negotiation with the sureties as part of the American Bridge acquisition, approximately $154.0 million was allocated to the individual contracts within the backlog and the remaining approximately $71.0 million was identified as additional contingencies to address various risks that could materialize as the contract backlog is completed, as well as to cover overheads and indirect costs required to finish the projects acquired under the terms of the agreement with the sureties. The $225.0 million is recorded as revenue as construction progresses and risk reduces in accordance with the percentage completion of the related contracts acquired under the terms of the agreement with the sureties. For the years ended December 31, 2022, and December 31, 2021, approximately $34.1 million and $123.3 million, respectively, of the $225.0 million was recognized as revenue. As of December 31, 2022, approximately $17.8 million of contract liabilities and $1.0 million of other noncurrent liabilities remain.

American Bridge’s investment in joint ventures is primarily comprised of the forecasted recovery of a claim in connection to the Tappan Zee Constructors (“TZC”) joint venture. In order to estimate fair value of the investment in subsidiaries, the Tappan Zee investment balance has been discounted to present value using a 4% discount rate and four-year term, which is estimated to be the amount of time for the claim to settle. In accordance with the terms of the acquisition related agreements, the sureties contributed an additional $7.5 million to the American Bridge to partially fund outstanding partner capital calls for the TZC joint venture. This contribution by the sureties was made in exchange for a portion of American Bridge’s percentage share in the claim recovery in excess of $15.0 million. American Bridge has priority to collect the first $15.0 million with the remainder shared on an equal basis with the sureties. Accordingly, an accrued liability to the sureties is recorded at approximately $43.0 million as is reported in other noncurrent liabilities as of the transaction date.

The table below represents the purchase price consideration and fair values of the assets acquired and liabilities assumed and includes the $225 million received from sureties discussed above. During 2021, the purchase price allocation was finalized with no material change to the allocation below.

The American Bridge acquisition was accounted for as a business combination under the acquisition method of accounting. When determining the fair values of assets acquired and liabilities assumed, management made estimates, judgments and assumptions. These estimates, judgments and assumptions and valuation of the tradename, backlog, and property and equipment were finalized as of December 31, 2021. The assets acquired and liabilities assumed are included in the Company’s Transportation segment. The following table summarizes the consideration transferred and the estimated fair value of identified assets acquired and liabilities assumed at the date of acquisition:

Assets Acquired and Liabilities Assumed as of:
(Amounts in thousands)	September 30, 2020
Cash and cash equivalents	$9,133
Restricted cash	99,978
Receivables - contract	59,231
Accounts receivable, net	137,743
Investments	95,022
Costs to fulfill contract, net	1,654
Other current assets	4,128
Property and equipment, net	20,520
Intangible assets, net of accumulated amortization	5,913
Other noncurrent assets	159
Accounts Payable	(32,145)
Other noncurrent liabilities	(6,473)
Accrued Liabilities	(88,245)
Contract Liabilities	(286,238)
Deferred tax liabilities	(380)
Total identifiable net assets	$20,000

Heritage Materials

On March 5, 2021, Southland entered into an agreement to acquire the 20% interest in Heritage Materials owned by Gilgal Stones, L.L.C. (“Gilgal”) for $150,000. Prior to this transaction, Southland owned an 80% controlling partnership interest in Heritage Materials. As a result of the transaction, Heritage Materials became a wholly owned subsidiary of Southland. At the time of the transaction, Heritage Materials had a members’ deficit balance, of which $3.9 million was attributable to Gilgal and reported as non-controlling members’ capital. The carrying amount of the noncontrolling members’ capital attributable to Gilgal has been adjusted by $3.8 million to reflect Southland’s 20% increased ownership in Heritage Materials and Southland’s members’ capital has been decreased by $3.8 million to reflect the carrying amount of the Gilgal interest acquired and the $150 thousand of cash paid by Southland to Gilgal.

We incorporate the operations of Heritage Materials into our Transportation segment.

4.	Investment in Joint Ventures

American Bridge Holding Company and Subsidiaries

American Bridge enters into various joint venture agreements with unrelated parties for completion of certain construction projects to mitigate risk or add additional competencies or capacity.

These construction related joint ventures are accounted for using the equity method for balance sheets reporting and the proportional consolidation method for statements of operations reporting.

American Bridge entered into the TZC joint venture with Fluor Enterprises, Inc., Granite Construction Northeast, Inc., and Traylor Bros., Inc., for the purpose of constructing the new Tappan Zee Bridge in New York. American Bridge has a 23.33% membership in the joint venture.

American Bridge entered into the Forth Crossing Bridge Constructors (“FCBC”) joint venture with HOCHTIEF Solutions AG, Dragados S.A. and Morrison Construction for the purpose of constructing the Forth Replacement Crossing Bridge in Scotland. American Bridge has a 28% partnership interest in the joint venture.

American Bridge entered into a joint venture with Skanska USA Civil Southeast, Inc. and Nova Group, Inc., forming EHW Constructors JV (“EHW”) for the purpose of constructing a large-diameter steel pile supported precast and cast-in-place concrete wharf that supports a large structural steel building. American Bridge has a 35% partnership interest in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020, is as follows:

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$3,256	$11,509	$(1,555)	$(3,949)
TZC	530,834	22,770	(17,816)	337
EHW	415	167	0	(5)

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$2,574	$11,419	$6,380	$6,019
TZC	551,074	43,290	(9,337)	(56)
EHW	461	208	-	(5,706)

	As of and for the year ended
(Amounts in thousands)	December 31, 2020
	Assets	Liabilities	Revenues	Income (loss)
FCBC	$3,872	$18,792	$-	$1
TZC	570,780	62,996	6,536	(67)
EHW	794	(30)	-	-

American Bridge has recognized the following as of and for the years ended December 31, 2022, December 31, 2021 and December 31, 2020.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Revenue	Income (loss)	Equity
FCBC	$(435)	$(1,106)	$(2,311)
TZC	(4,157)	79	108,509
EHW	-	(2)	87
Total	$(4,592)	$(1,029)	$106,285

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Revenue	Income (loss)	Equity
FCBC	$1,787	$1,686	$(2,477)
TZC	(2,179)	(13)	104,259
EHW	-	(200)	89
Total	$(392)	$1,473	$101,871

	As of and for the year ended
(Amounts in thousands)	December 31, 2020
	Revenue	Income (loss)	Equity
FCBC	$-	$1	$(4,178)
TZC	1,525	(16)	100,263
EHW	-	-	288
Total	$1,525	$(15)	$96,373

For TZC, the investment balance is substantially comprised of the forecasted recovery of a claim which has been adjusted to a present value of $108.5 million and $104.3 million for 2022 and 2021, respectively. As of September 30, 2020, American Bridge entered into an arrangement with an external party to share in the future proceeds of this claim. American Bridge had recorded a liability to the external party in the amount of $47.2 million and $45.4 million as of December 31, 2022 and December 31, 2021, respectively.

Oscar Renda Contracting of Canada, Inc.

Oscar Renda Contracting of Canada, Inc. (“ORCC”) enters into various joint venture agreements with unrelated parties for completion of certain construction projects.

These construction related joint ventures are accounted for using the equity method for balance sheet reporting and the proportional consolidation method for statements of operations reporting.

ORCC entered into the Red River Solutions GP (“RRSGP”) joint venture with AECON, Inc. for the purpose of constructing the new North End Sewage Treatment Plant during June of 2019. ORCC has a 50% membership in the joint venture.

Summarized and unaudited financial information of the noncontrolled joint ventures as of and for the year ended December 31, 2022 and December 31, 2021 is presented below. This joint venture was not material for the year ended December 31, 2020.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Assets	Liabilities	Revenues	Income
RRSGP	$34,596	$19,670	$60,130	$12,165

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Assets	Liabilities	Revenues	Income
RRSGP	$9,468	$5,999	$17,515	$3,502

ORCC has recognized the following as of and for the year ended December 31, 2022 and December 31, 2021.

	As of and for the year ended
(Amounts in thousands)	December 31, 2022
	Revenue	Income	Equity
RRSGP	$30,106	$6,021	$7,439

	As of and for the year ended
(Amounts in thousands)	December 31, 2021
	Revenue	Income	Equity
RRSGP	$8,762	$1,752	$1,739

5.	Fair Value of Investments

Fair values of investments measured on a recurring basis as of December 31, 2022, and December 31, 2021, were as follows:

	December 31, 2022
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$8	$8	$-	$-
Total	8	8	-	-
Investments Noncurrent
Private Equity	3,261	-	-	3,261
Total noncurrent	3,261	-	-	3,261
Overall Total	$3,269	$8	$-	$3,261

	December 31, 2021
(Amounts in thousands)	Fair Value	Level 1	Level 2	Level 3
Marketable Securities
Common Stocks	$12	$12	$-	$-
Total	12	12	-	-
Investments Noncurrent
Private Equity	3,925	-	-	3,925
Total noncurrent	3,925	-	-	3,925
Overall Total	$3,937	$12	$-	$3,925

Assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the years ended December 31, 2022, and December 31, 2021:

(Amounts in thousands)	Private Equity	Total
Balance - January 1, 2022	$3,925	$3,925
Total gains (losses) (realized / unrealized):
In Earnings:	263	263
Purchases, issuances, and sales:
Purchases	131	131
Sales	(1,058)	(1,058)
Balance - December 31, 2022	$3,261	$3,261

(Amounts in thousands)	Private Equity	Total
Balance - January 1, 2021	$2,575	$2,575
Total gains (losses) (realized / unrealized):
In Earnings:	1,134	1,134
Purchases, issuances, and sales:
Purchases	391	391
Sales	(175)	(175)
Balance - December 31, 2021	$3,925	$3,925

6.	Investing Activities

All securities are trading securities and are presented in the consolidated financial statements at fair value. For purposes of determining realized gains and losses, the cost of securities sold is based on specific identification.

All unrealized and realized gains and losses, including interest and dividends from investing activities, are included in the consolidated statements of operations within “gain (loss) on investments, net.”

Cost and fair value of marketable securities as of December 31, 2022, was as follows.

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Common stocks	$-	$8	$8
Total	$-	$8	$8

We did not have any held to maturity marketable securities as of December 31, 2022.

Cost and fair value of noncurrent marketable securities as of December 31, 2022, and December 31, 2021, was as follows:

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$688	$2,573	$3,261
Total	$688	$2,573	$3,261

(Amounts in thousands)	Amortized Costs	Net gains	Fair value
Private equity	$1,615	$2,310	$3,925
Total	$1,615	$2,310	$3,925

The noncurrent investments are in certain fairly-illiquid private equity funds. These equity funds are presented within the investments line on our consolidated balance sheets. The private equity funds invest in selected equity investments. Opportunities for redemption are limited and depend on locating another investor to purchase the interest that we desire to sell. As of December 31, 2022, and December 31, 2021, we had unfunded commitments to invest $1.5 million and $1.6 million, respectively. During the year ended December 31, 2022, we did not recognize a net gain or loss from the sale of trading securities. During the year ended December 31, 2021, we did not recognize a net gain or loss from the sale of trading securities. During the year ended December 31, 2020, we recognized a net loss of trading securities of $0.2 million. These balances are included within investments on the consolidated balance sheets.

7.	Revenue

Revenue is recognized over time using the input method in accordance with ASC 606, measured by the percentage of cost incurred to date to estimated total cost for each contract. This method is used because we believe expended cost to be the best available measure of progress on contracts.

Our contracts are primarily in the form of firm fixed-price and fixed-price per unit. A large portion of our contracts have scope defined adequately, which allows us to estimate total contract value upon the signing of a new contract. Upon signing a new contract, we allocate the total consideration across various contractual promises to transfer a distinct good or service to a customer. These are grouped into specific performance obligations. This process requires significant management judgement. Most of our contracts have a single performance obligation. For contracts with multiple performance obligations, we allocate the total transaction price based on the estimated standalone selling price, which is the total project costs plus a budgeted margin percentage, for each of the performance obligations.

Revenue is recognized when, or as, the performance obligations are satisfied. Our contracts do not include a significant financing component. Costs to obtain contracts are generally not significant and are expensed in the period incurred.

Estimating cost to complete long-term contracts involves a significant amount of estimation and judgement. For long-term contracts, we use the calculated transaction price, estimated cost to complete the project, and the total costs incurred on the project to date to calculate the percentage of the project that is complete. The costs to complete the project and the transaction price can change due to unforeseen events that can either increase or decrease the margin on a particular project.

Our contract structure allows for variable consideration. A significant portion of this variable consideration comes in the form of change order and claims. Other variable consideration can include volume discounts, performance bonuses, incentives, liquidated damages, and other terms that can either raise or lower the total transaction price. We estimate variable consideration based on the probability of being entitled to collection of specific amounts. We include amounts that we believe we have an enforceable right to collect based on our probability of success with specific claims or contractual rights. Our estimates of total variable consideration rely on all available information about our customer including historical, current, and forecasted information.

Many of our contracts require contract modifications resulting from a change in contract scope or requirements. Change orders are issued to document changes to the original contract. We can have approved and unapproved change orders. Unapproved change orders are contract modifications for which we or our customers have not agreed to terms, scope and price. Contract modifications are necessary for many reasons, including but not limited to, changes to the contract specifications or design from the customer, modification to the original scope, changes to engineering drawings, or other required deviation from the original construction plan. Contract modifications may also be necessary for reasons including, but not limited to, other changes to the contract which may be out of our control, such as rain or other weather delays, incomplete, insufficient, inaccurate engineering drawings, different site conditions from information made available during the estimating process, or other reasons. An unapproved change order may turn into a formal claim if we cannot come to an agreement with the owner but are contractually entitled to recovery of costs and profits for work performed. Costs incurred related to contract modifications are included in the estimated costs to complete and are treated as project costs when incurred. Unless the contract modification is distinct from the other goods and services included within the project, the contract modification is accounted for as part of the existing contract. The effect of any modifications on the transaction price, and our measure of the percentage-of-completion on specific performance obligations for which the contract modification relates, is recognized as a cumulative catch-up adjustment to revenue recognized. In some cases, contract modifications may not be fully settled until after the completion of work as specified in the original contract.

We review and update our contract estimates regularly. Any adjustments in estimated profit on contracts is recognized under the cumulative catch-up method. Under this method, the cumulative impact of the profit adjustment is recognized in the period the adjustment is identified. Revenue and profit in future periods are then recognized using an updated estimate that uses inputs consisting of the remaining transaction price, the remaining contract term, and the remaining costs to be incurred on the project.

If a contract is deemed to be in a loss position, the projected loss is recognized in full, including any previously recognized margin, in the period in which the change in estimate is made. Losses are recognized as an accrued loss provision on the consolidated balance sheets in the accrued liabilities caption. For contract revenue after the date that the loss is accrued, the accrued loss provision is adjusted so that the gross profit for the contract remains zero in future periods.

As of December 31, 2022, and December 31, 2021, we have $144.2 million and $188.2 million, respectively, of unapproved contract modifications included within our various projects’ transaction prices. These modifications are in negotiation with our customers or other third parties.

We estimate the likelihood of collection during the bidding process for new contracts. Customers with history of late or non-payment are avoided in the bidding process. We consider the necessity for write-down of receivable balances in conjunction with GAAP when evaluating our estimates of transaction price and estimated costs to complete our projects.

We bill our customers in conjunction with our contract terms. Our contracts have three main categories, (i) contracts that are billed based on a specific timeline, (ii) contracts that are billed upon the completion of certain phases of work, or milestones, and (iii) contracts that are billed as services are provided. Some of our contracts are billed following the recognition of certain revenue. This creates an asset on our consolidated balance sheets captioned contract assets. Other contracts schedules allow us to bill customers prior to recognizing revenue. These contracts create a liability on our consolidated balance sheets captioned “contract liabilities.”

We segregate our business into two reportable segments: Transportation and Civil. Our CODM uses these segments in order to operate the business. Our segments offer different specialty infrastructure projects. Our CODM regularly reviews our operating and financial performance based on these segments.

Each of our reportable segments is composed of similar business units that specialize in specialty infrastructure projects that are unique.

Our business is managed using revenue and gross profit primarily. Our CODM regularly uses this information to review operating results, plan future bids, allocate resources, target customers, and plan future growth and capital allocations. To determine reportable segment gross profit, certain allocations, including allocations of shared and indirect costs, such as facility costs, equipment costs, and indirect operating expenses, were made.

Our Civil segment is comprised of Oscar Renda Contracting, Inc., Mole Constructors, Inc., Southland Contracting, Inc., Southland Holdings, LLC, Renda Pacific, LLC, Southland Renda JV, Southland RE Properties, Oscar Renda Contracting Canada, Southland Mole of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture. This segment focuses on projects that include the design and construction of water pipeline, pump stations, lift stations, water and wastewater treatment plants, concrete and structural steel, outfall, and tunneling.

Our Transportation segment is comprised of American Bridge, Heritage Materials, LLC, and Johnson Bros. Corporation. This segment operates throughout North America and specializes in services that include the design and construction of bridges, roadways, marine, dredging, ship terminals, and piers, and specialty structures and facilities.

Total assets by segment is not presented as our CODM, as defined by ASC 280, does not review or allocate resources based on segment assets. We do not have material intersegment revenue or gross profit. Joint ventures are classified into the segment with which the projects align.

Segment Revenue

Revenue by segment for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Total		% of Total		% of Total
Segment	Revenue	Revenue	Revenue	Revenue	Revenue	Revenue
Civil	$305,324	26.3%	$391,629	30.6%	$368,588	34.8%
Transportation	856,107	73.7%	887,557	69.4%	689,348	65.2%
Total Revenue	$1,161,431	100.0%	$1,279,186	100.0%	$1,057,936	100.0%

Segment Gross Profit

Gross profit by segment for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, was as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022		December 31, 2021		December 31, 2020
		% of Segment		% of Segment		% of Segment
Segment	Gross Profit	Revenue	Gross Profit	Revenue	Gross Profit	Revenue
Civil	$45,464	14.9%	$40,913	10.4%	$58,314	15.8%
Transportation	95,470	11.2%	73,275	8.3%	35,086	5.1%
Gross Profit	$140,934	12.1%	$114,188	8.9%	$93,400	8.8%

Revenue earned outside of the United States was 7% for the year ended December 31, 2022, 9% for the year ended December 31, 2021, and 4% for the years ended December 31, 2020.

8.	Cost and Estimated Earnings on Uncompleted Contracts

Contract assets as of December 31, 2022, and December 31, 2021, consisted of the following:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs in excess of billings	$480,825	$356,495
Costs to fulfill contracts, net	32,081	18,129
Contract assets	$512,906	$374,624

Costs and estimated earnings on uncompleted contracts were as follows as of December 31, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs incurred on uncompleted contracts	$6,874,709	$7,887,047
Estimated earnings	398,917	847,786
Costs incurred and estimated earnings	7,273,626	8,734,833
Less: billings to date	(6,924,358)	(8,489,624)
Costs to fulfill contracts, net	32,081	18,129
Net contract position	$381,349	$263,338

Our net contract position is included on the consolidated balance sheets under the following captions:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Contract assets	$512,906	$374,624
Contract liabilities	(131,557)	(111,286)
Net contract position	$381,349	$263,338

As of December 31, 2022 and December 31, 2021, we have recorded $260.8 million and $210.2 million, respectively, related to claims. The classification of these amounts are represented on the consolidated balance sheets as of the years ended December 31, 2022 and December 31, 2021, as follows:

(Amounts in thousands)	December 31, 2022	December 31, 2021
Costs in excess of billings	$156,127	$105,102
Investments	104,643	105,124
Claims asset total	$260,770	$210,226

On January 1, 2022, we had contract liabilities of $111.2 million, of which $102.5 million was recognized as revenue during the year ended December 31, 2022.

On January 1, 2021, we had contract liabilities of $284.8 million, of which $161.6 million was recognized as revenue during the year ended December 31, 2021.

9.	Property and Equipment

As of December 31, 2022, and December 31, 2021, property and equipment consisted of the following:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Land	$6,211	$6,296
Buildings	31,225	33,642
Auto and trucks	29,967	29,343
Machinery and equipment	304,501	291,889
Assets in progress	162	15,427
Office and safety equipment	1,244	1,244
Property and equipment, at cost	373,310	377,841
Less: accumulated depreciation	(259,226)	(221,810)
Property and equipment, net	$114,084	$156,031

For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded depreciation expense of $44.6 million, $45.0 million, and $38.5 million, respectively.

10.	Intangibles

For the year ended December 31, 2022, we performed a qualitative analysis of our indefinite-lived intangible asset and goodwill and noted no indicators of impairment. Through our analysis, we determined that it is not more likely than not that the carrying value of our indefinite-lived intangible asset and goodwill exceeded its fair value. We had goodwill of $1.5 million as of December 31, 2022, and December 31, 2021.

As of December 31, 2022, and December 31, 2021, intangible assets, net consisted of the following:

	As of December 31, 2022
(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$-	$1,180

Finite-lived intangible assets:
Backlog	0.7	4,732	3,694	1,038

Total intangible assets, net		$5,912	$3,694	$2,218

	As of December 31, 2021
(Amounts in thousands; except years)	Weighted-Average Remaining Amortization Period (Years)	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived intangible assets:
Trademarks		$1,180	$-	$1,180

Finite-lived intangible assets:
Backlog	1.7	4,732	2,697	2,035

Total intangible assets, net		$5,912	$2,697	$3,215

We recorded amortization of intangible assets of $1.0 million, $1.8 million, and $0.9 million for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively.

11.	Long-Term Debt

Long-term debt and credit facilities consist of the following as of December 31, 2022, and December 31, 2021:

	As of
(Amounts in thousands)	December 31, 2022	December 31, 2021
Secured notes	$177,914	$215,622
Mortgage notes	901	1,089
Revolving credit facility	95,000	20,000
Equipment notes	31	540
Total debt	273,846	237,251
Unamortized deferred financing costs	(246)	(321)
Total debt, net	273,600	236,930
Current portion	46,322	41,333
Total long-term debt	$227,278	195,597

The weighted average interest rate on total debt outstanding as of December 31, 2022, and December 31, 2021, was 4.02% and 2.85%, respectively.

As of December 31, 2022, our fleet of equipment was subject to liens securing our debt.

We are currently in compliance with all applicable debt covenants.

Revolving Credit Facility

In July 2021, we entered into a revolving credit agreement with Frost Bank for $50.0 million. As of December 31, 2022, the revolving credit facility agreement had been amended and increased to $100 million. The revolving credit facility agreement bears interest on drawn balances at 1-month SOFR, subject to a floor of 0.90%, plus an applicable margin rate of 2.10%. As of December 31, 2022, $95 million was drawn on the revolver, and we had $5 million available.

Secured Notes

We enter secured notes in order to finance growth within our business. As of December 31, 2022, we had secured notes expiring between November 2023 and May 2030. Interest rates on the secured notes range between 1.29% and 6.50%.

Mortgage Notes

We enter mortgage notes in order to finance growth within our business. As of December 31, 2022, we had mortgage notes expiring between October 2023 and February 2029. Interest rates on the mortgage notes range between 3.84% and 5.99%.

Equipment OEM Notes

We enter equipment notes in order to complete certain specialty construction projects. As of December 31, 2022, we had equipment notes expiring in April 2023. As of December 31, 2022, there is no interest rate on any of our equipment notes.

Debt Maturity

Future long-term maturities are as follows for the years ended December 31:

Year Ended
(Amounts in thousands)	December 31,
2023	$46,322
2024	138,428
2025	50,348
2026	26,272
2027	1,447
Thereafter	11,029
Total	$273,846

12.	Leases

We have operating and finance leases for corporate offices, construction site related real estate, and construction equipment.

The components of lease cost for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, are as follows:

	For the Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Finance leases
Amortization of finance leases	$7,580	$4,912	$4,538
Interest on lease liabilities	547	749	856
Total finance lease cost	8,127	5,661	5,394
Operating lease cost	18,874	18,962	12,119
Short-term lease cost	22,710	21,134	18,072
Total lease cost	$49,711	$45,757	$35,585

Lease costs for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, included minimum rental payments under operating leases recognized on a straight-line basis over the term of the lease.

Other information related to leases for the years ended December 31, 2022, and December 31, 2021, and December 31, 2020, are as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$18,769	$18,946	$12,164
Financing cash flows for finance leases	547	749	856
Operating cash flows for finance leases	8,157	4,716	4,124
Operating leases
ROU assets obtained in exchange for lease liabilities	19,558	12,391	12,854
Finance leases
ROU assets obtained in exchange for lease liabilities	-	3,660	22,479

Additional information related to our operating leases for the year ended December 31, 2022, is as follows:

Weighted average remaining lease term (in years)	1.6
Weighted average discount rate	3.00%

Additional information related to our finance leases for the year ended December 31, 2022, is as follows:

Weighted average remaining lease term (in years)	2.0
Weighted average discount rate	4.80%

The following tables set forth supplemental consolidated balance sheets information related to operating and finance leases as of December 31, 2022, and December 31, 2021:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Operating leases
Operating lease right-of-use assets	$16,893	$15,816
Short-term operating lease liabilities	11,844	11,891
Long-term operating lease liabilities	4,696	3,430
Total operating lease liabilities	16,540	15,321
Finance leases
Property and equipment	25,890	26,243
Accumulated amortization	(17,231)	(9,770)
Property and equipment, net	8,659	16,473
Short-term lease liabilities	4,728	8,157
Long-term lease liabilities	5,336	10,066
Total finance lease liabilities	$10,064	$18,223

Maturities of non-cancellable operating and financing leases as of December 31, 2022, are summarized in the table below:

	Year Ended
(Amounts in thousands)	Finance Leases	Operating Leases	Total
2023	$5,066	$12,124	$17,190
2024	5,037	3,406	8,443
2025	419	1,020	1,439
2026	-	196	196
2027	-	149	149
Thereafter	-	38	38
Total	10,522	16,933	27,455
Less: present value discount	(458)	(393)	(851)
Lease liability	$10,064	$16,540	$26,604

Practical Expedients

We elected the package of practical expedients for adoption of the leases standard permitted under the transition guidance. The expedients allow us to carry forward historical lease classification, indirect costs, and the original determination of whether or not a contract contained an embedded lease.

13.	Preferred Stock

Series A Preferred Stock: As of December 31, 2022, and December 31, 2021, Oscar Renda Contracting, Inc., (“Oscar Renda”), had 17.0 million shares of Series A preferred stock outstanding. The Series A preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

Series B Preferred Stock: As of December 31, 2022, and December 31, 2021, Oscar Renda had 7.4 million shares of Series B preferred stock outstanding. Series B preferred stock has a par value of $1 and cumulative dividends payable annually at the prime rate published in the Wall Street Journal. The redemption rate of $1 per share is subject to a Board of Directors vote.

During the year ended December 31, 2021, the Board of Directors approved the redemption of 1.6 million of Series B preferred stock for the forgiveness of accounts receivable due from holders of preferred stock at $1 per share. There were not any Series B preferred shares forgiven during the year ended December 31, 2022.

14.	Income Taxes

Due to the “S-elections” of many of our subsidiaries, our subsidiaries are generally passthrough entities for federal income tax purposes except for Oscar Renda Contracting, Inc., Southland Contracting, Inc., American Bridge, Mole Constructors, Inc, and Southland Mole of Canada which are subject to foreign taxes on their respective share of taxable income from operations outside of the U.S.

For consolidated financial statement purposes, we report our income under the input method, and for income tax purposes, we report our income under the percentage-of-completion method Deferred income taxes arise from timing differences resulting from income and expense items reported in different years for financial accounting and tax purposes. Deferred taxes are classified as noncurrent. The primary differences between the statutory income tax rates and our effective tax rate are due to the pass-through status of various consolidated entities, the tax differential on non-U.S. earnings, the impact of U.S. GILTI, and changes in valuation allowance recorded on certain deferred tax assets.

For the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we recorded tax expense as follows:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Current income tax
Federal	$9,079	$7,481	$6,725
State	4,493	1,125	2,907
Foreign	1,821	2,092	(433)
Deferred income tax
Federal	(499)	18,330	(12,499)
State	(1,059)	2,421	(2,434)
Foreign	(914)	(1,798)	2,077
Valuation allowance	369	(18,706)	13,063
Total tax expense	$13,290	$10,945	$9,406

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Statutory rate	$15,947	$11,020	$8,307
Untaxable earnings	(2,115)	12,073	(320)
State income taxes - net of federal benefit	77	3,911	(457)
Change in valuation allowances	369	(18,706)	13,063
Effect of foreign tax credits	(2,493)	(327)	4,358
Effect of uncertain tax positions	1,355	2,709	-
Ratable allocation related to acquisition	-	-	(19,608)
Prior year true-ups	196	-	5,191
Effect of GILTI Inclusion	3,863	-	-
Effect of deferred true-ups	(3,572)	-	-
Other	(337)	265	(1,128)
Income tax expense	$13,290	$10,945	$9,406

The Federal statutory tax rate is 21%. Southland effective tax rate was 17.6%, 20.9%, and 23.8% for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively. The largest difference in our tax rate was that Southland and multiple of our affiliates have elected to be S corporations which are not subject to federal taxes. A summary reconciliation between the federal statutory rate and our effective rate is below:

	Year ended
	December 31, 2022	December 31, 2021	December 31, 2020
Statutory rate	21.0%	21.0%	21.0%
Untaxable earnings	(2.8)%	23.0%	(0.8)%
State income taxes - net of federal benefit	0.1%	7.5%	(1.2)%
Change in valuation allowances	0.5%	(35.6)%	33.0%
Effect of foreign income taxes	(3.3)%	(0.6)%	11.0%
Effect of uncertain tax positions	1.8%	5.2%	-%
Ratable allocation related to acquisition	-%	-%	(49.6)%
Prior year true-ups	0.3%	-%	13.2%
Effect of GILTI Inclusion	5.1%	-%	-%
Effect of deferred true-ups	(4.7)%	-%	-%
Other	(0.4)%	0.5%	(2.8)%
Income tax expense	17.6%	20.9%	23.8%

The following tables summarize the components of deferred income tax assets and deferred tax liabilities as of December 31, 2022, and December 31, 2021:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Deferred tax assets:
Net operating loss carryforwards	$20,426	$23,041
Deferred compensation	1,728	2,032
Lease liability	2,225	3,754
Income from surety	1,860	5,861
Capitalized research and development expenditures	1,811	-
Other	2,052	1,435
Total deferred tax assets	30,102	36,123

Valuation allowance	(21,703)	(23,111)

Deferred tax liabilities:
Property and equipment	(2,408)	(6,575)
Intangible assets in excess of tax basis	(623)	(762)
Passthrough income / joint ventures	(975)	(2,945)
ROU asset	(2,264)	(3,875)
Other	(5,521)	(4,817)
Total deferred tax liabilities	(11,791)	(18,974)

Net deferred tax liabilities	$(3,392)	$(5,962)

As of December 31, 2022, and December 31, 2021, we have available, foreign net operating loss (“NOLs”) carryforwards that total $82.1 million and $87.0 million, respectively, related to Canada and the United Kingdom. United Kingdom NOLs do not expire. Canada NOLs will begin to expire in 2038.

Unremitted earnings of our non-U.S. subsidiaries and affiliates are deemed to be permanently reinvested and, accordingly, no deferred income tax liability has been recorded. If we were to remit any foreign earnings to the U.S., the estimated tax impact would be insignificant to the overall financials due to an earnings and profits (“E&P”) deficit.

The need for a valuation allowance is assessed on a jurisdiction by jurisdiction basis for each tax reporting group. As a result of historic losses in the US, Canada and UK, all American Bridge jurisdictions have a full valuation allowance against the net deferred tax assets aside from the US deferred tax liability related to the indefinite-lived intangible asset. There is no valuation allowance recorded on Southland Mole of Canada or Oscar Renda Contracting as the deferred assets are considered to be “more-likely-than-not” to be realizable as of December 31, 2022. Our other entities have made “S-elections” which allows them to operate as pass-through entities for our members and noncontrolling interests. As such, these entities do not have deferred tax assets or liabilities.

As of December 31, 2022, and December 31, 2021, we reserved $4.1 million and $2.7 million, respectively related to uncertain tax positions. As of December 31, 2022 and December 31, 2021, $0.5 million and $0.0 million, respectively, were recorded for interest and penalties. As of December 31, 2022, and December 31, 2021, we had uncertain tax positions as follows:

	Year ended
(Amounts in thousands)	December 31, 2022	December 31, 2021
Balance at beginning of period	$2,708	$-
Additions to current year tax positions	1,355	2,708
Balance at end of period	$4,063	$2,708

As of December 31, 2022, it is not possible to reasonably estimate the expected change to the total amount of unrecognized tax benefits in the next twelve months.

We are subject to taxation in the United States, various states, and foreign jurisdictions. We remain subject to examination by tax authorities for 2013 and 2014, due to the carryback of net operating losses enabled by the CARES Act, and for tax years 2019 – 2022. American Bridge is currently under IRS audit for tax year ended December 31, 2018.

On August 16, 2022, the Inflation Reduction Act (“IRA”) was enacted in the United States. Among other provisions, the IRA included a new 15% Corporate Alternative Minimum Tax (“CAMT”) for corporations with financial income in excess of $1 billion and a 1% excise tax on corporate share repurchases. The CAMT is effective for tax years beginning on or after January 1, 2023. As of December 31, 2022, the excise tax on corporate share repurchases is not expected to impact the Company as the Company has no plans for repurchases in the coming year.

15.	Multiemployer Plans

We are participants in various multiemployer defined benefit pension plans under the terms of collective bargaining agreements covering our union-represented employees. The risks of participating in these multiemployer plans are different from single-employer plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be required to be assumed by the remaining participating employers.

c.	If we choose to stop participating in any of our multiemployer plans, we may be required to pay those plans a withdrawal amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The following are the multiemployer plans providing pension benefits in which we participate:

A.	Northwest Ironworkers Retirement Trust – Seattle, Washington

B.	IUOE Local 302 & 612 Construct – WA State

C.	Carpenters Trust of Western Washington Local 196

D.	Iron Workers Union Security Funds

E.	Excavators Union Local 731 Pension Fund

F.	Carpenters District Council of Kansas City Pension Fund

G.	California Ironworkers Field Pension Fund

H.	Ironworkers Pension Plan of Western Pennsylvania

I.	Teamsters Local 282 Pension Trust Fund

Plan	EIN/ Pension Plan #	Latest 5500 Year Ending	Pension Protection Act Zone Status - 2022 (a)	Pension Protection Act Zone Status - 2021 (a)	FIP/RP Status Pending / Implemented (b)	2022 Contributions (Amounts in thousands)	2021 Contributions (Amounts in thousands)	Surcharge Imposed	Expiration Date of CBA
A	91-6123688	6/30/2021	G	G	No	$731	$2,564	No	6/30/2023
B	91-6028571	12/31/2021	G	G	No	544	616	No	5/31/2023
C	91-6029051	12/31/2021	G	G	No	572	507	No	5/31/2023
D	51-6102576	12/31/2021	G	G	FIP Implemented	2,996	519	No	6/30/2023
E	13-1809825	12/31/2021	G	G	No	930	324	No	4/30/2026
F	43-6108379	3/31/2021	G	G	No	-	77	No	4/30/2023
G	95-6042866	5/31/2021	G	G	No	111	87	No	12/31/2024
H	25-1283169	12/31/2021	G	G	No	48	70	No	5/31/2023
I	11-6245313	2/28/2022	G	R	FIP Implemented	295	225	No	6/30/2023
J	11-2392157 36-6052390	2/1/2021	G	G	No	100	32	No	6/30/2023
K	91-6066773	4/1/2021	G	G	No	179	18	No	3/31/2024
L	94-6277608	6/1/2021	G	G	FIP Implemented	212	-	No	6/30/2021
M	43-6052659	10/31/2020	G	G	No	166	118	No	7/31/2023
	All Others					409	700	No	Various
						$7,293	$5,857

We did not contribute or participate as a signatory in any multiemployer plans prior to our acquisition of American Bridge in 2020.

(a)	The most recent Pension Protection Act zone status available is as of the plans’ year end. The zone status (as defined by the Pension Protection Act) represents the level at which the plan is funded. Plans in the red zone (R) are less than 65% funded; plans in the yellow zone (Y) are more than 65% funded, but less than 80% funded; plans in the green zone (G) are at least 80% funded. A multiemployer defined benefit pension plan that has been certified in the yellow or red zone may begin to levy a statutory surcharge on contribution rates. Once authorized, the surcharge is at the rate of 5% for the first 12 months and 10% for any periods thereafter. Contributing employers may eliminate the surcharge by entering into a collective bargaining agreement that meets the requirements of the applicable Funding Improvement Plan (FIP) or Rehabilitation Plan (RP). We were not required to pay any surcharges to any plans in 2022 or 2021.
(b)	The “FIP/RP Status Pending/Implemented” column indicates plans for which a FIP or RP is either pending or has been implemented.

Such plans are administered through the unions involved. Under U.S. legislation regarding such pension plans, a company is required to continue funding its proportionate share of a plan’s unfunded vested benefits, if any, in the event of a withdrawal from a plan or plan termination. We have no present intention of withdrawing from any of these plans, and we have not been informed that there is any intention to terminate such plans.

We also contribute to multiemployer plans in Canada. Contributions to those plans totaled approximately $0.0 million, $0.2 million, and $0.2 million for the years ended December 31, 2022, December 31, 2021, and December 31, 2020, respectively.

In addition to the aforementioned plans, we contribute to various multiemployer defined contribution plans. Total contributions to these plans during the years ended December 31, 2022, December 31, 2021, and December 31, 2020, were approximately $5.1 million, $3.2 million and $0.8 million, respectively.

We also contribute to various multiemployer health and welfare plans. Total contributions for the years ended December 31, 2022, December 31, 2021, December 31, 2020, were $7.9 million, $5.8 million and $1.5 million, respectively.

16.	Collaboration Agreement

In the past we have participated in a collaborative arrangement with S. J. Louis, Inc. (“SJ Louis”) to pursue various construction projects. The scope of services provided by us and SJ Louis would vary from project to project. When a project was successfully awarded as a result of this collaborative arrangement it would be awarded solely to us, or SJ Louis. The party that was awarded the contract would book costs incurred by, or due to, the other party as cost of construction.

17.	Related Parties

We have multiple business arrangements with related parties which include our own employees and officers. They are summarized in the table below.

(Amounts in thousands)		As of
Description	Balance sheet classification	December 31, 2022	December 31, 2021
Accounts receivable from employees	Accounts receivable, net	$181	$177
Accounts receivable from officers(1)	Accounts receivable, net	2,712	2,693
Accounts receivable from related parties	Accounts receivable, net	1,347	1,347
Accounts receivable from the preferred stockholders	Other noncurrent assets	645	128
Notes payable due to Southland Holdings Members	Long-term debt	9,069	8,912
Amounts due to collaborative arrangement	Accrued liabilities	18,534	19,030
Total related party transactions		$32,488	$32,287

(1)	Accounts receivable from officers was satisfied prior to consummating the Merger.

We and certain of our subsidiaries enter cost sharing arrangements when such an arrangement would be operationally efficient.

The relationships between us and our related parties could result in operating results or financial positions that could differ from those that would have been obtained if the companies were autonomous.

18.	Commitments and Contingencies

Litigation

In the ordinary course of business, we and our affiliates are involved in various legal proceedings alleging, among other things, liability issues or breach of contract or tortious conduct in connection with the performance of services and/or materials provided, the outcomes of which cannot be predicted with certainty. We and our affiliates are also subject to government inquiries in the ordinary course of business seeking information concerning our compliance with government construction contracting requirements and various laws and regulations, the outcomes of which cannot be predicted with certainty.

Some of the matters in which we or our joint ventures and affiliates are involved may involve compensatory, punitive, or other claims or sanctions that, if granted, could require us to pay damages or make other expenditures in amounts that are not probable to be incurred or cannot currently be reasonably estimated. In addition, in some circumstances, our government contracts could be terminated, we could be suspended or incur other administrative penalties or sanctions, or payment of our costs could be disallowed. While any of our pending legal proceedings may be subject to early resolution as a result of our ongoing efforts to resolve the proceeding, whether or when any legal proceeding will be resolved is neither predictable nor guaranteed.

Accordingly, it is possible that future developments in such proceedings and inquiries could require us to (i) adjust existing accruals, or (ii) record new accruals that we did not originally believe to be probable or that could not be reasonably estimated. Such changes could be material to our financial condition, results of operations, and/or cash flows in any reporting period. In addition to matters that are considered probable for which the loss can be reasonably estimated, disclosure is also provided when it is reasonably possible and estimable that a loss will be incurred, when it is reasonably possible that the amount of a loss will exceed the amount recorded, or a loss is probable, but the loss cannot be estimated.

Liabilities relating to legal proceedings and government inquiries, to the extent that we have concluded such liabilities are probable and the amounts of such liabilities are reasonably estimable, are recorded on the consolidated balance sheets. A certain number of the claims are insured but subject to varying deductibles, and a certain number of the claims are uninsured. The aggregate range of possible loss related to (i) matters considered reasonably possible, and (ii) reasonably possible amounts in excess of accrued losses recorded for probable loss contingencies was immaterial, as of December 31, 2022, and December 31, 2021. Our estimates of such matters could change in future periods.

Surety Bonds

We, as a condition for entering a substantial portion of our construction contracts, had outstanding surety bonds as of December 31, 2022, and December 31, 2021. We have agreed to indemnify the surety if the surety experiences a loss on the bonds of any of our affiliates.

Self-Insurance

We are self-insured up to certain limits with respect to workers’ compensation, general liability and auto liability matters, and health insurance. We maintain accruals for self-insurance retentions based upon third-party data and claims history.

19.	Remaining Unsatisfied Performance Obligations

Remaining Unsatisfied Performance Obligations (“RUPO”) consists of two components: (1) unearned revenue and (2) awarded but not started. Unearned revenue includes the revenue we expect to record in the future on in-progress contracts, including 100% of our consolidated joint venture contracts and our proportionate share of unconsolidated joint venture contracts. Contracts that are awarded, but not yet started, are included in RUPO once a contract has been fully executed and/or we have received formal “Notice to Proceed” from the project owner.

Although RUPO reflects business that we consider to be firm, deferrals, cancellations and/or scope adjustments may occur. RUPO is adjusted to reflect any known project cancellations, revisions to project scope and cost, foreign currency exchange fluctuations and project deferrals, as appropriate.

Fixed price contracts, particularly with federal, state and local government customers, are expected to continue to represent a majority of our total RUPO.

The following schedule shows the RUPO as of December 31, 2022, and December 31, 2021:

	Year ended
(Amounts in millions)	December 31, 2022	December 31, 2021
Remaining Unsatisfied Performance Obligations	$2,973	$2,218

The Company expects to recognize approximately 48% of its RUPOs as revenue during the next twelve months, and the balance thereafter.

20.	Profit Sharing Plan

Some of our affiliates offer a voluntary 401(k) profit sharing plan and trust to their employees. Employees may elect to defer a portion of their salary to the plan. Our contributions are based on matching a percentage of employee contributions. We may make additional discretionary contributions. During the years ended December 31, 2022, December 31, 2021, and December 31, 2020, we made contributions of $1.8 million, $2.2 million, and $1.4 million, respectively.

21.	Noncontrolling Interests Holders

Southland has several controlling interests including both joint ventures and partnerships. We have controlling interests and allocate earnings and losses in those entities to the noncontrolling interest holders based on their ownership percentages.

We own an 84.7% interest in Oscar Renda as of December 31, 2022, December 31, 2021, and December 31, 2020.

We own a 65.0% interest in the Southland Technicore Mole joint venture and a 70.0% interest in the Southland Astaldi joint venture as of December 31, 2022, December 31, 2021, and December 31, 2020.

We acquired the remaining 20.0% stake in Heritage Materials during March 2021 and owned 100% of Heritage Materials as of December 31, 2022, and December 31, 2021. We owned 80.0% of Heritage Materials as of December 31, 2020.

We consolidated each of Oscar Renda Contracting of Canada, Southland Technicore Mole joint venture, and Southland Astaldi joint venture as a result of our significant influence and ownership percentage over the joint venture operations. We have fully consolidated revenue, cost of construction, and other costs on our consolidated statements of operations and balances on the consolidated balance sheets.

Revenue and net income (loss) attributable to noncontrolling interests is as follows:

	Year Ended
(Amounts in thousands)	December 31, 2022	December 31, 2021	December 31, 2020
Revenue	$38,526	$59,437	$94,494
Net income (loss) attributable to noncontrolling interests	2,108	2,810	(3,516)

22.	Subsequent Events

We have evaluated subsequent events through the date the financial statements were available for issuance to determine if their occurrence after the balance sheet date requires adjustment to the financial statements or disclosures. We have concluded no such adjustment is necessary.

On February 14, 2023, as contemplated by the Agreement and Plan of Merger, dated as of May 25, 2022 (the “Merger Agreement”), by and among the Company, Legato Merger Corp. II, a Delaware corporation (“Legato II”), and Legato Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Legato II (“Merger Sub”), and as described in Legato II’s definitive proxy statement filed with the Securities and Exchange Commission on January 27, 2023, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Legato II. In connection with the transactions contemplated by the Merger Agreement, Legato II changed its name to “Southland Holdings, Inc.”

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale and distribution of the securities being registered hereby.

SEC registration fee	$69,124.33
Legal fees and expenses	*
Printing fees and expenses	*
Accounting fees and expenses	*
FINRA fee	*
Registrar and transfer agent fees	*
Total	$69,124.33

*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

We will bear all costs, expenses and fees in connection with the registration of the securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders, however, will bear all underwriting commissions and discounts, if any, attributable to their sale of the securities. All amounts are estimates except the SEC registration fee.

Item 14. Indemnification of Directors and Officers.

The Charter and Bylaws provide for the indemnification of current and former officers and directors of the Company to the fullest extent permitted by Delaware law. We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in our Charter. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In connection with the Closing, we purchased a tail policy with respect to liability coverage for the benefit of Legato II’s officers and directors prior to the Closing on the same or substantially similar terms of our existing policy. Pursuant to the Merger Agreement, we will maintain such tail policy for a period of no less than six years following the Closing.

These provisions may discourage current stockholders and future stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against officers and directors, even though such an action, if successful, might otherwise benefit us and our stockholders and stockholders. Furthermore, a stockholder’s or stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against officers and directors pursuant to these indemnification provisions.

Item 15. Recent Sales of Unregistered Securities.

Since January 1, 2020, we have issued and sold the following unregistered securities:

In July 2021, we consummated the private placement of an aggregate of 5,750,000 shares of Common Stock for an aggregate purchase price of $25,000, or approximately $0.005 per share, to our initial stockholders. In November 2021, we effectuated a stock dividend of 0.2 shares of common stock for each outstanding share of Common Stock, resulting in our initial stockholders holding an aggregate of 6,900,000 shares.

In August 2021, we consummated the private placement of an aggregate of 240,000 shares of Common Stock (after giving effect to the stock dividend referred to above) at a price of $0.0001 per share to designees of EarlyBirdCapital, the representative of the underwriters in our IPO.

Simultaneous with the consummation of the Company’s IPO, on November 24, 2021, we consummated the private placement of an aggregate of 104,500 units to our initial stockholders and EarlyBirdCapital at a price of $10.00 per unit, generating total proceeds of $10,450,000. On December 1, 2021, as a result of the underwriters’ election to fully exercise their over-allotment option, we consummated the private placement of an additional 126,000 units at $10.00 per unit.

At the closing of the Business Combination, on February 14, 2023, we consummated the private placement of unsecured promissory notes to the former members of Southland LLC as partial consideration for the exchange of their membership interests in Southland LLC. The promissory notes are for the aggregate principal amount of $50,000,000 and bear interest at a rate of seven percent per annum. There are no installment payments of principal or accrued interest due under the promissory notes prior to maturity, and the unpaid principal thereunder, together with outstanding accrued interest, will become due and payable on February 14, 2028.

We issued the foregoing securities in transactions not requiring registration under Section 5 of the Securities Act of 1933, as amended, in reliance on the exemption afforded by Section 4(a)(2) thereof.

Item 16. Exhibits.

Exhibit No.	Description
2.1+	Agreement and Plan of Merger, dated as of May 25, 2022, by and among the Company, Legato Merger Sub, Inc. and Southland Holdings, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2022).
3.1	Second Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
4.1	Specimen Warrant Certificate (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
4.2	Warrant Agreement between American Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 23, 2021).
4.3	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
5.1*	Opinion of Winstead PC.
10.1	Form of Letter Agreement from each of the Company’s Initial Stockholders, officers and directors (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
10.2	Form of Stock Escrow Agreement between the Company, the Initial Stockholders and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-260816) filed with the SEC on November 5, 2021).
10.3	2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.3.1	Form of Incentive Stock Option Award Agreement under 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.3.2	Form of Non-Qualified Stock Option Award Agreement under 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.3.3	Form of Restricted Stock Award Agreement under 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.3.4	Form of Restricted Stock Unit Award Agreement under 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.3.5	Form of Stock Appreciation Right Award Agreement under 2022 Equity Incentive Plan (incorporated by reference to Exhibit 10.3.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.4	Form of Lock-Up Agreement, dated as of May 25, 2022, by and between the Company and certain Southland Members (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on May 25, 2022)
10.5	Amended and Restated Registration Rights Agreement, dated as of February 14, 2023, by and between the Company, certain Southland Members, the Initial Stockholders and EBC (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.6.1	Employment Agreement, dated as of February 14, 2023, by and between the Company and Frank S. Renda (incorporated by reference to Exhibit 10.6.1 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.6.2	Employment Agreement, dated as of February 14, 2023, by and between the Company and Walter Timothy “Tim” Winn (incorporated by reference to Exhibit 10.6.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).

10.6.3	Employment Agreement, dated as of February 14, 2023, by and between the Company and Rudolph “Rudy” V. Renda (incorporated by reference to Exhibit 10.6.3 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.6.4	Employment Agreement, dated as of February 14, 2023, by and between the Company and Cody Gallarda (incorporated by reference to Exhibit 10.6.4 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.7.1	Promissory note, dated November 30, 2016, to Rudolph V. Renda (incorporated by reference to Exhibit 10.13 to the Company’s Proxy Statement/Prospectus (File No. 333-267393) filed with the SEC on October 27, 2022).
10.7.2	Promissory Note, dated November 30, 2016, to Frank S. Renda (incorporated by reference to Exhibit 10.14 to the Company’s Proxy Statement/Prospectus (File No. 333-267393) filed with the SEC on October 27, 2022).
10.7.3	Promissory Note, dated November 30, 2018, to Rudolph V. Renda (incorporated by reference to Exhibit 10.15 to the Company’s Proxy Statement/Prospectus (File No. 333-267393) filed with the SEC on October 27, 2022).
10.7.4	Promissory Note, dated November 30, 2018, to Frank S. Renda (incorporated by reference to Exhibit 10.16 to the Company’s Proxy Statement/Prospectus (File No. 333-267393) filed with the SEC on October 27, 2022).
10.8	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.9	Form of Merger Consideration Note (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.10	Letter Agreement (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.11	Form of Underwriter Note (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
10.12	Form of Non-Redemption Agreement (incorporated by reference to Exhibit 10.12 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2023).
21.1	List of subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 21, 2023).
23.1*	Consent of WithumSmith+Brown, PC.
23.2*	Consent of Grant Thornton LLP.
23.3*	Consent of Winstead PC (included in Exhibit 5.1).
24*	Power of Attorney (included on signature page).
104*	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).
107*	Calculation of Registration Fee Table

+	Schedule and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). Southland agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

*	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

A. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

B. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D. That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E. That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

F. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Grapevine, State of Texas, on March 31, 2023.

SOUTHLAND HOLDINGS, INC.

By:	/s/ Frank S. Renda
Frank S. Renda
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank S. Renda his or her true and lawful attorney-in-fact, with the power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective amendments and post-effective amendments) to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Frank S. Renda	President and Chief Executive Officer; Director	March 31, 2023
Frank S. Renda	(Principal Executive Officer)

/s/ Cody Gallarda	Chief Financial Officer, Executive Vice President and Treasurer	March 31, 2023
Cody Gallarda	(Principal Financial Officer and Principal Accounting Officer)

/s/ Brian Pratt	Director; Chairman of the Board	March 31, 2023
Brian Pratt

/s/ Walter Timothy Winn	Class III Director	March 31, 2023
Walter Timothy Winn

/s/ Gregory Monahan	Class III Director	March 31, 2023
Gregory Monahan

/s/ Izilda Martins	Class II Director	March 31, 2023
Izilda Martins

/s/ Michael Kyle Burtnett	Class I Director	March 31, 2023
Michael Kyle Burtnett

/s/ Mario Ramirez	Class I Director	March 31, 2023
Mario Ramirez